   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998



                                                      REGISTRATION NO. 333-67747

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                VERITAS DGC INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            1382                           76-0343152
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)    Classification Code Number)           Identification No.)

                          3701 KIRBY DRIVE, SUITE 112
                           HOUSTON, TEXAS 77098-3982
                                 (713) 512-8300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ANTHONY TRIPODO
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          3701 KIRBY DRIVE, SUITE 112
                           HOUSTON, TEXAS 77098-3982
                                 (713) 512-8300
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                          Copies of Communications to:

                               T. WILLIAM PORTER
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, 35TH FLOOR
                           HOUSTON, TEXAS 77002-2764
                                 (713) 226-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             PRELIMINARY PROSPECTUS
                                  VERITAS LOGO

                                VERITAS DGC INC.
                                     ISSUER

                               Exchange Offer of
                     9 3/4% Senior Notes Due 2003, Series C
           For All Outstanding 9 3/4% Senior Notes Due 2003, Series B

THE REGISTERED NOTES

- The terms of the notes to be issued are substantially identical in all material respects to the outstanding notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes.


MATERIAL TERMS OF THE EXCHANGE OFFER


- Expires at 5:00 p.m., Boston, Massachusetts time, on [     ], 1998, unless
  extended.

- Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes which are registered under the Securities Act of 1933.

- Tenders of outstanding notes may be withdrawn any time prior to the expiration of the Exchange Offer.


  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                Subject to completion, dated December 10, 1998.



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY


This summary highlights selected information from this prospectus, but does not contain all information that is important to you. This prospectus includes specific terms of the exchange offer. We encourage you to read the detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this prospectus in their entirety. Except as otherwise required by the context, references in this prospectus to "we," "us," "Issuer," or the "Company" refer to Veritas DGC Inc. and its subsidiaries and give effect to our August 30, 1996 business combination with Veritas Energy Services Inc. ("VES"). The term "outstanding notes" refers to the 9 3/4% Senior Notes due 2003, Series B that were issued on October 28, 1998. The term "registered notes" refers to the 9 3/4% Senior Notes due 2003, Series C. The term "Notes" refers to the outstanding notes and the registered notes collectively.


                               THE EXCHANGE OFFER

On October 28, 1998, we completed the private offering of $60.0 million aggregate principal amount of 9 3/4% Senior Note due 2003, Series B.


We entered into a registration rights agreement with the placement agent in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to April 12, 1999. You are entitled to exchange in the exchange offer your notes for registered notes with substantially identical terms. If the exchange offer is not completed on or prior to April 12, 1999, you will be entitled to liquidated damages at the rate of .05 per $1,000 principal amount of outstanding notes held. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.



We believe that the registered notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of notes.

                         SUMMARY OF THE EXCHANGE OFFER


Registration Rights
  Agreement..................   You are entitled to exchange your outstanding
                                notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.


The Exchange Offer...........   We are offering to exchange $1,000 principal
                                amount of our 9 3/4% Senior Notes due 2003,
                                Series C which have been registered under the Securities Act of 1933 for each $1,000 principal amount of our outstanding 9 3/4% Senior Notes due 2003, Series B which were issued in October
                                1998 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

                                As of this date there is $60.0 million principal amount of notes outstanding.


                                We will issue registered notes promptly after the expiration of the exchange offer.



Resales......................   We believe that the registered notes issued in
                                the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:


                                - the registered notes are being acquired in the
                                  ordinary course of your business;

                                - you are not participating, do not intend to
                                  participate, and have no arrangement or
                                  understanding with any person to participate, in the distribution of registered notes issued to you; and

                                - you are not an "affiliate" of ours.

                                If our belief is inaccurate and you transfer any registered note issued to you without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against such liability.

                                Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for outstanding notes which were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of the registered notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the registered notes issued.



Expiration Date..............   The exchange offer will expire at 5:00 p.m.,
                                Boston, Massachusetts time,                ,
                                     , unless we decide to extend the expiration
                                date.



Conditions to the Exchange
  Offer......................   The exchange offer is not subject to any
                                condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.


Procedures for Tendering
  Outstanding Notes held in
  the Form of Book-Entry
  Interests..................   The outstanding notes were issued as a global
                                security in bearer form without interest coupons. The outstanding notes were deposited with State Street Bank and Trust Company, as depositary, when they were issued. State Street
                                Bank and Trust Company issued a certificateless depositary interest in each outstanding note, which represents a 100% interest in the note, to The Depositary Trust Company ("DTC"). Beneficial interests in the outstanding notes, which are held by direct or indirect participants in DTC through the certificateless depositary interests
                                (the "Book-Entry Interests"), are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants.


                                If you wish to tender your outstanding notes pursuant to the exchange offer, you must transmit to State Street Bank and Trust Company, as exchange agent, on or prior to the expiration date:


                                either


                                - a properly completed and duly executed Letter
                                  of Transmittal, which accompanies this
                                  prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the Letter of Transmittal, to State Street Bank and Trust Company at the address set forth on the cover page of the Letter of Transmittal and one or more outstanding certificated notes; or



                                - a timely confirmation of book-entry transfer
                                  of your outstanding notes into State Street
                                  Bank and Trust Company's account at DTC, pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Book-Entry Transfer," must be received by State Street Bank and Trust Company on or prior to the expiration date; or


                                - the documents necessary for compliance with
                                  the guaranteed delivery procedures described below.

Procedures for Tendering
  Definitive Certificated
  Notes......................   Subject to certain conditions, if you are a
                                holder of Book-Entry Interests in the
                                outstanding notes, you are entitled to receive, in exchange for your Book-Entry Interests, certificated notes which are in equal principal amounts to your Book-Entry Interests. However, as of this date, no certificated notes were issued and outstanding.


Special Procedures for
  Beneficial Owners..........   If you are the beneficial owner of Book-Entry
                                Interests and your name does not appear on a security position listing of DTC as the holder of such Book-Entry Interests or if you are a beneficial owner of certificated notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Book-Entry Interests or certificated notes in the exchange offer, you should contact such person in whose name your Book-Entry Interests or certificated notes are registered promptly and instruct such person to tender on your behalf.



Guaranteed Delivery
  Procedures.................   If you wish to tender your outstanding notes and
                                time will not permit your required documents to reach State Street Bank and Trust Company by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for outstanding notes cannot be delivered on time, you may tender your outstanding notes pursuant to the procedures described in this prospectus under the heading
                                "The Exchange Offer -- Guaranteed Delivery
                                Procedures."

Withdrawal Rights............   You may withdraw the tender of your notes at any
                                time prior to 5:00 p.m., Boston Massachusetts
                                time, on              ,      .

Certain U.S. Federal Income
  Tax Considerations.........   The exchange of notes will not be a taxable
                                event for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange.


Use of Proceeds..............   We will not receive any proceeds from the
                                issuance of registered notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.



Exchange Agent...............   State Street Bank and Trust Company is serving
                                as exchange agent in connection with the exchange offer.


                    SUMMARY OF TERMS OF THE REGISTERED NOTES


The form and terms of the registered notes to be issued in the exchange offer are the same as the form and terms of outstanding notes except that the registered notes will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer and will not be entitled to the benefit of the registration rights agreement. The registered notes will evidence the same debt as the outstanding notes and the outstanding notes are and the registered notes will be governed by the same indenture.


Aggregate Amount.............   $60.0 million principal amount of 9 3/4% Senior
                                Notes due 2003, Series C of Veritas DGC Inc.

Maturity.....................   October 15, 2003.

Yield and Interest...........   Interest on the notes will be payable in cash at
                                a rate of 9.75% per year, semi-annually in arrears on each April 15 and October 15, beginning on April 15, 1999.


Optional Redemption..........   On or after October 15, 2000, the notes will be
                                redeemable, at our option, in whole or in part, at any time or from time to time, at the redemption prices described in this prospectus under the heading "Description of the Exchange
                                Notes -- Redemption" plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to October 15, 1999, notes having a principal amount of up to $15.0 million may be redeemed with the proceeds of certain public offerings of equity in our company.


Ranking......................   The registered notes:

                                - are unsecured indebtedness of Veritas DGC
                                  Inc.;

                                - rank equal in right of payment with all of our
                                  existing and future unsubordinated
                                  indebtedness;

                                - are senior in right of payment to all of our
                                  existing and future subordinated indebtedness;

                                - will be effectively subordinated to certain of
                                  our secured indebtedness to the extent of such security interests; and

                                - will be junior to all existing and future
                                  liabilities (including trade payables) of our subsidiaries.

Certain Covenants............   The indenture under which the outstanding notes
                                have been and the registered notes are being issued contains certain covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability to:

                                - incur indebtedness;

                                - make certain payments;

                                - issue capital stock of certain of our
                                  subsidiaries;

                                - issue guarantees;

                                - enter into transactions with stockholders and
                                  affiliates;

                                - create liens;

                                - engage in sale-leaseback transactions;

                                - sell assets; and


                                - with respect to Veritas DGC Inc., consolidate,
                                  merge or sell all or substantially all of its assets.


Change of Control............   Upon a change of control of Veritas DGC Inc., we
                                are required to make an offer to purchase the registered notes from you at a purchase price equal to 101% of their aggregate principal amount on the date of purchase, plus accrued interest, if any.


Form of Exchange Notes.......   The registered notes issued in the exchange
                                offer will be represented by one or more permanent global securities in bearer form deposited with State Street Bank and Trust
                                Company, as book-entry depositary, for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Exchange Notes -- Book-Entry; Delivery and Form" occurs. Instead, beneficial interests in the registered notes will be shown on, and transfers of these will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

                                  RISK FACTORS


See "Risk Factors" for a discussion of certain factors that you should consider in connection with your investment in the registered notes to be issued in the Exchange Offer.


                           PRINCIPAL EXECUTIVE OFFICE

Our principal offices are located at 3701 Kirby Drive, Suite 112, Houston, Texas 77098, and our telephone number is (713) 512-8300.


You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information.


We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.


The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                      WHERE YOU CAN FIND MORE INFORMATION



We have filed with the Securities and Exchange Commission a registration statement on Form S-4 (the "Registration Statement") with respect to the 9 3/4% Senior Notes due 2003, Series C (the "registered notes"). This prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement.



You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You may also obtain information about the Company from the following regional offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048.



Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our SEC filings are also available to the public on the SEC's home page on the Internet at http://www.sec.gov.



We file annual, quarterly, proxy statements, and other information with the SEC. In the event that we are no longer required to do so, we have agreed to file with the SEC (unless the SEC will not accept such a filing) and provide to the Trustee and the holders of Notes annual reports and the information, documents and other reports otherwise required pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934. For additional information, please refer to the section entitled "Description of the Notes -- Certain Covenants -- Reports" located elsewhere in this prospectus.



                           FORWARD-LOOKING STATEMENTS



The statements included in this prospectus, other than Statements of historical facts, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include, among other things, the discussions of our business strategy and expectations concerning industry conditions, market position, future operations, margins, profitability, liquidity and capital resources. These statements are included in the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or the negative thereof or variations thereon or similar terminology.



Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could cause our actual results of operations to differ materially from the forward looking statements. Important factors that could cause actual results to differ materially from the our expectations are disclosed in "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS


     An investment in the registered notes to be issued pursuant to this prospectus (the "Exchange Notes") is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions cross-referenced to the body of the prospectus and the other matters described in this prospectus, in evaluating Veritas DGC Inc. ("Veritas" and, together with its direct and indirect subsidiaries, "Veritas DGC") and its business. The term "Note" or "Notes" includes the outstanding notes (the "Old Notes") and the Exchange Notes.



DEPENDENCE ON CASH FLOW FROM SUBSIDIARIES



     Veritas is principally a holding company whose assets consist primarily of stock in its subsidiaries. Consequently, Veritas' ability to service its debt obligations, including the Notes, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments. In addition, the ability of its subsidiaries to pay dividends, repay intercompany notes or make other advances to Veritas is subject to statutory restrictions, state and foreign tax considerations, and the terms of the Bank Credit Agreement (as defined) and other agreements governing the Veritas' subsidiaries. See "Description of Certain Indebtedness -- Bank Credit Agreement."



RISK OF SUBORDINATION OF NOTES TO LIABILITIES OF SUBSIDIARIES



     Because Veritas is a holding company and the Notes are not guaranteed by any of its subsidiaries, the Notes are effectively subordinated to all existing and future liabilities of its subsidiaries. Without limiting the generality of the foregoing, the Notes will be effectively subordinated to the trade creditors of Veritas' subsidiaries. Immediately after the Exchange Offer, Veritas' subsidiaries will have no material indebtedness.



RESTRICTION IMPOSED BY TERMS OF INDEBTEDNESS



     The terms of the Bank Credit Agreement, the indenture governing the Notes, and the indenture governing Veritas' existing $75.0 million of 9 3/4% Senior Notes due 2003 (the "Series A Notes") impose operating and financing restrictions on Veritas DGC. These restrictions affect, and in many respects limit or prohibit, Veritas DGC's ability to incur additional indebtedness, pay dividends or repurchase stock or make other distributions, create liens, make certain investments, sell assets, or enter into mergers or consolidations. The Bank Credit Agreement requires Veritas DGC to comply with certain financial ratios and tests. These restrictions could limit the ability of Veritas DGC to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. See "Description of Notes -- Certain Covenants" and "Description of Certain Indebtedness." There can be no assurance that such restrictions will not adversely affect Veritas DGC's ability to finance its future operations or capital needs or to engage in other business activities. Moreover, any default under the documents governing the indebtedness of Veritas DGC could have a significant adverse effect on the market value of the Notes.

SIGNIFICANT LEVERAGE



     At July 31, 1998, after the issuance of the Notes and the application of the net proceeds from the Offering, Veritas DGC had total consolidated debt of approximately $135.6 million and a ratio of total consolidated debt to total capitalization of approximately 32%. Veritas DGC's leverage could have important consequences to holders of the Notes. It may limit Veritas DGC's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired. A substantial portion of Veritas DGC's cash flow from operations must be dedicated to the payment of the principal and interest on its indebtedness. Veritas DGC's leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.



SIGNIFICANT DEBT SERVICE REQUIREMENTS



     Based on current market and operating conditions, Veritas DGC expects that it will be able to service the interest and principal obligations on its indebtedness as well as its working capital needs and to fund its capital expenditures and other operating expenses out of cash flow from operations and available borrowings under the Bank Credit Agreement. However, there can be no assurance that Veritas DGC's business will continue to generate sufficient cash flow to meet these requirements. If Veritas DGC is unable to generate sufficient cash flow from operations to service its debt and capital expenditures, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. There can be no assurance that any such asset sales or refinancing would be possible or that any additional financing could be obtained. Veritas DGC's ability to meet its debt service obligations will be dependent upon its future performance which, in turn, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond Veritas DGC's control.



DEPENDENCE UPON ENERGY INDUSTRY SPENDING



     Demand for Veritas DGC's seismic services depends upon the level of capital expenditures by oil and gas companies for exploration, production, development and field management activities. These activities depend in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of leases in the United States and abroad, local and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. In addition, a decrease in oil and gas expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. As reflected by the recent decline in hydrocarbon commodity prices, the level of oil and gas industry activity has declined from levels experienced in recent years. Decreased oil and gas activity could have a significant adverse effect upon the demand for Veritas DGC's services and its results of operations and cash flows.


COMPETITION FOR SEISMIC BUSINESS


     Competition among seismic contractors historically is and will continue to be high. Competitive factors include price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. Certain of Veritas DGC's major competitors operate more data acquisition crews than it does, have substantially greater revenues than it does and are subsidiaries or divisions of major industrial enterprises having far greater financial and other resources than Veritas DGC. There can be no assurance that Veritas DGC will be able to compete successfully against its competitors for contracts to conduct seismic surveys and process data. See "Business -- Competition and Other Business Conditions."


HAZARDOUS OPERATING CONDITIONS


     Veritas DGC's data acquisition activities involve operating under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of delays in performing services and to damage to property and injury to personnel from such causes as fires, adverse weather and accidental explosions. Veritas DGC carries insurance against these risks (other than against weather related delays in data acquisition activities not involving property loss or damage) in amounts that it considers adequate. Veritas DGC may not, however, be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world.



SIGNIFICANT INVESTMENT IN MULTI-CLIENT DATA LIBRARY



     Veritas DGC has invested significant amounts in acquiring and processing its multi-client data (book value of $51.1 million at July 31, 1998), and expects to continue doing so for the foreseeable future. Although Veritas DGC normally obtains prefunding commitments for a majority of the cost of acquiring and processing such surveys, future data licensing to multiple customers may not fully recoup its costs. Although in recent years Veritas DGC has generally received prefunding commitments in excess of 70% of the cost of acquiring and processing such surveys, current industry conditions could result in reduced commitment levels in the future. Other factors affecting Veritas DGC's ability to recoup its costs include possible technological, regulatory or other industry or general economic developments, any of which could render all or portions of Veritas DGC's library of multi-client data obsolete or otherwise impair its value. In addition, the timing of multi-client data licensing its typically less dependable from period to period than are revenues from surveys performed on an exclusive contract basis for single customers.



HIGH LEVELS OF FIXED COSTS



     Veritas DGC's business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses. In recent periods, Veritas DGC's contracts for data acquisition have been on a turnkey or time basis. Under the turnkey methods, payments for data acquisition services are based upon the amount of data collected, and Veritas DGC bears substantially all of the risk of business interruption caused by inclement weather and other hazards. When the time method is used, the risk of business interruptions is shared in agreed percentages by Veritas DGC and the customer.



DEMANDS FOR CAPITAL EXPENDITURES AND RISK OF TECHNOLOGICAL OBSOLESCENCE


     Seismic data acquisition and processing is a capital intensive business. The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years and Veritas DGC expects this trend to continue. There can be no assurance that manufacturers of seismic equipment will not develop new systems that have competitive advantages over systems now in use that either render Veritas DGC's current equipment obsolete or require Veritas DGC to make significant unplanned capital expenditures to maintain its competitive position. Veritas DGC intends to continue to upgrade its data acquisition and processing equipment as often as necessary to enhance or maintain its competitive position. However, to do so may require large expenditures of capital in addition to Veritas DGC's planned capital expenditures. There can be no assurance that Veritas DGC will have the necessary capital or that financing will be available on favorable terms. If Veritas DGC is unable to raise the funds necessary for its capital expenditure program and to upgrade its data acquisition and processing equipment to the extent necessary, Veritas DGC may be materially and adversely affected.



RISKS OF DOING BUSINESS INTERNATIONALLY



     In fiscal 1997 and 1998, 50% and 47%, respectively, of Veritas DGC's revenues were derived from international operations and export sales. International operations are subject in varying degrees, to risks inherent in doing business abroad. These risks include the possibility of unfavorable circumstances arising from host country laws or regulations. In addition, foreign operations include risks of partial or total expropriation; currency exchange rate fluctuations and restrictions on currency repatriation; the disruption of operations from labor and political disturbances, insurrection or war; and the requirements of partial local ownership of operations in certain countries. To minimize such risks, Veritas DGC generally denominates its contracts in U.S. dollars and in other currencies it believes to be stable. Veritas DGC also obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Insurance coverage is not always available, and when available, is subject to unilateral cancellation by the insuring companies on short notice.



RISKS FROM ENVIRONMENTAL AND OTHER REGULATIONS



     Veritas DGC's operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. Veritas DGC is required to invest financial and managerial resources to comply with such laws and related permit requirements in its operations and anticipates that it will continue to do so in the future. In recent years, an increased number of Veritas DGC's data acquisition contracts have required customers to obtain all necessary permits. Customers' failure to timely obtain the required permits may result in crew downtime and operating losses. To date, Veritas DGC's cost of complying with governmental regulation has not been material, but the fact that laws or regulations are changed frequently makes it impossible for Veritas DGC to predict the cost or impact of changes to existing laws and regulations on its future operations. Veritas DGC may be adversely affected by changes to existing laws or regulations or the adoption of new laws or regulations curtailing offshore drilling for oil and gas or imposing more stringent restrictions on seismic operations.

RISK OF INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL



     Upon a change of control, Veritas DGC will be required to offer to repurchase the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. There can be no assurance that Veritas DGC will have sufficient funds available or will be permitted by its other debt agreements to repurchase the Notes upon the occurrence of a change of control. In addition, in the event of a change of control, Veritas DGC will be required to offer to repurchase the existing Series A Notes and may be required to retire other outstanding indebtedness, any of which may cause a default under the Bank Credit Agreement. The inability to repurchase all of the tendered Notes would constitute an Event of Default (as defined herein) under the indenture. See "Description of Senior Notes -- Certain Covenants -- Change of Control."


LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES


     The Exchange Notes constitute a new issue of securities with no established trading market. Veritas DGC does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market Systems. The initial purchaser advised Veritas DGC that it presently intends to make a market in the Exchange Notes. However, the initial purchaser is not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes (which could be at a discount to the principal amount hereof) will depend on many factors, including, among other things, prevailing interest rates, Veritas DGC's results of operations and financial condition and the market for similar securities.



     The liquidity of, and trading market for, the Exchange Notes may also be materially and adversely affected by declines in the market for high yield securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, Veritas DGC.


CONSEQUENCES OF FAILURE TO EXCHANGE


     The issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by Veritas DGC of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Veritas DGC is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered following the consummation of the Exchange Offer will continue to be subject to the existing restrictions upon transfer thereof and Veritas DGC will have no further obligation to provide for the registration under the Securities Act of 1933, as amended, of such Old Notes. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. To the extent that Old Notes are tendered in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer." Each broker or dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Exchange Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

                                USE OF PROCEEDS


     Veritas DGC will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this prospectus, Veritas DGC will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of Veritas DGC.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of Veritas DGC as of July 31, 1998, as adjusted to reflect the sale of the Old Notes and the Exchange Offer.


                                                               JULY 31, 1998
                                                               --------------
                                                               (IN THOUSANDS)
Cash and cash equivalents...................................      $ 98,239
                                                                  ========

Long-term debt including current maturities(1):
  Equipment purchase obligations............................      $    561
  Bank Credit Agreement.....................................
  Series A Notes............................................        75,000
  9 3/4% Senior Notes due 2003, Series C....................        60,000
                                                                  --------
          Total long-term debt including current
          maturities........................................       135,561
Stockholders' equity........................................       291,696
                                                                  --------
Total capitalization........................................      $427,257
                                                                  ========

---------------


(1) For a further description of the terms of Veritas DGC's long-term debt, see
    Note 4 of Notes to Consolidated Financial Statements.

                       VERITAS DGC INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated financial data as of and for each of the five years in the period ended July 31, 1998, which have been derived from the audited consolidated financial statements of Veritas DGC, except that the balance sheet data as of July 31, 1994 was derived from the unaudited consolidated financial statements of Veritas DGC. In the opinion of Veritas DGC's management the balance sheet data as of July 31, 1994 include all adjustments necessary to present fairly the financial condition of Veritas DGC at such date. The consolidated financial statements and related notes thereto as of and for the two years ended July 31, 1998 are included elsewhere herein, which statements have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is included elsewhere herein, and the consolidated financial statements and related notes thereto for the year ended July 31, 1996 are included elsewhere herein, which statements have been audited by Deloitte & Touche LLP, independent auditors, whose report is included elsewhere herein.



     As a result of the differing year ends of Veritas DGC and VES, results of operations for dissimilar year ends have been combined. Veritas DGC's results of operations for fiscal years ended July 31, 1994 and 1995 have been combined with VES' results of operations for fiscal years ended October 31, 1994 and 1995, respectively. To conform year ends, Veritas DGC's results of operations for the year ended July 31, 1996 have been combined with VES' results of operations for the twelve months ended July 31, 1996. Accordingly, VES' operating results for the period August 1, 1995 through October 31, 1995 are included in the years ended July 31, 1995 and 1996. An adjustment in an amount equal to the results of operations for the three-month period is included in the consolidated statements of changes in stockholders' equity. VES' revenues, net income, earnings per share and earnings per share assuming dilution were $22,150,000, $936,000 and $.05, respectively, for the period August 1, 1995 through October 31, 1995.


                                                           FOR THE YEARS ENDED JULY 31,
                                               ----------------------------------------------------
                                                 1994       1995       1996       1997       1998
                                               --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues...................................  $178,392   $215,630   $250,596   $362,715   $528,959
  Costs and expenses:
     Cost of services........................   144,984    170,424    198,711    271,656    346,896
     Restructuring...........................       838
     Write-off/write-down for impairment of
       assets................................     5,235                 3,628
     Depreciation and amortization...........    19,119     23,732     26,921     40,631     56,121
     Selling, general and administrative.....     6,296      5,855      7,255     11,408     18,758
     Interest................................     3,213      5,170      5,466      7,484      7,318
     Merger related costs....................                           3,666        597
     Gain on sale of investment in FSU joint
       ventures..............................               (4,370)
     Other...................................    (1,833)       232        546        630       (338)
                                               --------   --------   --------   --------   --------
          Total..............................   177,852    201,043    246,193    332,406    428,755
                                               --------   --------   --------   --------   --------
  Income before provision for income taxes
     and equity in (earnings) loss of 50% or
     less-owned companies and joint
     ventures................................       540     14,587      4,403     30,309    100,204
  Provision for income taxes.................     5,929      3,807      2,009      6,062     34,218
  Equity in (earnings) loss of 50% or
     less-owned companies and joint
     ventures................................     4,965      5,186      1,113       (878)      (972)
                                               --------   --------   --------   --------   --------
  Net income (loss)..........................  $(10,354)  $  5,594   $  1,281   $ 25,125   $ 66,958
                                               ========   ========   ========   ========   ========

                                                           FOR THE YEARS ENDED JULY 31,
                                               ----------------------------------------------------
                                                 1994       1995       1996       1997       1998
                                               --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents..................  $ 15,545   $ 10,082   $ 10,072   $ 71,177   $ 40,089
  Working capital............................    16,794     14,830     22,479    121,702    106,040
  Property and equipment -- net..............    68,423     75,379     79,010    132,754    174,920
  Multi-client data library..................    18,500     27,976     25,628     20,904     51,143
  Total assets...............................   171,814    184,340    198,592    385,089    478,490
  Long-term debt (including current
     maturities).............................    31,104     36,788     41,090     75,971     75,561
  Stockholders' equity.......................    94,517     98,000    105,923    221,301    291,696

                                                          FOR THE YEARS ENDED JULY 31,
                                              -----------------------------------------------------
                                                1994       1995       1996       1997       1998
                                              --------   --------   --------   --------   ---------
                                                             (DOLLARS IN THOUSANDS)
SELECTED HISTORICAL FINANCIAL DATA AND
  RATIOS:
  EBITDA(1).................................  $ 28,945   $ 39,119   $ 44,084   $ 79,021   $ 163,643
  Cash flows from operating activities......     7,130     14,215     20,077     43,410      62,970
  Cash flows from financing activities......    27,168     (6,182)    (4,160)   106,243       3,994
  Cash flows from investing activities......   (23,966)   (13,568)   (15,820)   (88,865)    (95,584)
  Capital expenditures......................    29,772     33,634     32,860     96,050      99,549
  Investments in multi-client data
     library................................    16,019     21,360     14,906     26,213      63,328
  Ratio of earnings to fixed charges(2).....        .6x       1.7x       1.2x       2.6x        4.7x

SELECTED PRO FORMA FINANCIAL DATA AND
  RATIOS(3):
  EBITDA/Interest expense...................                                                   12.2x
  Debt/EBITDA...............................                                                     .8x
  Ratio of earnings to fixed charges(2).....                                                    3.8x
  Interest expense..........................                                              $  13,438

OPERATING DATA (AT PERIOD END):
  Land crews in operation...................        16         15         14         16          16
  Land crews system channels................    14,526     17,200     18,708     27,000      31,000
  Marine vessels in operation...............         5          6          7          8           9
  Data processing centers in operation......        17         17         16         20          20

---------------


(1) EBITDA represents income before provision for income taxes and equity in (earnings) loss of 50% or less-owned companies and joint ventures plus restructuring costs plus write-off/write-down for impairment of assets plus depreciation and amortization plus interest expense plus merger related costs less gain on sale of investment in certain FSU joint ventures. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but rather to provide additional information related to the debt servicing ability of Veritas DGC.



(2) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) of Veritas DGC from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of loan fees, and the portion of rental expense pursuant to operating leases deemed to be representative of the interest component. For the year ended July 31, 1994, earnings were insufficient to cover fixed charges by $4.4 million.


(3) After giving effect to the issuance of the Notes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Selected Consolidated Financial Data included elsewhere herein.

GENERAL


     Veritas DGC's business is divided into four classes of services: (i) land and transition zone data acquisition; (ii) marine data acquisition; (iii) data processing; and (iv) licensing of multi-client data surveys. In August 1996, Veritas DGC completed the Combination with VES, which has been accounted for as a pooling of interests.



     Veritas DGC acquires and processes seismic data on either an exclusive contract basis or a multi-client basis. In general, multi-client data surveys are prefunded by customers prior to or during the acquisition and processing phase and recognized as marine acquisition, land acquisition or data processing revenues. After the survey is completed, sales are recognized as licensing of multi-client data revenues.



     With respect to multi-client data surveys, Veritas DGC typically obtains non-cancelable prefunding for a majority (70% or more in recent years) of the costs of such surveys from customers who desire to obtain seismic data in a particular area; however, changing market conditions could reduce commitment levels in the future. As a result, often Veritas DGC assumes the risk that future licensing of such data may not ultimately cover 100% of its cost. A portion of the costs of acquiring and processing multi-client data are capitalized and later expensed based on a percentage of total estimated costs to total estimated revenues multiplied by actual revenues. Two years after a survey is completed, any remaining capitalized costs are expensed over a period not to exceed twenty-four months. Veritas DGC periodically reviews the carrying value of the multi-client data library to assess whether there has been a permanent impairment of value and records losses when the total estimated costs exceed total estimated sales or when it is determined that estimated sales would not be sufficient to cover the carrying value of the asset.


RESULTS OF OPERATIONS

  Fiscal 1998 Compared with Fiscal 1997


     Revenues. For fiscal 1998, revenues increased 46% from $362.7 million to $529.0 million. Although all service groups improved, multi-client data library sales showed the largest increase at 151%, from $48.4 million to $121.3 million. During the past two years, as oil and gas companies have moved toward multi-client surveys to reduce finding costs, Veritas DGC has significantly increased its data library. Sales from the data library primarily involved marine surveys in the deepwater Gulf of Mexico and the north Atlantic.


     Land and transition zone acquisition revenues increased 31% from $175.8 million to $229.8 million as a result of additional recording capacity, including the purchase in late fiscal 1997 of equipment to configure up to two crews in Oman and the addition of one crew in Latin America. In Canada, warmer than usual winter conditions, an extended spring breakup period and a decrease in deep gas seismic activity had a negative impact on revenues.


     Marine acquisition revenues increased 33% from $64.4 million to $85.9 million even though five vessels were in drydock approximately one month each for regularly scheduled maintenance at various times during the year. The increase in marine revenues was primarily due to the deployment of additional streamer capacity and an increase in demand for multi-client surveys, particularly in the Gulf of Mexico. In addition, beginning June 1998, Veritas DGC chartered the Veritas Viking, a new vessel, which set Company production records in the brief period it operated during the year.



     Data processing revenues increased 24% from $74.1 million to $92.0 million as a result of increases in market activity, volume of data acquired in 3D surveys and demand for computer intensive processes such as prestack time and depth migration. Veritas DGC has substantially upgraded its processing centers, including the addition of NEC supercomputers in Crawley, England and Singapore and several multi-noded workstations, to meet this increased demand.

     Operating Expenses. Costs of services increased 28% from $271.7 million to $346.9 million; but, as a percentage of revenues decreased from 75% to 66%. The improvement in operating margins is mainly attributable to significant sales and performance of multi-client data surveys that generally have higher margins. Data processing operating margins also showed improvement due to more efficient equipment. Marine contract and land and transition zone margins remained relatively constant.

     Depreciation and Amortization. Depreciation and amortization expense increased 38% from $40.6 million to $56.1 million due to the large increase in capital expenditures over the past two years.


     Selling, General and Administrative. Selling, general and administrative expenses increased 65% from $11.4 million to $18.8 million resulting primarily from the addition of staff to support Veritas DGC's expanded operations and costs incurred in implementing new administrative and accounting systems and a more aggressive marketing strategy.


     Interest. Compared with fiscal 1997, interest expense remained relatively constant in fiscal 1998. Fiscal 1998 interest expense was benefitted by capitalizing $800,000 of interest incurred in connection with the cost of outfitting the Veritas Viking.

     Other (Income) Expense. Other (income) expense increased from a loss of $630,000 to income of $338,000 primarily from interest income earned on higher average cash balances. This increase was partially offset by net foreign currency losses resulting from fluctuations in foreign money markets.


     Income Taxes. Provision for income taxes increased from $6.1 million to $34.2 million as a result of Veritas DGC's increased profitability. The effective tax rate increased from 20% to 34%. The fiscal 1997 tax rate was benefitted by the write-off of certain of Veritas DGC's investments in the prior year.


  Fiscal 1997 Compared with Fiscal 1996


     Revenues. For fiscal 1997, total revenues increased 45% from $250.6 million to $362.7 million. Land and transition zone acquisition revenues increased 49% from $117.6 million to $175.8 million as a result of higher demand, additional capacity of 9,000 channels and operating efficiencies realized from upgraded and standardized equipment. Demand improved significantly in Canada and remained high during the spring break-up period. Contracts in Veritas DGC's other markets had longer terms, larger channel requirements, better prices and improved weather protection clauses than in prior years.



     Marine acquisition revenues increased 19% from $54.4 million to $64.4 million primarily due to increased utilization of Veritas DGC's vessels, higher productivity from the upgrade to Syntron equipment, the addition of the Polar Princess in the first quarter and another short-term chartered vessel in the fourth quarter.



     Data processing operations increased 33% from $55.6 million to $74.1 million due to increases in capacity, productivity and volumes of data available for processing. Veritas DGC substantially upgraded its processing centers, installed an NEC supercomputer in Houston and opened new centers in Abu Dhabi, Australia, Ecuador and Oklahoma.


     Multi-client data sales increased 110% from $23.0 million to $48.4 million due to expanding customer interest in the Gulf of Mexico, especially deepwater and sub-salt areas, and increased demand for North Sea multi-client data surveys.

     Operating Expenses. Costs of services increased 37% from $198.7 million to $271.7 million, but as a percentage of revenues decreased from 79% to 75%. The improvement in operating margins is attributable to higher prices due to increased market demand, better equipment utilization and higher productivity for all service groups as discussed above.

     Depreciation and Amortization. Depreciation and amortization expense increased 51% from $26.9 million to $40.6 million due to the extensive 1997 capital expenditure program.

     Selling, General and Administrative. Selling, general and administrative expenses increased 57% from $7.3 million to $11.4 million, resulting primarily from costs incurred in implementing new administrative and accounting systems, pursuing a more aggressive marketing strategy and from incentive compensation as a result of Veritas DGC's improved performance.



     Interest. Interest expense increased 37% from $5.5 million to $7.5 million due to increased debt levels required to finance Veritas DGC's 1997 capital expenditure program. Veritas DGC issued $75 million of Series A Notes during the year.


     Merger Related Costs. Merger related costs consist primarily of one month of investment banking and professional fees and expenses incurred in connection with the Combination.


     Income Taxes. Provision for income taxes increased from $2.0 million to $6.1 million as a result of Veritas DGC's increased profitability. However, the effective tax rate was reduced in the current year by the write-off of certain of Veritas DGC's investments.


     Equity in (earnings) loss. Equity in (earnings) loss is related to the Indonesian joint venture. An increase in marine acquisition surveys and the sale of multi-client data library account for the increased profitability of the joint venture in the current year.

LIQUIDITY AND CAPITAL RESOURCES

  Sources and Uses


     Veritas DGC's internal sources of liquidity are cash, short-term investments and cash flow from operations. External sources include the unutilized portion of the Bank Credit Agreement, public financing, equipment financing and trade credit.



     In October 1996, Veritas DGC completed a $75.0 million public offering of Series A Notes. The net proceeds from the Series A Notes were used to retire outstanding indebtedness of Veritas DGC and fund a portion of Veritas DGC's capital expenditures in fiscal 1997. The indenture relating to the Series A Notes contains certain covenants, similar to those to be contained in the Indenture relating to the Notes. See "Description of Senior Notes -- Certain Covenants".



     In July 1998, Veritas DGC obtained a new revolving credit facility due July 2001 from commercial banks that provides for advances of up to $50.0 million. Advances are limited by a borrowing base and bear interest, at Veritas DGC's election, at LIBOR or prime rate plus a margin based on certain ratios maintained by Veritas DGC. The Bank Credit Agreement is unsecured, but is subject to a "springing lien" on Veritas DGC's accounts receivable. Currently, the borrowing base exceeds the maximum commitment. Covenants in the agreement limit, among other things, Veritas DGC's right to take certain actions, including creating indebtedness. In addition, the agreement requires Veritas DGC to maintain certain financial ratios. Veritas DGC is in compliance with all covenants of the agreement and there were no outstanding advances as of July 31, 1998. See "Description of Certain Indebtedness."



     Veritas DGC requires significant amounts of working capital to support its operations and to fund capital spending and research and development programs. Veritas DGC's foreign operations require greater amounts of working capital than similar domestic activities, as the average collection period for foreign receivables is generally longer than for comparable domestic accounts. In addition, receivables denominated in foreign currencies are subject to fluctuations in foreign money markets. Approximately 47% of revenues for the year ended July 31, 1998 were attributable to Veritas DGC's foreign operations. Veritas DGC has also increased its participation in multi-client data surveys and has significantly expanded its multi-client data library. Because of the lead-time between survey execution and sale, partially funded multi-client data surveys generally require greater amounts of working capital than contract work. Veritas DGC's liquidity will be affected by the timing of future sales of the data and the collection of the proceeds from such sales.



     Veritas DGC's capital budget for fiscal 1999 is $78.8 million, which includes expenditures of approximately $30.0 million to maintain or replace Veritas DGC's current operating equipment and approximately $49.0 million to expand capacity, including the outfitting of a new Viking class marine seismic vessel which is presently under construction and expected to enter service during fiscal 1999. Research and development costs are estimated to be $8.2 million in fiscal 1999.


     Veritas DGC will require substantial cash flow to continue operations on a satisfactory basis, complete its capital expenditure and research and development programs and meet its principal and interest obligations with respect to outstanding indebtedness. Veritas DGC anticipates that cash and short-term investments, cash flow from operations, the unutilized portion of the Bank Credit Agreement and other borrowings permitted by the indenture relating to the Notes, the indenture relating to the Series A Notes and the Bank Credit Agreement will provide sufficient liquidity to fund these requirements through at least fiscal 1999. However, Veritas DGC's ability to meet its obligations depends on its future performance, which, in turn, is subject to general economic conditions, business and other factors beyond Veritas DGC's control. For example, due to the recent environment of low hydrocarbon commodity prices, the level of exploration and production activity and capital expenditures in the oil and gas industry has decreased and may continue at a decreased level during fiscal 1999, which may affect exploration budgets allocated to seismic expenditures. If Veritas DGC is unable to generate sufficient cash flow from operations or otherwise to comply with the terms of the Bank Credit Agreement, the indenture relating to the Series A Notes or the Indenture, it may be required to refinance all or a portion of its existing debt or obtain additional financing. There can be no assurance that Veritas DGC would be able to obtain such refinancing or financing, or that any refinancing or financing would result in a level of net proceeds required.


  Other


     Veritas DGC has prepared a formal plan to address Year 2000 issues as they relate to Veritas DGC's business and its operations. In accordance with that plan, Veritas DGC has evaluated the hardware and software used to support Veritas DGC's activities, such as seismic data acquisition and processing equipment and accounting and payroll systems. In the ordinary course of business, Veritas DGC has replaced a significant amount of its hardware and software with Year 2000 compliant systems. A replacement schedule has been prepared for its remaining non-compliant systems and an ongoing monitoring program and contingency procedures in the event of unanticipated non-compliance problems have been established. Veritas DGC has mailed its suppliers and customers an internally prepared questionnaire regarding Year 2000 issues. Approximately 95% of the questionnaires have been returned and indicate a state of readiness. The remaining 5% do not pertain to critical systems. As of July 31, 1998, Veritas DGC estimates that approximately 80% of its plan has been implemented. Veritas DGC anticipates that it will complete its plan, including any necessary remedial action, by June 30, 1999 and is not aware of any material contingencies or costs that will be incurred. Veritas DGC's costs incurred with the implementation of its Year 2000 plan have been nominal.



     Since Veritas DGC's quasi-reorganization on July 31, 1991, the tax benefits of net operating loss carryforwards existing at the date of the quasi-reorganization have been recognized through a direct addition to paid-in capital, when realization is more likely than not. Additionally, the utilization of the net operating loss carryforwards existing at the date of the quasi-reorganization is subject to certain limitations. During the year ended July 31, 1998, Veritas DGC recognized $1.6 million related to these benefits due to Veritas DGC's increased profitability during the 1998 fiscal year and anticipated profitability in the 1999 fiscal year. See Note 6 of Notes to Consolidated Financial Statements.



     Veritas DGC maintains operations in Europe, which are predominantly conducted from its U.K. offices. Although the U.K. has not currently elected to convert to the new "euro" currency, Veritas DGC does have transactions with companies in countries that will adopt the new currency. Veritas DGC has made a preliminary assessment and does not anticipate any material effect to the financial statements as a result of the new currency.


     See Note 1 of Notes to Consolidated Financial Statements regarding new accounting pronouncements not yet adopted.

                                    BUSINESS

GENERAL


     Veritas DGC is a leading provider of seismic data acquisition, data processing, multi-client data surveys and information services to the oil and gas industry in selected markets worldwide. Oil and gas companies utilize seismic data for the determination of suitable locations for drilling exploratory wells and, increasingly, in reservoir management for the development and production of oil and gas reserves. Veritas DGC acquires seismic data on land and in marine and transition zone environments, and processes data acquired by its own crews and crews of other operators. Veritas DGC acquires seismic data both on an exclusive contractual basis for its customers and on its own behalf for licensing to multiple customers on a non-exclusive basis. For the fiscal year ended July 31, 1998, Veritas DGC had revenues and EBITDA of $529.0 million and $163.6 million, respectively.


INDUSTRY CONDITIONS

     In recent years, worldwide demand for 3D surveys by major oil and gas companies and independent producers has increased. The greater precision and improved subsurface resolution obtainable from 3D seismic data have assisted oil and gas companies in finding new fields and more accurately delineating existing fields, as well as enhancing existing reservoir management and production monitoring techniques. Enhanced subsurface resolution obtainable from 3D studies has been a key factor in improving drilling success ratios and lowering finding and field extension costs. This improved technology, coupled with advances in drilling and completion techniques, is enhancing the industry's ability to develop oil and gas reserves, particularly in transition zone and deepwater environments.


     Overall demand for seismic services is dependent upon the level of expenditures by oil and gas companies for exploration, production, development and field management activities, which depends in part on present and expected future oil and natural gas prices. The oil and gas industry is currently operating in an environment of low hydrocarbon commodity prices and a resulting reduced level of industry activity. Low hydrocarbon commodity prices and reduced industry expenditures could have an adverse effect on the demand for Veritas DGC's services, results of operations and cash flows.


COMPANY OVERVIEW

     Geophysical services enable oil and gas companies to determine whether subsurface conditions are likely to be favorable for finding new oil and gas accumulations and assist oil and gas companies in determining the size and structure of previously identified oil and gas fields. These services consist of the acquisition and processing of 3D and 2D seismic data, which are used to produce computer-generated images and cross-sections of the subsurface strata. These are then analyzed and interpreted by customers' geophysicists and used by oil and gas companies in the acquisition of new leases, the selection of drilling locations on exploratory prospects and in reservoir development and management.


     Land and transition zone data acquisition. Veritas DGC's land and transition zone data acquisition crews consist of a surveying unit that lays out the lines to be recorded, an explosives or mechanical vibrating unit and a recording unit that lays out the geophones and recording instruments. Veritas DGC utilizes helicopters to aid its crews in seismic data acquisition in situations where such use will reduce overall costs and improve productivity. Veritas DGC's land and transition zone data acquisition services are currently conducted by 15 seismic crews operating in the following countries: United States -- 6 crews; Canada -- 4 crews; Argentina -- 2 crews; Bolivia -- 1 crew; Oman -- 1 crew; and Madagascar -- 1 crew. In fiscal 1998, land and transition zone data acquisition accounted for approximately 43% of Veritas DGC's revenues.



     Marine data acquisition. Veritas DGC's marine data acquisition crews operate primarily on chartered vessels equipped with a full complement of seismic, navigational and communications equipment. Veritas DGC currently operates nine vessels, with five located in the Gulf of Mexico and one located in each of Australia, Cambodia, Canada and the North Sea. All Veritas DGC's nine seismic vessels are capable of performing 2D seismic surveys. Three vessels working in a multi-boat configuration are equipped to perform

3D surveys and three are equipped to independently perform 3D surveys. In fiscal 1998, marine data acquisition accounted for approximately 16% of Veritas DGC's revenues.



     Data processing. Veritas DGC currently operates 20 data processing centers. These centers process data acquired by Veritas DGC's own crews, as well as crews of other operators. Because they are configured primarily for processing large-scale offshore surveys, three of these centers operate NEC supercomputers supported by high speed networks. The other 17 centers, which are utilized mainly for smaller scale land seismic surveys, operate data processing systems equipped primarily with Sun Microsystems workstations. In fiscal 1998, data processing accounted for approximately 18% of Veritas DGC's revenues.



     Licensing of multi-client data surveys. Veritas DGC also acquires and processes seismic data for its own account by conducting surveys either partially or wholly funded by multiple customers. In this mode of operation, Veritas DGC retains ownership of the data and licenses this data on a non-exclusive basis. In fiscal 1998, the licensing of multi-client data surveys accounted for 23% of Veritas DGC's revenues. However, this percentage does not include the portion of Veritas DGC's data acquisition and processing revenues that is recognized prior to completion of a multi-client data survey. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


BUSINESS STRATEGY


     Veritas DGC's objective is to enhance its position as a leading provider of seismic services while seeking to maximize earnings and cash flow. To achieve these goals, Veritas DGC employs the following business strategy:



          INVEST IN LEADING TECHNOLOGY. Veritas DGC intends to continue to upgrade its data acquisition and processing equipment as often as necessary to maintain technological capabilities that are comparable or superior to those of its competitors. From the beginning of fiscal 1994 through fiscal 1998, Veritas DGC invested approximately $292 million primarily to replace or substantially upgrade its principal geophysical operating assets. This investment in the latest available seismic technology has resulted in increased operating efficiency and capacity. An additional $78.8 million of capital expenditures is budgeted for fiscal 1999.



             Land and transition zone data acquisition. Veritas DGC's transition zone crews are equipped with I/O System Two-RSR equipment, and land crews employ either I/O System Two or Sercel 388 equipment. Veritas DGC has budgeted for fiscal 1999 approximately $18.8 million for further system upgrades and additions.



             Marine data acquisition. Eight of Veritas DGC's nine seismic data acquisition vessels have been upgraded to Syntron recording systems. The Veritas Viking, a new chartered flagship vessel constructed to Company specifications, entered service during fiscal 1998. A second Viking class vessel is under construction and is expected to enter service late in fiscal 1999. Each is capable of deploying more than 12 seismic streamer cables. Veritas DGC has budgeted $34.0 million for seismic, navigation and communication equipment installation on these and other vessels during fiscal 1999. Veritas DGC is considering the acquisition of an ownership interest in these two Viking class vessels.



             Data processing. Veritas DGC's 20 seismic data processing centers employ the latest available technology. To improve its speed and capacity in processing large 3D marine surveys, Veritas DGC has recently installed NEC supercomputers in its Singapore (July 1998), Crawley, England (August 1997) and Houston (July 1996) processing centers. Additional equipment purchases aggregating approximately $25.0 million are budgeted for fiscal 1999.



          INVEST IN MULTI-CLIENT DATA LIBRARY. At July 31, 1998, Veritas DGC's multi-client data library, which is owned by Veritas DGC and licensed to customers on a non-exclusive basis, included approximately 1.8 million line kilometers of seismic survey data. Due to increased industry demand for multi-client surveys in fiscal 1998, revenue from data library sales for the year aggregated approximately $121.3 million, a 151% increase over such sales in fiscal 1997. Veritas DGC intends to continue its recent and increasing emphasis on multi-client surveys and expects to increase the book carrying value of its multi-client data library from $51.1 million at July 31, 1998 to approximately $90.0 million by the end of fiscal 1999. The relatively expensive cost of acquiring and processing seismic data has prompted many oil and gas companies to participate in multi-client surveys to reduce geophysical expenses, particularly in light of current conditions in the oil and gas industry.


          FOCUS ON SELECT GEOGRAPHIC MARKETS. Veritas DGC deploys its land and transition zone crews and seismic vessels in geographic areas where it can establish and maintain a strong competitive presence. Of the 15 land and transition zone crews presently operated by Veritas DGC, ten are operating in North America, where Veritas DGC maintains a significant market share. Currently, a majority of Veritas DGC's vessels are operating in the Gulf of Mexico.



          MAINTAIN FLEXIBLE MARINE OPERATIONS. In its marine seismic data acquisition activities, Veritas DGC presently operates eight chartered vessels, seven of which have unexpired charter terms ranging from one to three years, subject to renewal at Veritas DGC's option in most instances. It currently owns one vessel and may acquire an interest in the two Viking class vessels referred to above. Veritas DGC seeks to maintain a balance between chartered and owned vessels, with a view to reducing vessel costs in times of low demand, while retaining the flexibility to relocate its marine seismic equipment onto vessels that may better meet customers' evolving requirements. In general, Veritas DGC also seeks to operate a technically balanced fleet of vessels with operating characteristics that efficiently serve those markets experiencing the greatest demand.


SERVICES AND MARKETS


     Veritas DGC acquires seismic data in land, transition zone and marine environments and processes data acquired from its own crews as well as data acquired by other geophysical crews. Veritas DGC currently operates 12 land crews, three transition zone crews and nine marine crews in selected markets worldwide. Veritas DGC also operates 20 seismic data processing facilities, located in major oil and gas centers around the world. When performing geophysical services under contract for oil and gas companies, Veritas DGC may be employed to acquire and/or process geophysical data. Under these arrangements, Veritas DGC's entire work-product belongs to the contracting party. Veritas DGC also acquires and processes geophysical data for its own account, preserving its work-product in a data library for later licensing on a non-exclusive basis. When acquiring data for its library, Veritas DGC seeks pre-funding commitments for a large portion of the cost of such surveys from multiple clients.



     The following tables set forth Veritas DGC's revenues by service group and geographical area:


                                                            YEARS ENDED JULY 31,
                                                       ------------------------------
                                                         1996       1997       1998
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
REVENUES BY SERVICE GROUP(1)
Land and transition zone acquisition.................  $117,667   $175,837   $229,754
Marine acquisition...................................    54,360     64,429     85,852
Data processing......................................    55,566     74,107     91,999
Data library sales...................................    23,003     48,342    121,354
                                                       --------   --------   --------
          Total......................................  $250,596   $362,715   $528,959
                                                       ========   ========   ========

                                                            YEARS ENDED JULY 31,
                                                       ------------------------------
                                                         1996       1997       1998
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
REVENUES BY GEOGRAPHICAL AREA
United States(2).....................................  $ 98,875   $184,013   $281,223
Canada...............................................    47,423     52,141     47,059
Latin America........................................    36,346     51,157     93,494
Europe...............................................    37,394     42,798     51,089
Middle East..........................................                2,403     13,632
Asia Pacific.........................................    30,558     30,203     42,462
                                                       --------   --------   --------
          Total......................................  $250,596   $362,715   $528,959
                                                       ========   ========   ========

---------------

(1) Revenues from data acquisition and data processing services are recognized based on contractual rates set forth in the related contract if the contract provides a separate rate for each service provided. If the contract only provides a rate for the overall service, revenues are recognized based on the percentage of each service group's cost to total cost.

(2) Includes export sales of $4,774, $4,115 and $458 in fiscal 1996, 1997 and 1998, respectively.


     In fiscal 1996, 1997 and 1998, 62%, 50% and 47%, respectively, of Veritas DGC's revenues were attributable to international operations and export sales. See Note 16 of Notes to Consolidated Financial Statements for additional geographical information.



     Geophysical services are marketed from Veritas DGC's corporate offices and from its regional administrative centers by personnel whose duties also typically include technical, supervisory or executive responsibilities. Contracts are obtained either through competitive bidding in response to invitations for bids, by direct negotiation with the prospective customer or through the initiation by Veritas DGC of surveys for its data library, which surveys are then offered for license on a non-exclusive basis.



     Contracts for exclusive data acquisition involve payments on either a turnkey method or a time basis. Under the turnkey method, payments for services are based upon the amount of data collected or processed, and Veritas DGC bears substantially all of the risk of business interruption caused by inclement weather and other hazards. When operating on a time basis, payments are based on agreed rates per unit of time, which may be expressed in periods ranging from days to months, and certain risks of business interruption (except for interruptions caused by failure of Veritas DGC's equipment) are shared in agreed percentages by Veritas DGC and the customer. In each case, progress payments are usually required unless it is expected that the job can be accomplished in a brief period.


  Land and Transition Zone Acquisition


     Veritas DGC's land and transition zone acquisition services are performed with seismic equipment using the latest technology. The equipment is capable of collecting both 2D and 3D data, has a combined recording capacity of approximately 31,000 channels and can be configured to operate up to 22 crews. A majority of Veritas DGC's land and transition zone acquisition services involve 3D surveys. Veritas DGC is currently operating a total of 15 crews located as follows: six in the United States, four in Canada, two in Argentina, and one each in Bolivia, Oman and Madagascar.


     Each crew consists of: a surveying unit which lays out the lines to be recorded and marks the site for shot-hole placement or equipment location; an explosive or mechanical vibrating unit; and a recording unit that lays out the geophones and recording instruments, directs shooting operations and records the acoustical signal reflected from subsurface strata. On a typical land seismic survey, the seismic crew is supported by several drill crews, which are typically furnished by third parties under short-term contracts. Drill crews operate in advance of the seismic crew and bore shallow holes for explosive charges which, when detonated by the seismic crew, produce the necessary acoustical impulse. In locations where the use of explosives is precluded due to population density, technical requirements or ecological factors, a mechanical vibrating unit or compressed air is substituted for explosives as the acoustical source.


     Veritas DGC uses helicopters to aid its crews in seismic data acquisition in situations where such use will reduce overall costs and improve productivity. In a helicopter supported project, seismic lines are cut approximately two meters wide, compared to five meters wide when trucks are used to move cables, geophones and personnel. The use of helicopters, which is often required in areas with rugged terrain and in agricultural areas, results in better access and reduced surface damage. In such a project, each seismic crew is typically supported by one or two helicopters specifically suited to seismic acquisition requirements.


  Marine Acquisition


     Marine acquisition services are carried out by Veritas DGC's crews operating from chartered vessels (except the Acadian Searcher, which was purchased in December 1997) which have been modified or equipped to Veritas DGC's specifications. All of the nine vessels operated by Veritas DGC are equipped to perform 2D seismic surveys, and six of the vessels are also equipped to perform 3D surveys. During the last several years, a majority of the marine seismic data acquisition services performed by Veritas DGC involved 3D surveys. The following table sets forth certain information concerning the geophysical vessels currently operated by Veritas DGC:


                                         YEAR
                                        ENTERED        CURRENT
VESSEL                                  SERVICE       LOCATION         LENGTH     BEAM
------                                  -------   -----------------   --------   -------
                                                  Offshore
Acadian Searcher......................   1983     Australia           217 feet   44 feet
Ross Seal.............................   1987     Offshore Cambodia   176 feet   38 feet
Polar Search..........................   1992     Gulf of Mexico      300 feet   51 feet
Pearl Chouest.........................   1995     Gulf of Mexico      210 feet   40 feet
Cape Romano...........................   1996     Gulf of Mexico      155 feet   36 feet
Polar Princess........................   1996     Gulf of Mexico      250 feet   46 feet
Professor Kurentsov...................   1997     Offshore Canada     225 feet   41 feet
Seabulk Veritas.......................   1997     Gulf of Mexico      194 feet   40 feet
Veritas Viking........................   1998     North Sea           305 feet   72 feet


     The Polar Search, Polar Princess and Professor Kurentsov are chartered from a ship operator for initial terms which expire in January 2000, February 2000 and August 2001, respectively. The Veritas Viking is chartered from a ship owner on an initial term which expires in June 2006. Veritas DGC's other chartered vessels are operated under short-term charter arrangements expiring at various times through 1999. These charters contain certain options for Veritas DGC to extend terms at rates closely approximating the expiring terms and rates. Decisions on whether to extend the expiring vessel charters or enter into charters with other vessel owners will be made prior to each charter expiration date.


     Each vessel generally has an equipment complement consisting of seismic recording instrumentation, digital seismic streamer cable, cable location and seismic data location systems, multiple navigation systems, a source control system which controls the synchronization of the energy source and a firing system which generates the acoustical impulses. The streamer cable contains hydrophones that receive the acoustical impulses reflected by variations in the subsurface strata. Data acquired by each channel in the digital cable is partially processed before it is transmitted to recording instruments for storage on magnetic media, thus reducing subsequent processing time and the effective acquisition costs to the customer.


     At present, three of Veritas DGC's vessels are equipped with multiple streamers and multiple energy sources, which acquire more lines of data with each pass, reducing completion time and the effective acquisition cost. A three vessel, multi-boat crew obtains similar benefits by recording the signals generated from two source arrays on the master vessel with cables towed by each of the master and two slave vessels. The Veritas Viking, Veritas DGC's largest vessel, entered service in fiscal 1998 and is capable of deploying more than 12 seismic streamer cables. Veritas DGC has signed an eight-year charter for another Viking class vessel, a sister ship to the Veritas Viking, which is expected to begin service in June 1999.



     Each marine seismic crew consists of approximately 20 persons, excluding the ship's captain and ship personnel. Seismic personnel live aboard the ship during their tours of duty, which are staggered to permit continuous operations. During seismic operations, Veritas DGC's personnel direct the positioning of the vessel using sophisticated navigational equipment, deploy and retrieve the seismic streamer cable and energy-source array, and operate all other systems relating to data collection activities. Veritas DGC's personnel do not, however, have ultimate responsibility for chartered vessels, which are operated by the captain and personnel who are employees of the vessel owner.


  Data Processing


     Veritas DGC currently operates 20 seismic data processing centers capable of processing 2D and 3D data. A majority of Veritas DGC's data processing services are performed on 3D seismic data. At each of the centers, data received from the field, both from Veritas DGC and other geophysical contractors, is processed to produce an image of the earth's subsurface using proprietary computer software and techniques developed by Veritas DGC. Veritas DGC also reprocesses older seismic data using new techniques designed to enhance the quality of the data. Veritas DGC's data processing centers have opened at various times from 1966 through 1998 and are located in Houston (two locations), Irving, Austin and Midland, Texas; Denver, Colorado; Oklahoma City, Oklahoma; Santa Cruz, Bolivia; Singapore; Crawley, England; Calgary, Canada; Brisbane and Perth, Australia; Jakarta, Indonesia; Kuala Lumpur, Malaysia; Buenos Aires and Neuquen, Argentina; Caracas, Venezuela; Quito, Ecuador; and Abu Dhabi, U.A.E.



     Veritas DGC's centers operate high capacity, advanced technology data processing systems based on NEC, SUN, SGI and HP computer systems with high-speed networks. These systems utilize Veritas DGC's proprietary seismic data processing software. The marine and land data acquisition crews have software identical to that utilized in the processing centers, allowing for ease in the movement of data from the field to the data processing centers. Veritas DGC operates both land and marine data processing centers and tailors the equipment and software deployed in an area to meet the local market demands.



     To improve its speed and capacity in processing large 3D surveys, Veritas DGC installed an NEC supercomputer in its Houston processing center in July 1996. The success of this first system led to the installation of a second in the Crawley center in August 1997 and a third in Singapore in July 1998. These supercomputer installations act as global resources for all of Veritas DGC's data processing operations.


  Data Library Sales


     Veritas DGC often acquires and processes data for its own account for sales to customers on a non-exclusive basis. Veritas DGC seeks pre-funding commitments from multiple customers for a large portion of the cost of these surveys thereby lowering investment risk. In recent years, Veritas DGC has generally received commitments in excess of 70%; however, changing market conditions could reduce commitment levels in the future. Once acquired and processed, these surveys are then licensed for use to other customers on a non-exclusive basis. Factors considered in determining whether to undertake such surveys include the availability of initial participants to underwrite a percentage of the costs, the location to be surveyed, the probability and timing of future lease concession and development activity in the area and the availability, quality and price of competing data.



     The relatively expensive cost of acquiring and processing seismic data has prompted many oil and gas companies to participate in multi-client surveys to reduce their geophysical expenses. In response to this increased demand, Veritas DGC is adding to its data library, primarily in the Gulf of Mexico, the north Atlantic and Asia Pacific, as well as onshore in Mississippi, Wyoming and Texas. As of July 31, 1998, Veritas DGC's multi-client data library included approximately 1.8 million line kilometers of survey data.

TECHNOLOGY AND CAPITAL EXPENDITURES


     The geophysical industry is highly technical, and the requirements for the acquisition and processing of seismic data have evolved continuously during the past 50 years. Accordingly, it is of significance to Veritas DGC that its technological capabilities are comparable or superior to those of its competitors, whether through continuing research and development, strategic alliances with equipment manufacturers or by acquiring technology under license from others. Veritas DGC has introduced several technological innovations in its geophysical service business that have become industry standard practice in both acquisition and processing.



     Currently, Veritas DGC employs approximately 60 persons in its research and development activities, substantially all of whom are scientists, engineers or programmers. During fiscal 1996, 1997 and 1998, research and development expenditures were $3.2 million, $3.7 million, and $6.2 million, respectively.



     Veritas DGC rarely applies for patents on internally developed technology. This policy is based upon the belief that most proprietary technology, even where regarded as patentable, can be more effectively protected by maintaining confidentiality than through disclosure and a patent enforcement program. Certain of the equipment, processes and techniques used by Veritas DGC are subject to the patent rights of others, and Veritas DGC holds non-exclusive licenses with respect to a number of such patents. While Veritas DGC regards as beneficial its access to others' technology through licensing, Veritas DGC believes that substantially all presently licensed technology could be replaced without significant disruption to the business should the need arise.


     The capital expenditure program for fiscal 1999 requires expenditures of approximately $78.8 million, and another $8.2 million is budgeted for research and development activities. The level of future capital expenditures will depend on the availability of funding and market requirements as dictated by oil and gas company activity levels.


     The following table sets forth a summary of Veritas DGC's capital expenditures for the three years ended July 31, 1998, and its budgeted capital expenditures for the year ending July 31, 1999.


                                                          YEARS ENDED JULY 31,
                                                 --------------------------------------
                                                  1996      1997      1998       1999
                                                 -------   -------   -------   --------
                                                                               BUDGETED
                                                             (IN THOUSANDS)
Land and transition zone acquisition...........  $15,020   $38,024   $29,207   $18,771
Marine acquisition.............................    7,757    34,482    43,599    34,002
Data processing................................    8,394    19,743    24,701    25,030
Other..........................................    1,689     3,801     2,042       983
                                                 -------   -------   -------   -------
          Total................................  $32,860   $96,050   $99,549   $78,786(1)
                                                 =======   =======   =======   =======

---------------


(1) Of this amount, approximately $30.0 million represents capital spending necessary to maintain Veritas DGC's operating equipment, and the remainder is allocated for discretionary capital spending.


COMPETITION AND OTHER BUSINESS CONDITIONS


     The acquisition and processing of seismic data for the oil and gas exploration industry has historically been highly competitive worldwide. As a result of changing technology and increased capital requirements, the seismic industry has consolidated substantially since the late 1980's. The largest competitors remaining in the market are Western Geophysical (a division of Baker Hughes Inc.), Geco-Prakla (a division of Schlumberger), Compagnie Generale Geophysique and Petroleum Geo-Services ASA. Management believes Veritas DGC is the fourth largest provider of geophysical services based on associated revenues. Competition for available seismic surveys is based on several competitive factors, including price, crew experience, equipment availability, technological expertise and reputation for quality and dependability.



     Veritas DGC's data acquisition activities often are conducted under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of injury to personnel and loss of equipment. Veritas DGC carries insurance against the destruction of, or damage to, its chartered vessels, geophysical equipment and property and injury to persons that may result from its operations and considers the amounts of such insurance to be adequate. Veritas DGC may not be able to obtain insurance against certain risks or for equipment located from time to time in certain areas of the world. Veritas DGC obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available and, when available, is subject to unilateral cancellation by the insuring companies on short notice. Veritas DGC also carries insurance against pollution hazards.



     Fixed costs, including costs associated with vessel charters and operating leases, labor costs, depreciation, and interest expense, account for a substantial percentage of Veritas DGC's costs and expenses. As a result, downtime or low productivity resulting from reduced demand, equipment failures, weather interruptions or otherwise, can result in significant operating losses.


BACKLOG


     At July 31, 1998, Veritas DGC's backlog of commitments for services was $299.8 million, compared with $257.3 million at July 31, 1997. It is anticipated that a majority of the July 31, 1998 backlog will be completed in the next 12 months. This backlog consists of written orders or commitments believed to be firm. Contracts for services are occasionally varied or modified by mutual consent and in certain instances are cancelable by the customer on short notice without penalty. As a result of these factors, Veritas DGC's backlog as of any particular date may not be indicative of Veritas DGC's actual operating results for any succeeding fiscal period.


SIGNIFICANT CUSTOMERS


     Historically, Veritas DGC's principal customers have been international oil and gas companies, foreign national oil companies and independent oil and gas companies. No single customer accounted for 10% or more of total revenues during the years ended July 31, 1996, 1997 and 1998.


EMPLOYEES


     At July 31, 1998, Veritas DGC had approximately 4,000 full-time employees. With the exception of 350 unionized employees working at the Singapore data processing center or on Argentina land crews, none of its employees are subject to collective bargaining agreements. Veritas DGC considers the relations with its employees to be good.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS OF VERITAS DGC



     The table below sets forth certain information regarding Veritas DGC's executive officers and directors.



NAME                                AGE                          POSITION(S)
----                                ---                          -----------
David B. Robson...................  59    Chairman of the Board and Chief Executive Officer,
                                          Director
Stephen J. Ludlow.................  48    President and Chief Operating Officer, Director
Lawrence C. Fichtner..............  53    Executive Vice President -- Corporate Communications,
                                          Director
Anthony Tripodo...................  46    Executive Vice President, Chief Financial Officer and
                                          Treasurer
Rene M.J. VandenBrand.............  40    Vice President -- Business Development
Clayton P. Cormier................  66    Director
Ralph M. Eeson....................  50    Director
James R. Gibbs....................  54    Director
Steven J. Gilbert.................  51    Director
Brian F. MacNeill.................  59    Director
Jan Rask..........................  43    Director
Jack C. Threet....................  70    Director



     David B. Robson. Mr. Robson has been chairman of the board and chief executive officer of Veritas DGC since consummation of the Combination in August 1996. Prior thereto, he held similar positions with VES or its predecessors since 1974.



     Stephen J. Ludlow. Mr. Ludlow became president and chief operating officer of Veritas DGC in August 1996, upon consummation of the Combination. He has been employed by Veritas DGC for 25 years and served as president and chief executive officer of Veritas DGC from 1994 to 1996. Prior to 1994, he served as executive vice president of Veritas DGC for four years following eight years of service in a variety of progressively more responsible management positions, including several years of service as the executive responsible for operations in Europe, Africa and the Middle East.



     Lawrence C. Fichtner. Mr. Fichtner became executive vice president -- corporate communications of Veritas DGC in August 1996. Prior thereto, he had been executive vice president of VES or its predecessors since 1978. During the ten years prior to joining VES, he held various positions as a geophysicist with Geophysical Services Inc., Texaco Exploration Ltd. and Bow Valley Exploration Ltd.



     Anthony Tripodo. Mr. Tripodo was appointed executive vice president, chief financial officer, and treasurer of Veritas DGC in April 1997. Prior to joining Veritas DGC, he was employed by Baker Hughes Inc. for sixteen years in various financial management capacities, most recently as vice president of finance and administration for its Baker Performance Chemicals unit. Prior to his service with Baker Hughes, Mr. Tripodo was employed by the accounting firm of Price Waterhouse from 1974 to 1980.



     Rene M.J. VandenBrand. Mr. VandenBrand became vice president -- business development of Veritas DGC in August 1996. Prior thereto, he had been vice president -- finance and secretary of VES since November 1995, following two years of service in comparable positions with Taro Industries Limited. He was previously a partner of Coopers & Lybrand Chartered Accountants in Calgary.


     Clayton P. Cormier. Mr. Cormier is currently a financial and insurance consultant. From 1986 to 1991, Mr. Cormier was a senior vice president in the oil and gas division of Johnson & Higgins, an insurance broker, and previously served as chairman of the board, president, and chief executive officer of Ancon Insurance Company, S.A. and as an assistant treasurer of Exxon Corporation.

     Ralph M. Eeson. Mr. Eeson has been co-owner and chairman of the board of Kids Only Clothing Club Inc., a manufacturer and direct seller of children's clothing, since 1991. From 1977 to 1991, he was a senior partner at Code Hunter, Barristers and Solicitors, Calgary.

     James R. Gibbs. Mr. Gibbs has been president and chief executive officer of Frontier Oil Corporation, formerly Wainoco Oil Corporation ("Frontier"), since 1992 and has been employed by Frontier for more than fifteen years. Frontier is a wholesale refining company that operates in the Rocky Mountains of the United States. Mr. Gibbs is a director of Smith International, Inc. and is an advisory director of Frost Bank -- Houston.

     Steven J. Gilbert. Mr. Gilbert is chairman of Gilbert Global Equity Partners, L.P. From 1992 to 1997 he was managing general partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of Quantum Group of Funds and was a principal advisor to Quantum Industrial Holdings Ltd. He has also been the managing director of Commonwealth Capital Partners, L.P., a private equity investment fund. From 1984 to 1988, Mr. Gilbert was the managing general partner of Chemical Venture Partners, which he founded. Mr. Gilbert is a director of NFO Worldwide, Inc., The Asian Infrastructure Fund, Peregrine Indonesia Fund, Inc., Terra Nova (Bermuda) Holdings Ltd., Sydney Harbour Casino Holdings, Ltd. and UroMed Corporation.

     Brian F. MacNeill. Mr. MacNeill has been president and chief executive officer of Enbridge Inc., a crude oil and liquids transportation and natural gas distribution company, formerly named IPL Energy, Inc. ("IPL"), since 1991. He was executive vice president and chief operating officer of IPL from 1990 to 1991 and previously served as chief financial officer of Interhome Energy, Inc. and Home Oil Company Limited and as vice president and treasurer of Hiram Walker Resources Ltd.


     Jan Rask. Mr. Rask has been president, chief executive officer and director of Marine Drilling Companies, Inc. since July 1996. Mr. Rask served as president and chief executive officer of Arethusa (Off-Shore) Limited ("Arethusa") from May 1993 until the acquisition of Arethusa by Diamond Offshore Drilling, Inc. in April 1996. Mr. Rask joined Arethusa's principal operating subsidiary in 1990 as its president and chief executive officer.


     Jack C. Threet. Mr. Threet is founder and chief executive officer of Threet Energy Incorporated, a privately held oil and gas concern. Prior to his retirement from Shell Oil Company in 1987, Mr. Threet was vice president for exploration of Shell Oil Company and a member of the boards of directors of several affiliates of Shell Oil Company.

                               THE EXCHANGE OFFER


PURPOSE AND EFFECT OF THE EXCHANGE OFFER



     The Old Notes were sold by Veritas DGC on October 28, 1998, to the initial purchaser and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the sale of the Old Notes, Veritas DGC entered into the registration rights agreement, which required, among other things, that Veritas DGC (i) use its best efforts to cause a registration statement with respect to the exchange offer to become effective under the Securities Act on or before February 25, 1999 and (ii) upon the effectiveness of that registration statement, offer to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may be reoffered and resold by the Holder without restrictions or limitations under the Securities Act (other than any such Holder that is an "affiliate" of Veritas DGC within the meaning of Rule 405 under the Securities Act). The registration rights agreement is incorporated by reference herein as an exhibit to the registration statement of which this prospectus is a part and can be copied or reviewed as set forth under "Where You Can Find More Information." The term "Holder" with respect to the exchange offer means any person in whose name the Old Notes are registered or any other person who has obtained a properly completed bond power from the registered Holder.



     Because the exchange offer is for any and all Old Notes, the number of Old Notes tendered and exchanged in the exchange offer will reduce the principal amount of Old Notes outstanding. Following the consummation of the exchange offer, Holders of the Old Notes who do not tender their Old Notes generally will not have any further registration rights under the registration rights agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. The Old Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because Veritas DGC anticipates that most Holders of Old Notes will elect to exchange such Old Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, Veritas DGC anticipates that the liquidity of the market for any Old Notes remaining after the consummation of the exchange offer may be substantially reduced.



TERMS OF THE EXCHANGE OFFER



     Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, Veritas DGC will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m. Boston, Massachusetts time, on the Expiration Date. Veritas DGC will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.



     The Form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the Holders of the Exchange Notes generally will not be entitled to certain rights under the registration rights agreement, which rights generally will terminate upon consummation of the exchange offer. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture.



     Holders of Old Notes do not have any appraisal or dissenter's rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. Veritas DGC intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     Veritas DGC shall be deemed to have accepted validly tendered Old Notes when, as and if Veritas DGC has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from Veritas DGC.


     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates, if any, for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.


     Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. Veritas DGC will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses".


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., Boston, Massachusetts
time, on           , 199  , unless Veritas DGC, in its sole discretion, extends the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.



     To extend the exchange offer, Veritas DGC will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., Boston, Massachusetts time, on the next business day after the previously scheduled Expiration Date.



     Veritas DGC reserves the right, in its reasonable judgment, (i) to delay accepting any Old Notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by Veritas DGC to constitute a material change, Veritas DGC will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, Veritas DGC will extend the exchange offer for a period of five to ten business days if the exchange offer would otherwise expire during such five to ten business-day period.



     If Veritas DGC does not consummate the exchange offer, or, in lieu thereof, Veritas DGC does not file and cause to become effective the Shelf registration statement (as defined in the registration rights agreement) within the time periods set forth herein, liquidated damages will accrue and be payable on the Old Notes either temporarily or permanently. See "Description of Exchange
Notes -- Registrations Rights; Liquidated Damages".



     Without limiting the manner in which Veritas DGC may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, Veritas DGC shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.


PROCEDURES FOR TENDERING OLD NOTES


     The tender to Veritas DGC of Old Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and Veritas DGC in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A Holder of the Old Notes may tender such Old Notes by (i) properly completing, signing, and dating a Letter of Transmittal or a facsimile thereof (all references in this prospectus to Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed-delivery procedures described below.


     Any participant in DTC's Book-Entry Transfer Facility system may tender such Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's automated tender offer program ("ATOP"). Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message (as defined herein), must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., Boston, Massachusetts time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. See "-- Book-Entry Transfer".



     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefore are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signers need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Veritas DGC and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"). If the Exchange Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.



     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, THE OLD NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDERS, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. IF OLD NOTES ARE SENT BY MAIL, IT IS SUGGESTED THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT THE DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., BOSTON, MASSACHUSETTS TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO VERITAS DGC OR DTC. ONLY HOLDERS OF OLD NOTES MAY TENDER SUCH OLD NOTES IN THE EXCHANGE OFFER. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.



     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered Holder promptly and instruct the registered Holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.


     A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram, or facsimile transmission to similar effect from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram, or facsimile transmission to similar effect by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by Veritas DGC, in its sole discretion, which determination will be final and binding. Veritas DGC reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for Veritas DGC, be unlawful. Veritas DGC also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any Old Notes. Veritas DGC's interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Veritas DGC shall determine. Although Veritas DGC intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither Veritas DGC, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.



     In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of the transfer of such Old Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering Holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration or termination of the exchange offer.


     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, if the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

BOOK-ENTRY TRANSFER


     Veritas DGC understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's ATOP to tender Old Notes. Veritas DGC further understands that the Exchange Agent will request, within two business days after the date the exchange offer commences, that DTC establish an account with respect to the Old Notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Old Notes so tendered will be made only after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Notes which are the subject to such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Veritas DGC may enforce such agreement against such participant.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the

Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form of or transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agents account at the Depository) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL RIGHTS


     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., Boston, Massachusetts time, on the Expiration Date. To withdraw a tender of Old Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., Boston, Massachusetts time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the Depository to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by Veritas DGC, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.


CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other term of the exchange offer, Veritas DGC shall not be required to accept for exchange, or to exchange Exchange Notes for, any Old Notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such Old Notes, if:



          (a) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of Veritas DGC, might materially impair the ability of

     Veritas DGC to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to Veritas DGC; or



          (b) any governmental approval has not been obtained, which approval Veritas DGC shall, in its reasonable judgment, deem necessary for the consummation of the exchange offer as contemplated hereby.



     If Veritas DGC determines in its reasonable judgment that any of the conditions are not satisfied, Veritas DGC may:



     - refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders;



     - extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however to the rights of Holders to withdraw such Old Notes (see "-- Withdrawal Rights"); or



     - waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn.



     If such waiver constitutes a material change to the exchange offer, Veritas DGC will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, Veritas DGC will extend the exchange offer for a period of five to ten business days if the exchange offer would otherwise expire during such five to ten business-day period.


EXCHANGE AGENT


     State Street Bank and Trust Company will act as Exchange Agent for the exchange offer.



     Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal for the Old Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:


     By registered or certified mail:            By overnight or hand delivery:
   State Street Bank and Trust Company        State Street Bank and Trust Company
        Corporate Trust Department                 Corporate Trust Department
               P.O. Box 778                    Two International Place, 4th Floor
     Boston, Massachusetts 02102-0078             Boston, Massachusetts 02110
           Attn: Kellie Mullen                        Attn: Kellie Mullen
By facsimile (eligible institutions only):          For telephone inquiries:
   State Street Bank and Trust Company                   (617) 664-5587
        Corporate Trust Department
           Attn: Kellie Mullen
              (617) 664-5290

FEES AND EXPENSES


     The expenses of the exchange offer will be borne by Veritas DGC. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of Veritas DGC and its affiliates.



     Veritas DGC has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers or other persons soliciting acceptances of the exchange offer. Veritas DGC, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other Registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.



     Veritas DGC will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the exchange offer. If, however, certificates representing the Exchange Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.


ACCOUNTING TREATMENT


     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is the aggregate principal amount, as reflected in Veritas DGC's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the Exchange Notes.


RESALE OF EXCHANGE NOTES


     Based on an interpretation by the staff of the Commission set forth in Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (the "Shearman & Sterling Letter"), Morgan, Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter"), Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989) (the "Exxon Capital Letter") and similar letters, Veritas DGC believes that Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes, may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Notes, whether or not such person is the Holder (other than any such Holder or other person which is



          - a broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were not acquired by such broker-dealer as a result of market-making or other trading activities, or



          - an "affiliate" of Veritas DGC within the meaning of Rule 405 under the Securities Act



(collectively, "Restricted Holders")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that



          - such Exchange Notes are acquired in the ordinary course of business of such Holder or other person,



          - neither such Holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Notes, and



          - neither such Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes.



If any person were to be participating in the exchange offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person



          - could not rely upon the Shearman & Sterling Letter, the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and



          - absent an exemption from registration, must comply with the registration requirements of the Securities Act in connection with a secondary resale transaction.



Failure to comply with any of the foregoing conditions may result in a Holder incurring liabilities under the Securities Act for which such Holder is not indemnified by Veritas DGC. Each broker or dealer that receives

Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other activities, must acknowledge that it will deliver a prospectus in connection with any sale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if such broker-dealer received such Exchange Notes as a result of market-making activities or other trading activities. Veritas DGC has agreed to make this prospectus available to any broker-dealer for use in connection with any such resale. The exchange offer is not being made to, nor will Veritas DGC accept surrenders for exchange from, Holders of Old Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. See "Plan of Distribution".


CONSEQUENCES OF FAILURE TO EXCHANGE


     As a result of the making of this exchange offer, Veritas DGC will have fulfilled one of its obligations under the registration rights agreement, and Holders of Old Notes who do not tender their Old Notes generally will not have any further registration rights under the registration rights agreement or otherwise. Accordingly, any Holder of Old Notes that does not exchange that Holder's Old Notes for Exchange Notes will continue to hold the untendered Old Notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.



     The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to Veritas DGC (upon redemption thereof or otherwise),
(ii) pursuant to an effective registration statement under the Securities Act,
(iii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.


OTHER


     Participation in the exchange offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.



     Veritas DGC may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Veritas DGC has no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

                              DESCRIPTION OF NOTES


     The Old Notes were issued under the indenture and the Exchange Notes also will be issued under the same indenture. The following discussion of certain provisions of the indenture and the terms of the Notes is a summary only and does not purport to be complete discussion of the terms of the Notes. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture and the Notes including the definition therein of certain terms used below with their initial letters capitalized.



     The Old Notes and the Notes will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, Holders of Old Notes who do not exchange their Old Notes for Notes will vote together with Holders of Notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentage of the aggregate principal amount of the outstanding Notes. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any Old Notes that remain outstanding after the exchange offer will be aggregated with the Notes, and the Holders of such Old Notes and the Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Notes then outstanding.



     The Old Notes are, and the Notes will be, the only securities outstanding under the indenture.


GENERAL


     The Notes will be senior unsecured obligations of Veritas DGC limited to $60.0 million aggregate principal amount. The Old Notes were and the Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of Veritas DGC maintained for such purposes, which in the case of payments on the Notes initially will be the corporate trust office or agency of the Trustee maintained at State Street Bank and Trust Company, N.A., attn:
Corporate Trust Window, 61 Broadway, 15th Floor, New York, New York 10006. No service charge will be made for any transfer, exchange or redemption of the Notes, but Veritas DGC or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.


MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Notes will mature on October 15, 2003. Interest on the Notes will accrue from October 28, 1998 at the rate of 9 3/4% per annum and will be payable semiannually in cash in arrears on April 15 and October 15 of each year, commencing April 15, 1999, to the Persons in whose name the Notes are registered in the Note Register at the close of business on the April 1 or October 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

REDEMPTION


     Optional Redemption. The Notes will be redeemable at the option of Veritas DGC, in whole or in part, at any time on or after October 15, 2000, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on October 15 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2000........................................................   104.875%
2001........................................................   102.438%
2002 and thereafter.........................................   100.000%


     Notwithstanding the foregoing, at any time on or prior to October 15, 1999, up to 25% of the aggregate principal amount of the Notes will be redeemable, at the option of Veritas DGC, from the Net Cash Proceeds of a Public Equity Offering, at a redemption price equal to 109.75% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption, provided that at least $45.0 million of the principal amount of the Notes remains outstanding immediately after such redemption and that such redemption occurs within 60 days following the closing of such Public Equity Offering.


     In the event that less than all of the Notes are to be redeemed, the particular Notes (or any portion thereof that is an integral multiple of $1,000) to be redeemed shall be selected not less than 30 nor more than 60 days prior to the date of redemption by the Trustee, from the outstanding Notes not previously called for redemption, pro rata, by lot or by any other method the Trustee shall deem fair and appropriate.


     Mandatory Redemption. Veritas DGC will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.



     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, Veritas DGC will be obligated to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, Veritas DGC may be obligated to make offers to purchase Notes with a portion of the Net Available Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. See "-- Certain
Covenants -- Change of Control" and "-- Limitation on Asset Sales".


RANKING


     The Notes will be senior unsecured obligations of Veritas DGC and will rank pari passu in right of payment with Veritas DGC's existing $75.0 million of Series A Notes and with all indebtedness and other liabilities of Veritas DGC that are not by their terms subordinated to other Indebtedness. The Notes, however, will be effectively subordinated to secured Indebtedness of Veritas DGC with respect to the assets securing such Indebtedness. At July 31, 1998, Veritas DGC had $75.6 million principal amount of Indebtedness outstanding, all of which is unsecured. Because Veritas DGC is a holding company and the Notes are not guaranteed by any of its Subsidiaries, the Notes are effectively subordinated to all existing and future liabilities of Veritas DGC's Subsidiaries, including both senior and subordinated Indebtedness of these Subsidiaries, and regardless of whether such liabilities are secured or unsecured. Immediately after the exchange offer, the Subsidiaries will have no material Indebtedness. However, certain of the subsidiaries are guarantors under the Credit Facility. See "Capitalization" and "Description of Certain Indebtedness -- Bank Credit Agreement." Subject to certain limitations, Veritas DGC and its Subsidiaries may incur additional Indebtedness in the future. See "Risk Factors -- Dependence on Subsidiaries; Holding Company Structure; Effective Subordination" and
"-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock".


CERTAIN COVENANTS

     The Indenture contains, among others, the covenants described below.


     Limitation on Indebtedness and Disqualified Capital Stock. (a) Veritas DGC will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness) or any Disqualified Capital Stock, unless, on a pro forma basis after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.5 to 1.0.


     (b) Veritas DGC will not incur any Indebtedness that is expressly subordinated to any other Indebtedness of Veritas DGC unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or outstanding, is also expressly made subordinate to the Notes at least to the extent it is subordinated to such other Indebtedness.



     (c) Veritas DGC will not permit any of its Restricted Subsidiaries to incur any Indebtedness (excluding Permitted Indebtedness referred to in clauses (i) and (vi) (to the extent consisting of Indebtedness to Veritas DGC) of the definition thereof and Permitted Subsidiary Indebtedness) or to issue any Preferred Stock.



     Limitation on Restricted Payments. (a) Veritas DGC will not, and will not permit any Restricted Subsidiary to, directly or indirectly:



          (i) declare or pay any dividend on, or make any other distribution to Holders of, any shares of Capital Stock of Veritas DGC (other than dividends or distributions payable solely in shares of Qualified Capital Stock of Veritas DGC or in options, warrants or other rights to purchase Qualified Capital Stock of Veritas DGC);



          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Veritas DGC or any Affiliate thereof (other than any Restricted Subsidiary or except pursuant to a Permitted Investment) or any options, warrants or other rights to acquire such Capital Stock;


          (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, except in any case out of the Net Cash Proceeds of any Permitted Indebtedness referred to in clause (ix) of the definition thereof; or

          (iv) make any Restricted Investment;


(such payments or other actions described in clauses (i) through (iv) being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of Veritas DGC, whose determination shall be conclusive and evidenced by a Board Resolution):


          (1) no Default or Event of Default shall have occurred and be continuing,


          (2) Veritas DGC could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with paragraph (a) of the "-- Limitation on Indebtedness and Disqualified Capital Stock" covenant, and


          (3) the aggregate amount of all Restricted Payments declared or made after the Series A Issue Date shall not exceed the sum (without duplication) of the following:


             (A) 50% of the Consolidated Net Income of Veritas DGC accrued on a cumulative basis during the period beginning on August 1, 1996 and ending on the last day of Veritas DGC's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss),



             (B) the aggregate Net Cash Proceeds received after the Series A Issue Date by Veritas DGC from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of Veritas DGC or any options, warrants or rights to purchase such shares of Qualified Capital Stock of Veritas DGC,

             (C) the aggregate Net Cash Proceeds received after the Series A Issue Date by Veritas DGC (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of Veritas DGC,



             (D) the aggregate Net Cash Proceeds received after the Series A Issue Date by Veritas DGC from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Veritas DGC, together with the aggregate cash received by Veritas DGC at the time of such conversion or exchange,



             (E) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Veritas DGC or a Restricted Subsidiary after the Series A Issue Date from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by Veritas DGC and its Restricted Subsidiaries in such Unrestricted Subsidiary that which was previously treated as a Restricted Payment, and


             (F) $2.5 million.


     (b) Notwithstanding paragraph (a) above, Veritas DGC and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses
(ii) and (iii) below) no Default or Event of Default shall have occurred and be continuing:



          (i) the payment of any dividend on any Capital Stock of Veritas DGC or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);



          (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of Veritas DGC or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Veritas DGC; and



          (iii) the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Veritas DGC.


     The actions described in clauses (i), (ii) and (iii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be made in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a), provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i).


     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. Veritas DGC (i) will not permit any Restricted Subsidiary to issue or sell any Capital Stock to any Person other than Veritas DGC or a Wholly Owned Restricted Subsidiary and (ii) will not permit any Person other than Veritas DGC or a Wholly Owned Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary, in each case except with respect to a Wholly Owned Restricted Subsidiary as described in the definition of "Wholly Owned Restricted Subsidiary." The sale of all of the Capital Stock of any Restricted Subsidiary is permitted by this covenant but is subject to the limitations described under "-- Limitations on Asset Sales."

     Limitation on Sale/Leaseback Transactions. Veritas DGC will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction unless Veritas DGC or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness (not including the incurrence of Permitted Indebtedness) pursuant to and in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to the covenants described in paragraphs (a) and (c) under "-- Limitation on Indebtedness and Disqualified Capital Stock," Veritas DGC or such Restricted Subsidiary receives proceeds from such Sale/ Leaseback Transaction at least equal to the fair market value of the property or assets subject thereto (as determined in good faith by Veritas DGC's Board of Directors, whose determination in good faith and evidenced by a Board Resolution will be conclusive) and Veritas DGC applies an amount in cash equal to the Net Available Proceeds of the Sale/Leaseback Transaction in accordance with the provisions of the "Limitation on Asset Sales" covenant as if such Sale/Leaseback Transaction were an Asset Sale.



     Limitation on Transactions with Affiliates. Veritas DGC will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any of its Affiliate (other than Veritas DGC or a Restricted Subsidiary), unless



          (1) such transaction or series of transactions is on terms that are no less favorable to Veritas DGC or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties;



          (2) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $1.0 million but less than $5.0 million in the aggregate, Veritas DGC delivers an Officers' Certificate to the Trustee certifying that



             (a) such transaction or series of related transaction is on terms that are no less favorable to Veritas DGC or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties; and



             (b) such transaction or series of related transactions has been approved by the Board of Directors (including a majority of the Disinterested Directors) of Veritas DGC, and



          (3) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $5.0 million, Veritas DGC delivers an Officers' Certificate to the Trustee certifying that



             (a) such transaction or series of related transaction is on terms that are no less favorable to Veritas DGC or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties;



             (b) such transaction or series of related transactions has been approved by the Board of Directors (including a majority of the Disinterested Directors) of Veritas DGC; and



             (c) Veritas DGC has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm specializing or having a speciality in the type and subject matter of the transaction or series of related transactions at issue, that



                - such transaction or series of related transaction is on terms that are no less favorable to Veritas DGC or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties or



                - such transaction or series of related transactions is fair from a financial point of view to Veritas DGC or such Restricted Subsidiary.

     This restriction shall not apply to:



          - loans or advances to officers, directors and employees Veritas DGC or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of Veritas DGC or any Restricted Subsidiary in an aggregate amount not to exceed $1.0 million outstanding at any one time,



          - indemnities of officers, directors and employees of Veritas DGC or any Restricted Subsidiary permitted by bylaw or statutory provisions,



          - the payment of reasonable and customary regular fees to directors of Veritas DGC or any of its Restricted Subsidiaries who are not employees of Veritas DGC or any Affiliate, and



          - Veritas DGC's employee compensation and other benefit arrangements.



     Limitation on Liens. Veritas DGC will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective property or assets, whether owned on the Series A Issue Date or acquired thereafter, or any income, profits or proceeds therefrom, to secure any Indebtedness of Veritas DGC or such Restricted Subsidiary, unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes, with the same relative priority as such Indebtedness has with respect to the Notes. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the property or assets that were subject to such Lien prior to the related acquisition by Veritas DGC or such Restricted Subsidiary and was not created, incurred or assumed in contemplation of such transaction. The incurrence of additional secured Indebtedness by Veritas DGC and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under "-- Limitation on Indebtedness and Disqualified Capital Stock."



     Change of Control. Upon the occurrence of a Change of Control, Veritas DGC will be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and will purchase, on a Business Day (the "Change of Control Purchase Date"), not more than 60 nor less than 30 days following such Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change of Control Offer and not withdrawn, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.



     In order to effect such Change of Control Offer, Veritas DGC will, not later than the 30th day after the Change of Control, mail to the Trustee and each Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.



     The Series A Indenture provides that upon the occurrence of a Change of Control (as defined therein), Veritas DGC will be required to make an offer to the Holders of the Series A Notes to repurchase any or all of the Series A Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Further, the occurrence of a Change of Control may result in lenders under the Credit Facility having the right to require Veritas DGC to repay all Indebtedness outstanding thereunder. There can be no assurance that Veritas DGC will have available funds sufficient to repay all Indebtedness owing under the Credit Facility or to fund the purchase of Series A Notes or the Notes upon a Change of Control. In the event a Change of Control occurs at a time when Veritas DGC does not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes delivered by Holders seeking to accept the Change of Control Offer, an Event of Default would occur under the indenture. The definition of Change of Control includes an event by which Veritas DGC sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties and assets of Veritas DGC and its Restricted

Subsidiaries, taken as a whole; the phrase "all or substantially all" is subject to applicable legal precedent and, as a result, in the future there may be uncertainty as to whether or not a Change of Control has occurred.


     Veritas DGC will not be required to make a Change of Control Offer upon a Change of Control if another Person makes the Change of Control Offer at the same purchase price, at the same time and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer to be made by Veritas DGC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.



     Veritas DGC will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and Veritas DGC is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, Veritas DGC to repurchase its Notes upon a Change of Control may deter a third party from acquiring Veritas DGC in a transaction that constitutes, or results in, a Change of Control.



     Limitation on Asset Sales. (a) Veritas DGC will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) Veritas DGC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of Veritas DGC, whose determination in good faith shall be conclusive and evidenced by a Board Resolution), (ii) at least 80% of the consideration received by Veritas DGC or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash or Cash Equivalents and (iii) Veritas DGC delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clauses (i) and (ii). The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of Veritas DGC or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which Veritas DGC or such Restricted Subsidiary, as the case may be, is unconditionally released by the Holder of such Indebtedness, shall be deemed to be cash or Cash Equivalents for purposes of clause (ii) and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph.



     (b) If Veritas DGC or any Restricted Subsidiary engages in an Asset Sale, Veritas DGC or any Restricted Subsidiary may either, no later than 210 days after such Asset Sale, (i) apply all or any of the Net Available Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of Veritas DGC or any Restricted Subsidiary, provided, in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or (ii) invest all or any part of the Net Available Proceeds thereof in properties and assets that replace the properties or assets that were the subject of such Asset Sale or in other properties or assets that will be used in the business of Veritas DGC and its Restricted Subsidiaries. The amount of such Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."



     (c) When the aggregate amount of Excess Proceeds equals or exceeds $5.0 million, Veritas DGC will be required to make an offer to purchase, from all Holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds as follows:



          (i) Veritas DGC will make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of the amount (the "Payment Amount") of such Excess Proceeds.



          (ii) The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest and Liquidated Damages, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), Veritas DGC may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

          (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis.

          (iv) Upon completion of such Net Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.


     Veritas DGC will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of Veritas DGC to make a Net Proceeds Offer following any Asset Sale. Veritas DGC will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and Veritas DGC is required to purchase Notes as described above.



     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Veritas DGC will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (a) to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to Veritas DGC or any other Restricted Subsidiary, (b) to make loans or advances to Veritas DGC or any other Restricted Subsidiary, (c) to transfer any of its property or assets to Veritas DGC or any other Restricted Subsidiary or (d) to guarantee the Notes (any such restrictions being collectively referred to herein as a "Payment Restriction"), except in any such case for such encumbrances or restrictions existing under or by reason of (i) the indenture relating to the Notes, the Series A Indenture, the Credit Facility or any other agreement in effect or entered into on the Series A Issue Date, or
(ii) any agreement, instrument or charter of or in respect of a Restricted Subsidiary entered into prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary and outstanding on such date and not entered into in connection with or in contemplation of becoming a Restricted Subsidiary, provided such consensual encumbrance or restriction is not applicable to any properties or assets other than those owned or held by the Restricted Subsidiary at the time it became a Restricted Subsidiary or subsequently acquired by such Restricted Subsidiary other than from Veritas DGC or any other Restricted Subsidiary, or (iii) pursuant to an agreement effecting a modification, renewal, refinancing, replacement or extension of any agreement, instrument or charter (other than the indenture relating to the Notes or the Series A Indenture) referred to in clause (i) or (ii) above, provided, however, that the provisions relating to such encumbrance or restriction are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement, instrument or charter so modified, renewed, refinanced, replaced or extended, or
(iv) customary provisions restricting the subletting or assignment of any lease or the transfer of copyrighted or patented materials, or (v) provisions in agreements that restrict the assignment of such agreements or rights thereunder, or (vi) the sale or other disposition of any properties or assets subject to a Lien securing Indebtedness.



     Limitation on Conduct of Business. Veritas DGC will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the business being conducted on the Series A Issue Date and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operation of such businesses.



     Reports. Veritas DGC will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Veritas DGC has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Veritas DGC would be required to file if it were subject to Section 13 or 15 of the Exchange Act. Veritas DGC will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which Veritas DGC files such reports and documents with the Commission or the date on which Veritas DGC would be required to file such reports and documents if Veritas DGC were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes promptly upon written request.


     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by Veritas DGC of any existing or future Subsidiary of Veritas DGC as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" describes the circumstances under which a Subsidiary of Veritas DGC may be designated as an Unrestricted Subsidiary by the Board of Directors of Veritas DGC.



     Limitation on Redemption and Other Repayments of Notes and Series A
Notes. Veritas DGC will not optionally make any principal payment on, or redeem, repurchase, defease (including both legal and covenant defeasance) or otherwise acquire or retire for value (other than through open market or privately negotiated purchases) prior to any scheduled principal payment, scheduled sinking fund payment or stated maturity (collectively, for purposes of this covenant only, "redeem," and such action being a "redemption") the Notes unless, substantially concurrently with such redemption, Veritas DGC redeems (or, if such redemption requires the consent of the Holders of the Series A Notes, offers to redeem) an aggregate principal amount of the Series A Notes (rounded to the nearest integral multiple of $1,000) equal to the product of (i) a fraction, the numerator of which is the aggregate principal amount of Notes to be so redeemed (or for which such offer to redeem will be made) and the denominator of which is the aggregate principal amount of Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Series A Notes outstanding immediately prior to such proposed redemption.



     Veritas DGC will not optionally redeem (other than through open market or privately negotiated transactions) the Series A Notes unless, substantially concurrently with such redemption, Veritas DGC redeems (or, if such redemption requires the consent of the Holders of the Notes, offers to redeem) an aggregate principal amount of the Notes (rounded to the nearest integral multiple of $1,000) equal to the product of (i) a fraction, the numerator of which is the aggregate principal amount of the Series A Notes to be so redeemed (or for which such offer to redeem will be made) and the denominator of which is the aggregate principal amount of the Series A Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Notes outstanding immediately prior to such proposed redemption.


MERGER, CONSOLIDATION AND SALE OF ASSETS


     Veritas DGC will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Veritas DGC and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and Veritas DGC will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Veritas DGC and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto



     (i) either (A) if the transaction is a merger or consolidation, Veritas DGC shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than Veritas DGC) formed by such consolidation or into which Veritas DGC is merged or to which the properties and assets of Veritas DGC or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the indenture relating to the Notes executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Veritas DGC under the Notes and the indenture, and, in each case, the indenture relating to the Notes shall remain in full force and effect;



     (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Veritas DGC or any of its

Restricted Subsidiaries which becomes an obligation of Veritas DGC or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction or transactions), no Default or Event of Default shall have occurred and be continuing;



     (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into Veritas DGC, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of Veritas DGC (or the Surviving Entity if Veritas DGC is not the continuing obligor under the indenture relating to the Notes) is at least equal to the Consolidated Net Worth of Veritas DGC immediately before such transaction or transactions;



     (iv) except in the case of the consolidation or merger of Veritas DGC with or into a Restricted Subsidiary or any Restricted Subsidiary with or into Veritas DGC or another Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), Veritas DGC (or the Surviving Entity if Veritas DGC is not the continuing obligor under the indenture relating to the Notes) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "-- Limitation on Indebtedness and Disqualified Capital Stock" covenant;



     (v) if any of the properties or assets of Veritas DGC or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant; and



     (vi) Veritas DGC (or the Surviving Entity if Veritas DGC is not the continuing obligor under the indenture relating to the Notes) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (a) an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under the indenture relating to the Notes and (b) an Opinion of Counsel stating that the requirements of clause (i) of this paragraph have been satisfied.



     Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of Veritas DGC and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which Veritas DGC is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Veritas DGC under the indenture relating to the Notes with the same effect as if the Surviving Entity had been named as Veritas DGC therein, and thereafter Veritas DGC, except in the case of a lease, will be discharged from all obligations and covenants under the indenture and the Exchange Notes and may be liquidated and dissolved.


EVENTS OF DEFAULT


     The following will be "Events of Default" under the indenture relating to the Notes:


          (i) default in the payment of the principal of or premium, if any, on any of the Notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

          (ii) default in the payment of any installment of interest or Liquidated Damages on any of the Notes, when due, and the continuance of such default for a period of 30 days; or


          (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Limitation on Asset Sales" covenant; or


          (iv) Veritas DGC shall fail to perform or observe any other term, covenant or agreement contained in the Notes or the indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure stating that it is a "notice of default" under the indenture and requiring Veritas DGC to remedy the same shall have been given (x) to Veritas DGC by the Trustee or (y) to Veritas DGC and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; or



          (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of Veritas DGC (other than the Notes) or any Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of Veritas DGC or any Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $5.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or



          (vi) final judgments or orders rendered against Veritas DGC or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $5.0 million over the coverage under applicable insurance policies and either (A) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (B) the occurrence of a 30-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or



          (vii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of Veritas DGC or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging Veritas DGC or any Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Veritas DGC or any Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Veritas DGC or any Restricted Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or



          (viii) the commencement by Veritas DGC or any Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by Veritas DGC or any Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Veritas DGC or any Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Veritas DGC or any Restricted Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by Veritas DGC or any Restricted Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (vii) or (viii) above) shall occur and be continuing, the Trustee, by written notice to Veritas DGC, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee and Veritas DGC, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on all of the Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (vii) or (viii) above occurs and is continuing, then the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on all of the Notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of Notes.



     After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to Veritas DGC and the Trustee, may rescind and annul such declaration if (a) Veritas DGC has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium and Liquidated Damages, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest, overdue principal and overdue Liquidated Damages, if any, at the rate borne by the Notes (without duplication of any amount paid or deposited pursuant to clause (ii) or (iii)); (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.



     No Holder will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by the Holder of a Note for the enforcement of the payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on such Note on or after the respective due dates expressed in such Note.



     During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the indenture.


     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, interest or Liquidated Damages, if any, on any Senior Notes, the Trustee may withhold the notice to the Holders of the Senior Notes if the Trustee determines in good faith that withholding the notice is in the interest of the Holders of the Senior Notes.

     Veritas DGC will be required to furnish to the Trustee annual and quarterly statements as to the performance by Veritas DGC of its obligations under the indenture and as to any default in such performance. Veritas DGC will also be required to notify the Trustee within 10 days of any Default or Event of Default.


LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE


     Veritas DGC may, at its option and at any time, terminate the obligations of Veritas DGC with respect to the outstanding Notes (such action being a "legal defeasance"). Such legal defeasance means that Veritas DGC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have been discharged from all their other obligations with respect to the Notes, except for (i) the rights of Holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on such Notes when such payments are due, (ii) Veritas DGC's obligations to replace any temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the legal defeasance provisions of the indenture relating to the Notes. In addition, Veritas DGC may, at its option and at any time, elect to terminate the obligations of Veritas DGC with respect to certain covenants that are set forth in the indenture relating to the Notes, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes (such action being a "covenant defeasance"). In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.



     In order to exercise either legal defeasance or covenant defeasance, (i) Veritas DGC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the indenture relating to the Notes), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on the outstanding Notes to redemption or maturity; (ii) Veritas DGC shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (vii) and (viii) under the first paragraph of "Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the indenture or the Trust Indenture Act with respect to any securities of Veritas DGC; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Veritas DGC is a party or by which it is bound; and (vi) Veritas DGC shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the indenture relating to the Notes to either legal defeasance or covenant defeasance, as the case may be, have been complied with.


SATISFACTION AND DISCHARGE


     The Indenture will be discharged and will cease to be of further effect as to all outstanding Exchange Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by Veritas DGC and thereafter repaid to Veritas DGC or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of Veritas DGC, and Veritas DGC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from Veritas DGC irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) Veritas DGC has paid all other sums payable under the indenture relating to the Notes by Veritas DGC; and (iii) Veritas DGC has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.


AMENDMENTS AND WAIVERS


     From time to time, Veritas DGC and the Trustee may, without the consent of the Holders of the Notes, amend or supplement the indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act or making any change that does not materially adversely affect the rights of any Holder of Notes. Other amendments and modifications of the indenture or the Notes may be made by Veritas DGC and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, premium, if any, or interest on any Note, (c) change the coin or currency of payment of principal of, premium, if any, interest or Liquidated Damages, if any, on any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of aggregate principal amount of outstanding Notes necessary to modify or amend the indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, (g) modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) change the ranking of the Notes in a manner adverse to the Holders or expressly subordinate in right of payment the Notes to any other Indebtedness or (i) amend, change or modify the obligation of Veritas DGC to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.



     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may waive any past default under the indenture, except a default in the payment of principal of, premium, if any, interest or Liquidated Damages on the Notes, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the Holder of each Note outstanding.


THE TRUSTEE


     State Street Bank and Trust Company serves as trustee under the indenture relating to the Notes and the Series A Indenture.



     The Indenture (including provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of Veritas DGC, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture will permit the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

     As mandated by the Trust Indenture Act, should a default occur with respect to either the Series A Notes or the Notes, State Street Bank and Trust Company would be required to resign as trustee under the Series A Indenture or the indenture relating to the Notes within 90 days of such default unless it were cured, waived or otherwise eliminated.


GOVERNING LAW


     The indenture and the Notes are governed by the laws of the State of New York.


ADDITIONAL INFORMATION


     Anyone who receives this prospectus may obtain a copy of the indenture relating to the Notes without charge by writing to Veritas DGC at 3701 Kirby Drive, Suite 112, Houston, Texas 77098-3982, Attention: Anthony Tripodo.


CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.


     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than Veritas DGC or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale/Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by Veritas DGC or any other Restricted Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of Veritas DGC or any of its Restricted Subsidiaries or (c) any other properties or assets of Veritas DGC or any of its Restricted Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable or other properties or assets in the ordinary course of business or transfers in accordance with the proviso to clause (vi) of the definition of Permitted Investments. For the purposes of this definition, the term "Asset Sale" also shall not include any of the following:
(i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under "-- Merger, Consolidation and Sale of Assets"; (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant; (iii) sales of damaged, worn-out or obsolete equipment or assets that, in Veritas DGC's reasonable judgment, are either (x) no longer used or (y) no longer useful in the business of Veritas DGC or its Restricted Subsidiaries; (iv) any lease of any property entered into in the ordinary course of business and with respect to which Veritas DGC or any Restricted Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such property is granted; and (v) any transfers that, but for this clause (v), would be Asset Sales, if (A) Veritas DGC elects to designate such transfers as not constituting Asset Sales and (B) after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions so designated by Veritas DGC does not exceed $500,000.


     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable, whether or not accounted for as a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. As used in the preceding sentence, the "net amount of rent" under any such lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.


     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person (for purposes of the indenture the Exchangeable Shares of VES shall be treated as Capital Stock of Veritas DGC, for which they are exchangeable, and shall not be treated as Capital Stock of VES).



     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.



     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million or any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development and has total assets in excess of $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Veritas DGC and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (vii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any event or series of events by which: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of Veritas DGC, (b) Veritas DGC consolidates with or merges into another Person or any Person consolidates with, or merges into, Veritas DGC, in any such event pursuant to a transaction in which the outstanding Voting Stock of Veritas DGC is changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Veritas DGC is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and
(ii) the Holders of the Voting Stock of Veritas DGC immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction;
(c) Veritas DGC, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Veritas DGC and its Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than Veritas DGC or a Wholly Owned Restricted Subsidiary); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Veritas DGC (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Veritas DGC was approved by a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Veritas DGC then in office; or (e) the liquidation or dissolution of Veritas DGC.


     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.


     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio on a pro forma basis of (a) the sum of Consolidated Net Income, Consolidated Fixed Charges, Consolidated Income Tax Expense, and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of Veritas DGC and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, to (b) the sum of such Consolidated Fixed Charges for such period; provided, however, that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described in paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by Veritas DGC or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of Veritas DGC or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Fixed Charges attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Veritas DGC, a fixed or floating rate of interest, shall be computed by applying, at the option of Veritas DGC, either the fixed or floating rate, (iii) in making such computation, the Consolidated Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, and (v) if after the first day of the period referred to in clause (a) of this definition Veritas DGC has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of Veritas DGC within 30 days of such issuance and sale, Consolidated Fixed Charges shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.



     "Consolidated Fixed Charges" means, for any period, without duplication,
(i) the sum of (a) the interest expense of Veritas DGC and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (A) any amortization of debt discount,
(B) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (C) the interest portion of any deferred payment obligation constituting Indebtedness, (D) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (E) all accrued interest, in each case to the extent attributable to such period, (b) to the extent any Indebtedness of any Person (other than Veritas DGC or a Restricted Subsidiary) is guaranteed by Veritas DGC or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by Veritas DGC and its Restricted Subsidiaries during such period, (d) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Preferred Stock or Disqualified Capital Stock of Veritas DGC and its Restricted Subsidiaries, to the extent such Preferred Stock or Disqualified Capital Stock is owned by Persons other than Veritas DGC or any Restricted Subsidiary and (e) one-third of the rental expense (including without limitation marine vessel charter payments) under operating leases with remaining noncancellable terms of at least one year (excluding leases in respect of office space) of Veritas DGC and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, less (ii), to the extent included in clause (i) above, amortization of capitalized debt issuance costs of Veritas DGC and its Restricted Subsidiaries during such period.



     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of Veritas DGC and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.



     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Veritas DGC and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than Veritas DGC or any of its Restricted Subsidiaries), in which Veritas DGC or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Veritas DGC or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person (other than VES) combined with Veritas DGC or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockHolders, (f) income resulting from transfers of assets received by Veritas DGC or any Restricted Subsidiary from an Unrestricted Subsidiary, and (g) for the fiscal year ended July 31, 1996, merger related costs reflected in Veritas DGC's consolidated financial statements.



     "Consolidated Net Tangible Assets" means, at any date, the aggregate amount of assets included on the most recent consolidated balance sheet of Veritas DGC and its Restricted Subsidiaries, less (i) without duplication, applicable reserves and other properly deductible items and after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (ii) current liabilities (other than current liabilities constituting Indebtedness for borrowed money), as determined in accordance with GAAP.



     "Consolidated Net Worth" means, at any date, the consolidated stockHolders' equity of Veritas DGC less (without duplication) the amount of such stockHolders' equity attributable to Disqualified Capital Stock or treasury stock of Veritas DGC and its Restricted Subsidiaries, as determined in accordance with GAAP.



     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses (excluding non-cash expenses related to multi-client seismic data sales and write-offs and write-downs related to Veritas DGC's multi-client seismic data library) of Veritas DGC and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).



     "Credit Facility" means, for purposes of this "Description of Notes" only, that certain Credit Agreement dated as of July 18, 1996 among Veritas DGC, the Subsidiaries of Veritas DGC named therein, as Borrowers, each of the banks named therein as Lenders, and Wells Fargo Bank (Texas) National Association, as Agent for the Lenders, as such Credit Facility was in effect at the Series A Issue Date.


     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.


     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Veritas DGC is required to deliver a resolution of the Board of Directors under the indenture, a member of the Board of Directors of Veritas DGC who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Veritas DGC) in or with respect to such transaction or series of transactions.



     "Disqualified Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the final Stated Maturity of the Senior Notes or is redeemable at the option of the Holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity. For purposes of the covenant described in paragraph
(a) under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock," Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such

Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the "maximum fixed redemption or repurchase price" shall be the book value of such Disqualified Capital Stock.

     "Event of Default" has the meaning set forth above under the caption "Events of Default."


     "Exchange Notes" means the 9 3/4% Senior Notes due 2003, Series C issued pursuant to the exchange offer.


     "Foreign Restricted Subsidiaries" means Digicon (Nigeria) Limited, Digicon (Malaysia) Sdn. Bhd., Digital Exploration (Nigeria) Limited and P. T. Digicon Mega Pratama.


     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the indenture.


     The term "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" has a corresponding meaning.

     "Holder" means a Person in whose name a Note is registered in the Note Register.


     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business) and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the date of the indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) the Attributable Indebtedness respecting all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the Holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition, (g) all obligations of such Person under or in respect of Currency Hedge Obligations and Interest Rate Protection Obligations and (h) deferred credits respecting discontinued services.


     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's or any of its Subsidiaries exposure to fluctuations in interest rates.


     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by Veritas DGC in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (b) Interest Rate Protection Obligations and Currency Hedge Obligations, but only to the extent that the same constitute Permitted Indebtedness and (c) endorsements of negotiable instruments and documents in the ordinary course of business.


     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.


     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or in the indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.


     "Moody's" means Moody's Investors Service, Inc. and its successors.


     "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Veritas DGC or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than Veritas DGC or any Restricted Subsidiary) owning a beneficial interest in the properties or assets subject to the Asset Sale or having a Lien thereon and (iv) appropriate amounts to be provided by Veritas DGC or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Veritas DGC or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.


     "Net Cash Proceeds," with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.


     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of Veritas DGC or any Restricted Subsidiary incurred in connection with the acquisition by Veritas DGC or such Restricted Subsidiary of any property or assets and as to which (a) the Holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither Veritas DGC nor any Subsidiary (other than an Unrestricted Subsidiary) (i) provides credit support, including any undertaking, agreement or instrument which would constitute

Indebtedness or (ii) is directly or indirectly liable for such Indebtedness, and
(b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any Holder of any Indebtedness of Veritas DGC or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.



     "Note Register" means the register maintained by or for Veritas DGC in which Veritas DGC shall provide for the registration of the Notes and the transfer of the Notes.


     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness (and any guarantee thereof) under one or more working capital credit facilities with banks and other financial institutions in an aggregate principal amount at any one time outstanding not to exceed $20 million, less any amounts derived from Asset Sales and applied to the permanent reduction of the Indebtedness under any such credit facilities as contemplated by the "Limitation on Asset Sales" covenant (the "Maximum Bank Credit Amount");

          (ii) Indebtedness under the Notes and the Series A Notes;

          (iii) Indebtedness outstanding or in effect on the Series A Issue Date (and not repaid or defeased with the proceeds of the offering of the Series A Notes);

          (iv) Indebtedness under Interest Rate Protection Obligations, provided that (1) such Interest Rate Protection Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by paragraph (a) of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant, and (2) the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;


          (v) Indebtedness under Currency Hedge Obligations, provided that (1) such Currency Hedge Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by paragraph (a) of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant or to the foreign currency cash flows reasonably expected to be generated by Veritas DGC and its Restricted Subsidiaries, and (2) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of such Indebtedness and the amount of such foreign currency cash flows to which such Currency Hedge Obligations relate;



          (vi) Indebtedness of Veritas DGC to a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to Veritas DGC or a Wholly Owned Restricted Subsidiary; provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Veritas DGC or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of paragraph
     (a) of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary or the time such subsequent transfer occurred;



          (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of Veritas DGC in the ordinary course of business, including guaranties or obligations of Veritas DGC with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);


          (viii) Non-Recourse Indebtedness;


          (ix) any renewals, substitutions, refinancing or replacements (each, for purposes of this clause (ix), a "refinancing") by Veritas DGC or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause (ii) or (iii), including any successive refinances by Veritas DGC or such Restricted Subsidiary, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Veritas DGC or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of Veritas DGC or such Restricted Subsidiary incurred in connection with such refinancing, (B) in the case of any refinancing of Indebtedness (including the Notes) that is pari passu with or subordinated in right of payment to the Notes, then such new Indebtedness is pari passu with or subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity that is at least 91 days later than the final Stated Maturity of the Indebtedness being refinanced; and


          (x) any additional Indebtedness in an aggregate principal amount not in excess of $5 million at any one time outstanding and any guarantee thereof.


     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in Veritas DGC or any of its Wholly Owned Restricted Subsidiaries; (iii) Investments by Veritas DGC or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Wholly Owned Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, Veritas DGC or a Wholly Owned Restricted Subsidiary; (iv) Investments permitted under the "Limitation on Asset Sales" covenant; (v) Investments made in the ordinary course of business in prepaid expenses, lease, utility, workers' compensation, performance and other similar deposits; (vi) Investments in stock, obligations or securities received in settlement of debts owing to Veritas DGC or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Veritas DGC or any Restricted Subsidiary, in each case as to debt owing to Veritas DGC or any Restricted Subsidiary that arose in the ordinary course of business of Veritas DGC or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received; and (vii) Investments in joint ventures, partnerships or Affiliates in an aggregate amount not to exceed at any one time $7.5 million.


     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the Series A Issue Date;

          (b) Liens securing the Series A Notes and Notes;


          (c) Liens in favor of Veritas DGC;



          (d) Liens on accounts receivable, notes receivable, chattel paper or inventory securing Indebtedness under one or more working capital facilities with banks or other financial institutions that does not, in the aggregate, exceed the greater of (x) 10% of Veritas DGC's Consolidated Net Tangible Assets or (y) the amounts permitted pursuant to clause (i) of the definition of Permitted Indebtedness;


          (e) Liens securing Indebtedness that constitutes Permitted Indebtedness pursuant to clause (ix) of the definition of "Permitted Indebtedness" incurred as a refinancing of any Indebtedness secured by Liens described in clause (a) or (d) of this definition;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;


          (i) any interest or title of a lessor under any Capitalized Lease Obligation (to the extent the Attributable Indebtedness related thereto constitutes Indebtedness permitted to be incurred under the terms of the indenture) or operating lease;



          (j) purchase money Liens; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of Veritas DGC or any Restricted Subsidiary other than the property or assets so acquired and any proceeds therefrom and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;


          (k) Liens securing obligations under or in respect of either Currency Hedge Obligations or Interest Rate Protection Obligations;

          (l) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;


          (n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Veritas DGC or any of its Restricted Subsidiaries, including rights of offset and setoff; and



          (o) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of Veritas DGC or any Restricted Subsidiary other than the property and assets acquired by Veritas DGC or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness.



     "Permitted Subsidiary Indebtedness" means, with respect to Restricted Subsidiaries, Indebtedness in an aggregate principal amount at any time outstanding up to the excess, if any, of (A) 10% of Veritas DGC's Consolidated Net Tangible Assets over (B) the greater of $20.0 million or the aggregate principal amount of outstanding secured Indebtedness of Veritas DGC incurred in compliance with clause (a) of the "-- Limitation on Indebtedness and Disqualified Capital Stock" covenant.


     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.



     "Public Equity Offering" means an offer and sale of Common Stock of Veritas DGC made after the Series A Issue Date pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Veritas DGC).

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

     "Restricted Investment" means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of "Unrestricted Subsidiary" and (ii) any Investment other than a Permitted Investment.


     "Restricted Subsidiary" means any Subsidiary of Veritas DGC, whether existing on or after the date of the indenture, unless such Subsidiary of Veritas DGC is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the indenture.


     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.


     "Sale/Leaseback Transaction" means any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by Veritas DGC or a Restricted Subsidiary and are thereafter leased back from the purchaser or transferee thereof by Veritas DGC or one of its Restricted Subsidiaries.



     "Series A Indenture" means the indenture dated as of October 23, 1996 between Veritas DGC and State Street Bank and Trust Company (as successor to Fleet National Bank), as Trustee, providing for the issuance of the Series A Notes in the aggregate principal amount of $75,000,000, as such may be amended and supplemented from time to time.


     "Series A Issue Date" means the date on which the Series A Notes were originally issued under the Series A Indenture.


     "Series A Notes" means Veritas DGC's 9 3/4% Senior Notes due October 15, 2003 issued October 23, 1996, pursuant to the Series A Indenture, as such may be amended or supplemented from time to time.


     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.


     "Subordinated Indebtedness" means any Indebtedness of Veritas DGC which is expressly subordinated in right of payment to the Notes.


     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).


     "Unrestricted Subsidiary" means (i) any Subsidiary of Veritas DGC that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of Veritas DGC as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Veritas DGC may designate any Subsidiary of Veritas DGC as an Unrestricted Subsidiary so long as (a) neither Veritas DGC nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any Holder of any other Indebtedness of Veritas DGC or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) such designation as an Unrestricted Subsidiary would be permitted under the "Limitation on Restricted Payments" covenant; and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of Veritas DGC or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause (a), Veritas DGC or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if

(x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of Veritas DGC shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of Veritas DGC may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing, (ii) Veritas DGC could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness and Disqualified Capital Stock" covenant and (iii) if any of the properties and assets of Veritas DGC or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.



     "Voting Stock" means any class or classes of Capital Stock pursuant to which the Holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).



     "Wholly Owned Restricted Subsidiary" means (a) any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by Veritas DGC or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that Veritas DGC, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary, and (b) any Foreign Restricted Subsidiary so long as the direct or indirect ownership interest of Veritas DGC therein is no less than at the Series A Issue Date.


BOOK ENTRY; DELIVERY AND FORM

     The Old Notes were issued and the Exchange Notes will be issued in the form of one or more permanent global certificates in definitive, fully registered form (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of the nominee of DTC.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.


     DTC has advised Veritas DGC as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by DTC only through Participants or indirect participants.



     DTC has also advised that pursuant to procedures established by it (i) upon the issuance by Veritas DGC of the Exchange Notes, DTC will credit the accounts of Participants with the principal amount of the Exchange Notes equivalent to their interest in the Old Notes tendered for exchange, and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to Participants' interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Note is limited to such extent.


     So long as a nominee of DTC is the registered owner of the Global Note, such nominee will be considered the sole owner or Holder of the Notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the indenture.



     Neither Veritas DGC, the Trustee, the paying agent nor the Notes registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.



     Principal and interest payments on the Global Note registered in the name of DTC's nominee will be made by Veritas DGC, either directly or through a paying agent, to DTC's nominee as the registered owner of the Global Note. Under the terms of the indenture relating to the Notes, Veritas DGC and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither Veritas DGC, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Note. DTC has advised Veritas DGC and the Trustee that its present practice is, upon receipt of any payment of principal or interest to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of DTC. Payments by Participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.



     As long as the Notes are represented by a Global Note, DTC's nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "-- Certain Covenants -- Change of Control" and "-- Limitation on Asset Sales". Notice by Participants or indirect participants or by owners of beneficial interests in a Global Note held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. Veritas DGC will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.



     Veritas DGC will issue Notes in definitive form in exchange for the Global
Note if, and only if, DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Veritas DGC within 90 days. In such an instance, an owner of a beneficial interest in the Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.


REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     Veritas DGC entered into the registration rights agreement pursuant to which Veritas DGC agreed to file with the Commission the exchange offer registration statement on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for the Exchange Notes. If the exchange offer is not consummated within 165 days following the issue date or if any Holder of Transfer Restricted Securities notifies Veritas DGC within 20 business days after the commencement of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer or (b) it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus, and this prospectus is not appropriate or available for such resales or (c) it is a broker-dealer (including the Initial Purchaser) and holds Old Notes acquired directly from Veritas DGC or an affiliate of Veritas DGC, Veritas DGC will file with the SEC a Shelf registration statement to cover resales of Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with a shelf registration statement (the "Shelf registration statement") to cover resales by the Holders thereof. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Exchange Note has been exchanged by the person other than a broker-dealer for a freely transferable Exchange Note in the exchange offer, (ii) following the exchange by a broker-dealer in the exchange offer of a Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf registration statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.



     If (a) Veritas DGC fails to file within 60 days, or cause to become effective within 120 days, the exchange offer registration statement or (b) Veritas DGC is obligated to file the Shelf registration statement and such Shelf registration statement is not filed within 45 days, or declared effective within 105 days after the date on which Veritas DGC became so obligated or (c) Veritas DGC fails to consummate the exchange offer within 45 days after the exchange offer Effective Date or (d) after the exchange offer registration statement or the Shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Transfer Restricted Securities in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d) a "Registration Default"), then Veritas DGC will pay Liquidated Damages to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues. The amount of the Liquidated Damages will increase an additional $0.05 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.30 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities.



     Under existing interpretations of the SEC, the Exchange Notes will be freely transferable by Holders other than affiliates of Veritas DGC without further registration under the Securities Act if the Holder of the Exchange Notes represents that it (i) is acquiring the Exchange Notes in the ordinary course of its business, (ii) has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iii) is not an affiliate of Veritas DGC, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of unsold allotment from the original sale of the Old Notes) with this prospectus. Under the registration rights agreement, Veritas DGC is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Notes.



     Holders of the Old Notes will be required to make certain representations to Veritas DGC (as described in the Letter of Transmittal) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the Shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the Shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


     Veritas DGC's principal credit arrangements (other than customary trade credit) consist of the Bank Credit Agreement and the Series A Notes.


BANK CREDIT AGREEMENT


     On July 27, 1998, Veritas DGC entered into a syndicated, senior credit facility with Bank One, Texas, N.A., as agent (the "Bank Credit Agreement"). Certain of Veritas DGC's subsidiaries (collectively, the "Bank Guarantors") have guaranteed the obligations of Veritas DGC under the Bank Credit Agreement. The Bank Credit Agreement provides Veritas DGC with the ability to borrow up to $50.0 million from time to time prior to July 27, 2001, subject to the borrowing base described below, with up to $15.0 million of such amount available for letters of credit. Interest under the Bank Credit Agreement accrues at a variable rate, using (at Veritas DGC's election) either the Wall Street Journal prime rate, or a rate based on the interbank Eurodollar market ("LIBOR") plus a margin ranging from 0.625% to 1.375%, depending upon Veritas DGC's trailing four-quarter debt to EBITDA ratio. Letters of credit accrue a letter of credit fee equal to the margin described above for the LIBOR interest rate. The indebtedness under the Bank Credit Agreement is unsecured but is subject to a "springing lien" on the accounts receivable of the Borrower and the Bank Guarantors which will arise upon the occurrence of an "Event of Default" under the Bank Credit Agreement. The final maturity date of the Bank Credit Agreement is July 27, 2001.



     Veritas DGC's ability to borrow under the Bank Credit Agreement is subject to a borrowing base based upon accounts receivable of Veritas DGC and certain of its subsidiaries.



     Among the various covenants that must be satisfied by Veritas DGC under the Bank Credit Agreement are the following five financial covenants under which Veritas DGC will not permit:



          (i) consolidated tangible net worth to be less than the sum of 80% of consolidated tangible net worth as July 27, 1998, plus (a) 50% of Veritas DGC's consolidated net income, if positive, for the period from July 27, 1998, to the final day of the most recent period for which consolidated financial information of Veritas DGC is available and (b) 100% of the sum of (i) the net proceeds of any equity issued by Veritas DGC or any of its subsidiaries (on a consolidated basis) after July 27, 1998, and (ii) equity contributed to Veritas DGC or any of its subsidiaries (on a consolidated basis) after July 27, 1998, in each case in connection with the purchase or other acquisition by Veritas DGC or any subsidiary of the assets or stock of any other entity;


          (ii) the ratio of (a) EBITDA to (b) interest expense, the non-financed portion of capital expenditures, and current maturities to funded debt, to be less than 1.20 to 1.00;

          (iii) the ratio of consolidated funded debt to total capitalization to exceed 0.40 to 1.00;

          (iv) the ratio of current assets to current liabilities to be less than 1.50 to 1.00; and

          (v) the ratio of consolidated funded debt to EBITDA to exceed 1.65 to 1.00.


     The Bank Credit Agreement also contains provisions which, in general, restrict the ability of Veritas DGC and its subsidiaries to (i) engage in new lines of business other than the businesses in which they are currently engaged and other businesses reasonably related thereto, (ii) enter into mergers or consolidations or asset sales or purchases, (iii) incur liens or debts or make advances, investments or loans, (iv) enter into transactions with affiliates other than at arm's-length basis in the ordinary course of business, or (v) modify any certificate of incorporation or by-laws in a manner adverse to the lenders.


     Events of default under the Bank Credit Agreement include (i) non-payment of amounts owing under the Bank Credit Agreement, (ii) misrepresentation, (iii) breach of covenants, (iv) default with respect to other indebtedness, (v) bankruptcy, (vi) default under, or non-effectiveness of, the security documents covering the collateral, (vii) judgments in excess of $1,000,000, and (viii) attachment, sequestration, or similar proceedings involving amounts in excess of $1,000,000.

SERIES A NOTES


     In October 1996, Veritas DGC consummated a public offering of $75.0 million principal amount of the Series A Notes. The Notes are general unsecured senior obligations of Veritas DGC ranking pari passu in right of payment with the Series A Notes and with all other indebtedness and liabilities of Veritas DGC that are not subordinated by their terms to other indebtedness of Veritas DGC and senior in right of payment to all indebtedness of Veritas DGC that by its terms is so subordinated. The terms of the Series A Notes are substantially identical to the Notes. Among other things, the Series A Indenture provides that upon a Change of Control, as defined in the Series A Indenture, each Holder of Series A Notes will have the right to require Veritas DGC to repurchase all or any part of such Holder's Series A Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.



     The Series A Indenture permits and the indenture relating to the Notes permits Veritas DGC and its subsidiaries to incur additional indebtedness, which may be secured by liens on certain assets of Veritas DGC and its subsidiaries, subject to certain limitations. See "Description of Exchange Senior
Notes -- Certain Covenants -- Limitation on Liens".


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon current provisions of the Internal Revenue Service (the "IRS"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Old Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who hold Old Notes in connection with a hedging transaction, stradde, or conversion transaction) may be subject to special rules not discussed below.


     The issuance of the Exchange Notes to Holders of the Old Notes pursuant to the terms set forth in this prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss will be recognized by Holders of the Old Notes upon receipt of the Exchange Notes, and ownership for the Exchange Notes will be considered a continuation of ownership of the Old Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Old Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Old Notes exchanged therefor. Each Holder's taxation of an Exchange Note will be as for the Old Notes, and the issue price, original issue discount, bond premium and market discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount, bond premium and market discount inclusion and other tax characteristics of the Old Notes exchanged therefor.



     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND RECENT AND OF POSSIBLE FUTURE CHANGES IN THE TAX LAWS.


                              PLAN OF DISTRIBUTION


     Each broker-dealer that acquires Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Note received in exchange for Old Notes where such old Notes were acquired as a result of market-making activities or other trading activities. Veritas DGC has agreed that, for a period of time as such Broker-Dealers must comply with prospectus delivery requirements of the Exchange Act in order to resell the Exchange Notes, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Veritas DGC will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Note or a combination of such methods or resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



     For a period of time as such Broker-Dealers must comply with prospectus delivery requirements of the Exchange Act in order to resell the Exchange Notes, Veritas DGC will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Veritas DGC has agreed to pay certain expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers, and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.



     By acceptance of this exchange offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from Veritas DGC of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice Veritas DGC agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until Veritas DGC has amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental prospectus to such broker-dealer.


                                 LEGAL MATTERS


     Certain legal matters in connection with the validity of the Exchange Notes offered hereby will be passed on for Veritas DGC by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS


     The consolidated financial statements of Veritas DGC Inc. as of July 31, 1997 and 1998 and for each of the two years in the period ended July 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Veritas DGC Inc. for the year ended July 31, 1996, included in this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements of Veritas Energy Services Inc., as of and for the nine months ended July 31, 1996, not separately presented in this prospectus, have been audited by Price Waterhouse, Chartered Accountants, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Veritas DGC Inc. for the year ended July 31, 1996, have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     This prospectus incorporates documents by reference which are not presented herein or delivered herewith. This means that Veritas DGC can disclose certain information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available upon written or oral request directed to Anthony Tripodo, Veritas DGC Inc., at Veritas DGC's principal executive offices located at 3701 Kirby Drive, Suite 112, Houston, Texas 77098-3982; telephone (713) 512-8300. In order to ensure timely delivery of the documents, any request should be made five days before the Expiration Date.



     The following documents, which have been filed by Veritas DGC with the Commission pursuant to the Exchange Act (File No. 1-7427), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:


          (a) Annual Report on Form 10-K for the year ended July 31, 1998;

          (b) Current Report on Form 8-K, dated November 12, 1998; and


          (c) All documents filed by Veritas DGC with the Commission pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the Offer to Exchange.



     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.



     Veritas DGC will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that have been incorporated herein by reference (not including exhibits to the documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents this prospectus incorporates). Requests should be directed to Veritas DGC Inc., attention:
Corporate Secretary, 3701 Kirby Drive, Suite 112, Houston, TX 77098-3982 (telephone number: (713) 512-8300).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants of PricewaterhouseCoopers
  LLP.......................................................   F-2
Independent Auditors' Report of Deloitte & Touche LLP.......   F-3
Independent Auditors' Report of Price Waterhouse............   F-4
Consolidated Statements of Income for the years ended July
  31, 1996, 1997 and 1998...................................   F-5
Consolidated Balance Sheets as of July 31, 1997 and 1998....   F-6
Consolidated Statements of Cash Flows for the years ended
  July 31, 1996, 1997 and 1998..............................   F-7
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended July 31, 1996, 1997 and 1998..........   F-9
Notes to Consolidated Financial Statements..................  F-10

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Veritas DGC Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Veritas DGC Inc. and its subsidiaries at July 31, 1997 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

Houston, Texas
October 1, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Veritas DGC Inc.


     We have audited the consolidated statements of income, cash flows and changes in stockholders' equity of Veritas DGC Inc. and subsidiaries for the year ended July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit. The consolidated financial statements give retroactive effect to the merger of Digicon Inc. and Veritas Energy Services Inc., which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the consolidated statements of income, cash flows and changes in stockholders' equity of Veritas Energy Services Inc. for the year ended October 31, 1995 or for the twelve months ended July 31, 1996, which statements reflect total revenues of $109,996,000 for the year ended October 31, 1995 and $118,591,000 for the twelve months ended July 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Veritas Energy Services Inc. for 1995 and 1996, is based solely on the report of such other auditors.


     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Veritas DGC Inc. and subsidiaries and its cash flows for the year ended July 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
October 10, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Veritas Energy Services Inc.


     We have audited the consolidated statements of income, retained earnings and changes in financial position of Veritas Energy Services Inc. for the nine months ended July 31, 1996 and for the year ended October 31, 1995 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


     In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations of the Company and the changes in its financial position for the nine months ended July 31, 1996 and for the year ended October 31, 1995 in accordance with Canadian generally accepted accounting principles.


PRICE WATERHOUSE
Chartered Accountants

Calgary, Alberta
September 20, 1996

                       VERITAS DGC INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               FOR THE YEARS ENDED JULY 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Revenues....................................................  $250,596   $362,715   $528,959
Costs and expenses:
  Cost of services..........................................   198,711    271,656    346,896
  Write-off/write-down for impairment of assets.............     3,628
  Depreciation and amortization.............................    26,921     40,631     56,121
  Selling, general and administrative.......................     7,255     11,408     18,758
  Other (income) expense:
     Interest...............................................     5,466      7,484      7,318
     Merger related costs...................................     3,666        597
     Other..................................................       546        630       (338)
                                                              --------   --------   --------
          Total costs and expenses..........................   246,193    332,406    428,755
                                                              --------   --------   --------
Income before provision for income taxes and equity in
  (earnings) loss of 50% or less-owned companies and joint
  ventures..................................................     4,403     30,309    100,204
Provision for income taxes..................................     2,009      6,062     34,218
Equity in (earnings) loss of 50% or less-owned companies and
  joint ventures............................................     1,113       (878)      (972)
                                                              --------   --------   --------
Net income..................................................  $  1,281   $ 25,125   $ 66,958
                                                              ========   ========   ========
Per share:
  Earnings per common share.................................  $    .07   $   1.33   $   2.96
                                                              ========   ========   ========
  Weighted average common shares............................    17,882     18,898     22,594
                                                              ========   ========   ========
  Earnings per common share -- assuming dilution............  $    .07   $   1.30   $   2.87
                                                              ========   ========   ========
  Weighted average common shares -- assuming dilution.......    18,095     19,364     23,315
                                                              ========   ========   ========

                 See Notes to Consolidated Financial Statements

                       VERITAS DGC INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS, EXCEPT PAR VALUE)

                                     ASSETS

                                                                   JULY 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Current assets:
  Cash and cash equivalents.................................  $ 71,177   $ 40,089
  Restricted cash investments...............................       550        186
  Accounts and notes receivable (net of allowance for
     doubtful accounts: 1997, $646; 1998, $1,248)...........   120,946    151,820
  Materials and supplies inventory..........................     2,333      4,106
  Prepayments and other.....................................    10,429     16,290
                                                              --------   --------
          Total current assets..............................   205,435    212,491
Property and equipment:
  Seismic equipment.........................................   156,264    206,449
  Data processing equipment.................................    54,516     72,925
  Seismic ship..............................................                7,534
  Leasehold improvements and other..........................    29,978     39,116
                                                              --------   --------
          Total.............................................   240,758    326,024
     Less accumulated depreciation..........................   108,004    151,104
                                                              --------   --------
          Property and equipment -- net.....................   132,754    174,920
Multi-client data library...................................    20,904     51,143
Investment in and advances to joint ventures................     2,908      2,943
Goodwill (net of accumulated amortization: 1997, $2,725;
  1998, $3,233).............................................     3,163      2,655
Deferred tax asset..........................................    10,213     19,157
Other assets................................................     9,712     15,181
                                                              --------   --------
          Total.............................................  $385,089   $478,490
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $    383   $    289
  Accounts payable -- trade.................................    39,007     42,493
  Accrued interest..........................................     2,188      2,234
  Other accrued liabilities.................................    38,669     50,753
  Income taxes payable......................................     3,486     10,682
                                                              --------   --------
          Total current liabilities.........................    83,733    106,451
Non-current liabilities:
  Long-term debt -- less current maturities.................    75,588     75,272
  Other non-current liabilities.............................     4,467      5,071
                                                              --------   --------
          Total non-current liabilities.....................    80,055     80,343
Commitments and contingent liabilities (See Note 8)
Stockholders' equity:
  Preferred stock, $.01 par value; authorized: 1,000,000
     shares; none issued
  Common stock, $.01 par value; authorized: 40,000,000
     shares; issued: 19,982,040 and 21,278,653 shares
     (excluding 2,367,071 and 1,505,915 Exchangeable Shares,
     respectively) at July 31, 1997 and 1998,
     respectively...........................................       200        213
  Additional paid-in capital................................   194,764    202,512
  Accumulated earnings (from August 1, 1991 with respect to
     Digicon Inc.)..........................................    27,400     94,358
  Cumulative foreign currency translation adjustment........    (1,063)    (3,660)
  Less: Treasury stock, at cost; 50,000 shares at July 31,
     1998...................................................               (1,727)
                                                              --------   --------
          Total stockholders' equity........................   221,301    291,696
                                                              --------   --------
          Total.............................................  $385,089   $478,490
                                                              ========   ========

                 See Notes to Consolidated Financial Statements

                       VERITAS DGC INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                               FOR THE YEARS ENDED JULY 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
OPERATING ACTIVITIES:
  Net income................................................  $  1,281   $ 25,125   $ 66,958
  Non-cash items included in net income:
     Write-off/write-down for impairment of assets..........     3,628
     Depreciation and amortization..........................    26,921     40,631     56,121
     Amortization of deferred gain on sale/leaseback........      (103)
     Loss on disposition of property and equipment..........       875      1,151      1,549
     Equity in (earnings) loss of 50% or less-owned
       companies and joint ventures.........................     1,113       (878)      (972)
     Write-down of multi-client data library to market......     1,774      2,604        689
     Deferred taxes.........................................                 (924)    (7,314)
     Other..................................................        61
  Change in operating assets/liabilities:
     Accounts and notes receivable..........................    (9,466)   (55,499)   (30,874)
     Materials and supplies inventory.......................      (241)      (674)    (1,773)
     Prepayments and other..................................    (1,807)    (2,230)    (5,861)
     Multi-client data library..............................       574      2,120    (30,928)
     Other..................................................       851     (4,282)    (5,598)
     Accounts payable -- trade..............................       952     11,003      1,043
     Accrued interest.......................................       (96)     1,875         46
     Other accrued liabilities..............................       796     18,764     12,084
     Income taxes payable...................................      (227)     1,672      7,196
     Other non-current liabilities..........................    (1,541)     2,952        604
  Adjustment to conform fiscal year of Veritas Energy
     Services Inc...........................................    (5,268)
                                                              --------   --------   --------
          Total cash provided by operating activities.......    20,077     43,410     62,970
FINANCING ACTIVITIES:
  Payments of secured term loans............................              (10,854)
  Payments of long-term debt................................   (11,437)   (24,976)      (410)
  Borrowings from long-term debt............................     1,500        781
  Net payments under credit agreements......................    (2,665)   (11,458)
  Borrowings from senior notes..............................               75,000
  Debt issue costs..........................................               (2,765)
  Net proceeds from sale of common stock....................     4,470     80,515      6,131
  (Purchase) sale of treasury stock.........................     3,972                (1,727)
                                                              --------   --------   --------
          Total cash provided (used) by financing
            activities......................................    (4,160)   106,243      3,994
INVESTING ACTIVITIES:
  (Increase) decrease in restricted cash investments........       343       (223)       364
  (Increase) decrease in investment in and advances to joint
     ventures...............................................    (2,372)      (567)       937
  Purchase of property and equipment........................   (14,459)   (89,112)   (97,106)
  Sale of property and equipment............................       668      1,037        221
                                                              --------   --------   --------
          Total cash used by investing activities...........   (15,820)   (88,865)   (95,584)
  Currency (gain) loss on foreign cash......................      (107)       317     (2,468)
                                                              --------   --------   --------
  Change in cash and cash equivalents.......................       (10)    61,105    (31,088)
  Beginning cash and cash equivalents balance...............    10,082     10,072     71,177
                                                              --------   --------   --------
  Ending cash and cash equivalents balance..................  $ 10,072   $ 71,177   $ 40,089
                                                              ========   ========   ========

                 See Notes to Consolidated Financial Statements

                       VERITAS DGC INC. AND SUBSIDIARIES

        SUPPLEMENTARY SCHEDULES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                               FOR THE YEARS ENDED JULY 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Increase in property and equipment for:
     Accounts and notes receivable -- deferred credits
       utilized.............................................  $   866    $          $
     Execution of equipment purchase obligations............   16,963      6,388
     Accounts payable -- trade..............................      572        550      2,443
  Utilization of net operating losses existing prior to the
     quasi-reorganization resulting in an increase
     (decrease) in:
       Deferred tax asset valuation allowance...............              (9,867)    (1,630)
       Additional paid-in capital...........................               9,867      1,630
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
     Interest --
       Senior notes.........................................               3,496      6,513
       Equipment purchase obligations.......................    1,878        673        113
       Secured term loans...................................      506        274
       Credit agreements....................................    1,843        403         53
       Other................................................    1,286        656        603
     Income taxes...........................................    5,086      1,891     33,369

                 See Notes to Consolidated Financial Statements

                       VERITAS DGC INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998
                           (IN THOUSANDS OF DOLLARS)

                                              COMMON STOCK       TREASURY STOCK,                     ACCUMULATED      CUMULATIVE
                                                 ISSUED              AT COST                          EARNINGS          FOREIGN
                                           ------------------   ------------------   ADDITIONAL    (FROM AUGUST 1,     CURRENCY
                                                         PAR                          PAID-IN     1991 WITH RESPECT   TRANSLATION
                                             SHARES     VALUE    SHARES    AMOUNT     CAPITAL     TO DIGICON INC.)    ADJUSTMENT
                                           ----------   -----   --------   -------   ----------   -----------------   -----------
BALANCE, JULY 31, 1995...................  11,134,939   $111    (858,497)  $(4,772)   $100,797         $ 1,930          $   (66)
Treasury stock issued for cash, net of
  issue costs............................                        858,497     4,772        (800)
Common stock issued for cash upon
  exercise of warrants...................      29,433                                      530
Common stock issued for cash under
  employee stock option plan.............     181,497      2                             2,448
Common stock certificates cancelled......     (11,517)
Registration and filing costs............                                                  (30)
Exchangeable stock issued for cash under
  employee stock purchase plan -- Veritas
  Energy Services Inc. ..................                                                   12
Exchangeable stock issued for cash under
  employee stock option plan -- Veritas
  Energy Services Inc. ..................                                                1,512
Cumulative foreign currency translation
  adjustment.............................                                                                                  (868)
Net income...............................                                                                1,281
Adjustment to conform fiscal year of
  Veritas Energy Services Inc. ..........                                                                 (936)
                                           ----------   ----    --------   -------    --------         -------          -------
BALANCE, JULY 31, 1996...................  11,334,352    113                           104,469           2,275             (934)
Common stock issued for exchangeable
  stock..................................   4,645,968     47                               (47)
Common stock issued for cash upon
  exercise of warrants...................     191,333      2                             1,029
Common stock issued for cash under
  employee stock option plan.............     360,387      3                             3,121
Common stock issued for cash, net of
  issue costs............................   3,450,000     35                            76,416
Registration and filing costs............                                                  (91)
Utilization of net operating loss
  carryforwards existing prior to
  quasi-reorganization...................                                                9,867
Cumulative foreign currency translation
  adjustment.............................                                                                                  (129)
Net income...............................                                                               25,125
                                           ----------   ----    --------   -------    --------         -------          -------
BALANCE, JULY 31, 1997...................  19,982,040    200                           194,764          27,400           (1,063)
Common stock issued for exchangeable
  stock..................................     871,818      9                                (9)
Common stock issued for cash upon
  exercise of warrants...................      42,000                                      189
Common stock issued for cash under
  employee stock option plan.............     326,731      3                             3,925
Common stock issued for services under
  restricted stock agreements............       3,333                                      169
Common stock issued for cash under
  employee stock purchase plan...........      52,731      1                             1,864
Common stock reacquired for cash,
  including fees.........................                        (50,000)   (1,727)
Registration and filing costs............                                                  (20)
Utilization of net operating loss
  carryforwards existing prior to
  quasi-reorganization...................                                                1,630
Cumulative foreign currency translation
  adjustment.............................                                                                                (2,597)
Net income...............................                                                               66,958
                                           ----------   ----    --------   -------    --------         -------          -------
BALANCE, JULY 31, 1998...................  21,278,653   $213     (50,000)  $(1,727)   $202,512         $94,358          $(3,660)
                                           ==========   ====    ========   =======    ========         =======          =======

                 See Notes to Consolidated Financial Statements

                       VERITAS DGC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     Veritas DGC Inc. (the "Company") provides seismic data acquisition, data processing, multi-client data sales and exploration and development information services to the petroleum industry in selected markets worldwide. The accompanying consolidated financial statements include the accounts of Veritas DGC Inc., formerly Digicon Inc. ("Digicon"), and all majority-owned domestic and foreign subsidiaries. Investments in 50% or less-owned companies and joint ventures are accounted for on the equity method. All material intercompany balances and transactions have been eliminated. All financial information for all periods presented prior to the merger on August 30, 1996 between Digicon and Veritas Energy Services Inc. ("VES") includes the results of VES. (See Note 2.) The merger has been accounted for as a pooling of interests. Digicon effected a quasi-reorganization adjustment as of July 31, 1991 in which its accumulated deficit at July 31, 1991 of $139,751,000 was offset against additional paid-in capital.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassification of Prior Year Balances

     Certain prior year balances have been reclassified for consistent presentation.

  Fair Value of Financial Instruments


     The Company's financial instruments include cash and short-term investments, restricted cash investments, accounts and notes receivable, accounts payable and debt. The fair market value of the $75.0 million senior notes included in long-term debt and $2.2 million of related accrued interest is $78.5 million based on the present value of total payments due at the high yield corporate bond rate at July 31, 1998. The carrying value is a reasonable estimate of fair value for all other instruments.


  New Accounting Pronouncements Not Yet Adopted


     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement requires disclosure in both annual and interim reporting of the reporting period's comprehensive income (changes in equity from non-owner sources), net of the related tax effect, on the face of the consolidated statement of income, consolidated statement of changes in stockholders' equity or in a separate statement of comprehensive income and the accumulated balance of other comprehensive income (comprehensive income excluding net income) as a separate component in the stockholders' equity section of the consolidated balance sheet. Classifications included in the accumulated balance are disclosed on the face of the consolidated balance sheet or statement of changes in stockholders' equity or in notes to the consolidated financial statements. The Company's sources of comprehensive income include net income and cumulative foreign currency translation adjustments. The Company will be required to implement this statement in fiscal year 1999. Management has not completed its assessment of how it will present the required information.


     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which will supersede SFAS No. 14, "Financial Reporting for Segments of a Business

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


Enterprise." It will require the Company to disclose certain financial information in both annual and interim reporting about "operating segments" which are components of a company that are evaluated regularly by management in deciding how to allocate its resources and in assessing its performance. It also requires disclosure about the countries from which the Company derives its revenues and in which it employs its long-lived assets. Major customers will continue to be disclosed. The Company will be required to implement this statement in fiscal year 1999. Management has not completed its assessment of how the adoption of this statement will affect its existing segment disclosures.



     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which will supersede the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement addresses disclosures only and will require the Company to provide a reconciliation of the beginning and ending balances of the benefit obligation and the fair value of plan assets in addition to disclosures already presented. The Company will be required to implement this statement in fiscal year 1999.


  Translation of Foreign Currencies


     The Company has determined that the United States ("U.S.") dollar is its primary functional currency and, accordingly, most foreign entities translate property and equipment (and related depreciation) and inventories into U.S. dollars at the exchange rate in effect at the time of their acquisition while other assets and liabilities are translated at year-end rates. Operating results (other than depreciation) are translated at the average rates of exchange prevailing during the year. The remaining foreign entities use the Canadian dollar as their functional currency and translate all assets and liabilities at year-end exchange rates and operating results at average exchange rates prevailing during the year. Adjustments resulting from the translation of assets and liabilities are recorded in the cumulative foreign currency translation adjustment account in stockholders' equity. Remeasurement gains and losses are included in the determination of net income and are reflected in other costs and expenses. (See Note 13.)


  Cash Equivalents


     For purposes of the Consolidated Statements of Cash Flows, the Company has defined "cash equivalents" as items readily convertible into known amounts of cash with original maturities of three months or less.


  Restricted Cash Investments

     Restricted cash investments in the amounts of $550,000 and $186,000 at July 31, 1997 and 1998, respectively, were pledged as collateral on certain bank guarantees related to contracts entered into in the normal course of business.

  Accounts Receivable

     Included in accounts and notes receivable at July 31, 1997 and 1998 are unbilled amounts of approximately $17,308,000 and $43,058,000, respectively. Such amounts are either not billable to the customer at July 31 in accordance with the provisions of the contract and generally will be billed in one to four months or are currently billable and will be invoiced in the next monthly statement cycle.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

  Inventories

     Inventories of materials and supplies are stated at the lower of average cost or market.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on estimated useful lives, in years, as follows:

                                                               ESTIMATED
                                                              USEFUL LIFE
                                                              -----------
Seismic equipment...........................................      3-5
Data processing equipment...................................        3
Seismic ship................................................        5
Leasehold improvements and other............................     3-10

     Expenditures for routine repairs and maintenance are charged to expense as incurred; expenditures for additions and improvements, including capitalized interest, are capitalized and depreciated over the estimated useful life of the related asset. The net gain or loss on property and equipment disposed of is included in other costs and expenses. (See Note 13.)


     In fiscal 1996, the Company recognized impairment of assets in the amount of $3,628,000 or $.20 per common share and per common share -- assuming dilution. (See Note 12.)


  Multi-Client Data Library


     The Company collects and processes certain seismic data for its own account to which it retains all ownership rights and which it resells to clients on a non-transferable, non-exclusive basis. The Company may obtain precommitted sales contracts to help fund the cash requirements of these surveys which generally last from five to seven months. The Company capitalizes associated costs using an estimated sales method. Under that method the amount capitalized equals actual costs incurred less costs attributed to the precommitted sales contracts based on the percentage of total estimated costs to total estimated sales multiplied by actual sales. The capitalized cost of multi-client data library is likewise charged to operations in the period subsequent sales occur based on the percentage of total estimated costs to total estimated sales multiplied by actual sales. Beginning in fiscal 1997, the Company changed the estimated life of its multi-client data library so that any costs remaining 24 months after completion of a survey are charged to operations over a period not to exceed 24 months. The Company periodically reviews the carrying value of the multi-client data library to assess whether there has been a permanent impairment of value and records losses when the total estimated costs exceed total estimated sales or when it is determined that estimated sales would not be sufficient to cover the carrying value of the asset.


  Goodwill


     The Company records the purchase price of businesses or joint venture interests in excess of the fair value of net assets acquired as goodwill which is amortized using the straight-line method over a period of 10 to 20 years which approximates the period benefits are expected to be derived. The Company periodically reviews the carrying value of goodwill in relation to the current and expected operating results of the businesses or joint ventures in order to assess whether there has been a permanent impairment of such amounts.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

  Mobilization Cost


     Transportation and make-ready expenses of seismic operations incurred prior to commencement of business in an area, that would not have been incurred otherwise, are deferred and amortized over the lesser of the term of the related contract or backlog of contracts in that area or one year. Amounts applicable to operations for the Company's own account are included in the cost of the multi-client data library. There were no unamortized mobilization costs at July 31, 1997. Unamortized mobilization costs are shown as other assets and totaled $818,000 at July 31, 1998.


  Leases


     Operating leases include those for office space, specialized seismic equipment rented for short periods of time, and the Company's seismic ships which generally are chartered on a short-term basis.


  Revenues

     Revenues from data acquisition and data processing services are recognized on the percentage-of-completion method measured by the amount of data collected or processed to the total amount of data to be collected or processed or by time incurred to total time expected to be incurred. Sales from the licensing of multi-client data surveys are recognized upon delivery of such data based upon agreed rates set forth in the contract.

  Research and Development

     Research and development costs are charged to expense when incurred. Research and development costs for the years ended July 31, 1996, 1997 and 1998 were $3,193,000, $3,725,000 and $6,196,000, respectively.

  Stock-Based Compensation


     The Company maintains stock-based compensation plans that are accounted for using the intrinsic value based method allowed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Under that method, compensation expense is recorded in the accompanying consolidated financial statements when the quoted market price of stock at the grant date or other measurement date exceeds the amount an employee must pay to acquire the stock. As required by SFAS No. 123, "Accounting for Stock-Based Compensation," the effect on net income and earnings per share of compensation expense that would have been recorded using the fair value based method is reported through disclosure. (See Note 9.)


  Earnings Per Share

     All per share amounts contained herein have been restated in accordance with SFAS No. 128, "Earnings per Share," which became effective for interim and annual reporting periods ending after December 15, 1997. This statement requires the computation of earnings per share based upon weighted average common shares outstanding and earnings per share -- assuming dilution based upon weighted average common shares outstanding and additional common shares, utilizing the treasury stock method and average market prices, that would have been outstanding if dilutive potential common shares had been issued. (See Note 14.)

2. BUSINESS COMBINATION

     Veritas DGC Inc. was formerly named Digicon Inc. ("Digicon"). On August 30, 1996, Digicon and Veritas Energy Services Inc. ("VES"), a Canadian company, consummated a business combination (the "Combination"). VES became a wholly owned subsidiary of Digicon and Digicon changed its name to Veritas

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


DGC Inc. (the "Company"). As a result of the Combination, each share of VES no par value common shares outstanding was converted into the right to receive VES no par value exchangeable stock (the "Exchangeable Stock") at an exchange ratio of 0.8 of a share of Exchangeable Stock per VES common share. All of the holders of VES common shares, except for those shareholders who perfected and properly exercised their right to dissent from the Combination and received fair value of their shares in cash, became holders of Exchangeable Stock and accordingly, 7,023,701 shares of Exchangeable Stock were issued. The aggregate stated capital of the Exchangeable Stock is equal to the aggregate stated capital immediately prior to the Combination of the VES common shares that were exchanged or approximately $30.0 million. The Exchangeable Stock is convertible, at the discretion of the stockholder, on a one-for-one basis into shares of the Company's $0.01 par value common stock and their holders have rights identical to the holders of the Company's common stock. Options to purchase shares of VES common stock ("VES Option") were converted into options to purchase shares of the Company's common stock at an exchange ratio of 0.8 of an option in the Company's common stock per VES Option. (See Note 9.) The VES articles of amalgamation were amended to reduce the number of authorized VES common shares to one which is held by the Company.


     The Combination has been accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements have been prepared on a basis that includes the accounts of Digicon and VES. Information concerning common stock and per share data has been restated on an equivalent share basis. As a result of the differing year ends of Digicon and VES, results of operations for dissimilar year ends have been combined. Digicon's results of operations for the year ended July 31, 1995 have been combined with VES' results of operations for the year ended October 31, 1995. To conform year ends, Digicon's results of operations for the year ended July 31, 1996 have been combined with VES' results of operations for the twelve months ended July 31, 1996 and, accordingly, VES' operating results for the period August 1, 1995 through October 31, 1995 are included in the years ended July 31, 1995 and July 31, 1996. An adjustment in an amount equal to the results of operations for this three-month period is included in the consolidated statements of changes in stockholders' equity. VES' revenues, net income, and earnings per share and earnings per share -- assuming dilution were $22,150,000, $936,000 and $0.05, respectively, for the period August 1, 1995 through October 31, 1995.


     Presented below is the effect of the pooling of interests on previously reported results of operations for the year ended July 31, 1996. Amounts related to VES have been converted into the Company's reporting currency, U.S. dollars, using weighted average exchange rates prevailing during the period and reflect adjustments for differences between U.S. and Canadian generally accepted accounting principles ("GAAP") and reclassifications to conform financial statement presentation. Canadian to U.S. GAAP adjustments include adjustments to
(i) write off foreign exchange losses on borrowings which are deferred and amortized over the period of the debt, decreasing net income by approximately $173,000 and (ii) reverse the effect of a prior period adjustment, increasing net income by approximately $102,000. Reclassification of $28,842,000 has been made to net amounts billed to customers for reimbursable costs against VES' revenues.


                                                                  FOR THE YEAR ENDED
                                                                    JULY 31, 1996
                                                              --------------------------
                                                              REVENUES       NET INCOME
                                                              ---------      -----------
                                                              (IN THOUSANDS OF DOLLARS)
Digicon.....................................................  $160,847         $  385
VES.........................................................   118,591            967
Reclassifications...........................................   (28,842)
Adjustments.................................................                      (71)
                                                              --------         ------
          Total.............................................  $250,596         $1,281
                                                              ========         ======

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


     The Company's earnings per share and earnings per share -- assuming dilution as previously reported was $0.03 and its earnings per share and earnings per share -- assuming dilution as restated is $0.07.



     There were no material adjustments to the net assets of VES as a result of adopting the same accounting principles as the Company.



     During the year ended July 31, 1996 and 1997, the Company incurred and expensed $3,666,000 and $597,000, respectively, of costs associated with the Combination. These costs consist primarily of professional fees and include $150,000 payable to a stockholder who was the former Chairman of the Board of Directors for consulting services rendered in conjunction with the Combination.


3. INVESTMENT IN INDONESIAN JOINT VENTURE


     Summarized financial information for the Company's 80% owned Indonesian joint venture (P.T. Digicon Mega Pratama) which is accounted for under the equity method due to provisions in the joint venture agreement that give minority shareholders the right to exercise control is as follows:


                                                                      JULY 31,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
                                                              (IN THOUSANDS OF DOLLARS)
Current assets..............................................   $  3,697      $  2,740
Property and equipment, net.................................         60           613
Multi-client data library...................................        228
                                                               --------      --------
          Total assets......................................   $  3,985      $  3,353
                                                               ========      ========

Current liabilities.........................................   $  1,077      $    410
Advances from affiliates....................................     14,784        13,847
Stockholders' deficit:
  Common stock..............................................      2,576         2,576
  Accumulated deficit.......................................    (14,452)      (13,480)
                                                               --------      --------
          Total stockholders' deficit.......................    (11,876)      (10,904)
                                                               --------      --------
          Total liabilities and stockholders' deficit.......   $  3,985      $  3,353
                                                               ========      ========

                                                              FOR THE YEARS ENDED JULY 31,
                                                             ------------------------------
                                                               1996       1997       1998
                                                             --------   --------   --------
                                                               (IN THOUSANDS OF DOLLARS)
Revenues...................................................   $2,927     $7,240     $3,346
Cost and expenses:
  Cost of services.........................................    3,429      6,424      2,378
  Depreciation and amortization............................                            316
  Other....................................................      (15)       (62)      (320)
                                                              ------     ------     ------
          Total............................................    3,414      6,362      2,374
                                                              ------     ------     ------
Income (loss) before provision for income taxes............     (487)       878        972
Provision for income taxes.................................      166
                                                              ------     ------     ------
Net income (loss)..........................................   $ (653)    $  878     $  972
                                                              ======     ======     ======

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

4. LONG-TERM DEBT


     The Company's long-term debt is as follows:


                                                                  JULY 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
                                                              (IN THOUSANDS OF
                                                                  DOLLARS)
Senior notes due October 2003, at 9 3/4%....................  $75,000   $75,000
Equipment purchase obligations maturing through September
  2000, at a weighted average rate of 9.29% at July 31,
  1998......................................................      971       561
                                                              -------   -------
          Total.............................................   75,971    75,561
Less current maturities.....................................      383       289
                                                              -------   -------
          Due after one year................................  $75,588   $75,272
                                                              =======   =======


     The senior notes ("Series A Notes") are due in October 2003 with interest payable semi-annually at 9 3/4%. The Series A Notes are unsecured and are effectively subordinated to secured debt of the Company with respect to the assets securing such debt and to all debt of its subsidiaries whether secured or unsecured. The indenture relating to the Series A Notes contains certain covenants which limit the Company's ability to, among other things, incur additional debt, pay dividends and complete mergers, acquisitions and sales of assets. Upon a change in control of the Company, as defined in the indenture, the holders of the Series A Notes have the right to require the Company to purchase all or a portion of such holder's Series A Note at a price equal to 101% of the aggregate principal amount. The Company has the right to redeem the Series A Notes, in whole or part, on or after October 15, 2000. Under certain conditions, the Company may redeem up to $20.0 million in aggregate principal amount of the Series A Notes prior to October 15, 1999.



     The Company maintained a revolving credit agreement which matured in July 1998 with a commercial bank that provided advances up to $25.0 million of which $20.0 million were secured by substantially all of the receivables of the Company. Advances bore interest, at the Company's election, at LIBOR plus two percent or prime rate and were defined by a borrowing formula. In July 1998, the Company obtained a new revolving credit agreement due July 2001 with commercial lenders to provide advances up to $50.0 million. Advances are limited by an unsecured borrowing base and bear interest, at the Company's election, at LIBOR or prime rate (8 1/2% at July 31, 1998) plus a margin based on certain ratios maintained by the Company's. Covenants in the agreement limit, among other things, the Company's right to take certain actions, including creating indebtedness. In addition, the agreement requires the Company to maintain certain financial ratios. No advances were outstanding at July 31, 1997 and 1998 under the credit agreements.



     The Company's equipment purchase obligations represent installment loans and capitalized lease obligations primarily related to computer and seismic equipment.


     Annual maturities of long-term debt for the next five years are as follows:

                                                                 ANNUAL
FISCAL YEAR                                                    MATURITIES
-----------                                                   -------------
                                                              (IN THOUSANDS
                                                               OF DOLLARS)
1999........................................................     $   289
2000........................................................         240
2001........................................................          32
2004........................................................      75,000
                                                                 -------
          Total.............................................     $75,561
                                                                 =======

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


     No interest was capitalized during the years ended July 31, 1996 and 1997. During the year ended July 31, 1998, the Company incurred interest costs of $8,118,000. The Company capitalized $800,000 of this amount as a cost of leasehold improvements to a chartered vessel.


5. OTHER ACCRUED LIABILITIES

     Other accrued liabilities included $8,313,000 and $12,216,000 of accrued payroll and benefits and $14,263,000 and $19,196,000 of deferred revenues at July 31, 1997 and 1998, respectively.

6. INCOME TAXES

     Pretax income was taxed under the following jurisdictions:

                                                         FOR THE YEARS ENDED JULY 31,
                                                         ----------------------------
                                                          1996      1997       1998
                                                         -------   -------   --------
                                                          (IN THOUSANDS OF DOLLARS)
U.S....................................................  $ 9,457   $21,098   $ 90,690
Foreign................................................   (5,054)    9,211      9,514
                                                         -------   -------   --------
          Total........................................  $ 4,403   $30,309   $100,204
                                                         =======   =======   ========

     The provision for income taxes consists of the following:

                                                           FOR THE YEARS ENDED JULY 31,
                                                          ------------------------------
                                                            1996       1997       1998
                                                          --------   --------   --------
                                                            (IN THOUSANDS OF DOLLARS)
Current -- U.S..........................................  $   192    $ 3,352    $36,616
Deferred -- U.S.........................................      395     (2,940)    (5,469)
Current -- Foreign......................................    2,555      3,634      4,952
Deferred -- Foreign                                        (1,133)     2,016     (1,881)
                                                          -------    -------    -------
          Total.........................................  $ 2,009    $ 6,062    $34,218
                                                          =======    =======    =======

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

     A reconciliation of income tax expense computed at the U.S. statutory rate to the provision reported in the consolidated statements of income is as follows:

                                                           FOR THE YEARS ENDED JULY 31,
                                                          ------------------------------
                                                            1996       1997       1998
                                                          --------   --------   --------
                                                            (IN THOUSANDS OF DOLLARS)
Income tax at the statutory rate........................  $ 1,541    $10,608    $35,071
Increase (reduction) in taxes resulting from:
  Foreign earnings taxed at other than the U.S.
     statutory rate.....................................     (131)     1,806     (1,349)
  Write-off of investment...............................   (4,734)    (6,300)
  Contingency...........................................               2,327      1,036
  Foreign losses with no tax recovery...................    4,985
  Foreign tax credit....................................                         (3,465)
  U.S. tax on Subpart F income and dividends............                          1,685
  Employee Nonqualified Stock Option Plan deduction.....                         (1,375)
  U.S. tax on branch operations.........................                 501      2,567
  Prior year tax return to tax provision
     reconciliation.....................................              (3,826)    (1,708)
  Other.................................................      348        946      1,756
                                                          -------    -------    -------
          Total.........................................  $ 2,009    $ 6,062    $34,218
                                                          =======    =======    =======


     Deferred taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The primary components of the Company's deferred tax assets and liabilities are as follows:


                                                                       JULY 31,
                                                               -------------------------
                                                                  1997          1998
                                                               -----------   -----------
                                                               (IN THOUSANDS OF DOLLARS)
Deferred tax assets:
  Difference between book and tax basis of property and
     equipment..............................................    $  1,713      $  4,067
  Difference between book and tax basis of multi-client data
     library................................................      13,871        20,402
  Net operating loss carryforwards..........................      37,539        36,111
  Tax credit carryforwards..................................       1,629           334
  Other.....................................................        (630)         (693)
                                                                --------      --------
          Total.............................................      54,122        60,221
Deferred tax liabilities....................................      (1,425)         (259)
                                                                --------      --------
Net deferred tax asset......................................      52,697        59,962
Valuation allowance.........................................     (42,484)      (40,805)
                                                                --------      --------
Net deferred tax asset......................................    $ 10,213      $ 19,157
                                                                ========      ========


     A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is then adjusted when the realization of deferred tax assets becomes more likely than not. Adjustments are also made to recognize the expiration of net operating loss and investment tax credit carryforwards, with equal and offsetting adjustments to the related deferred tax asset. Should the Company's income projections result in the conclusion that realization of additional deferred tax assets is more likely than not, further adjustments to the valuation allowance are made. Since the Company's quasi-reorganization with respect to Digicon on July 31, 1991 the tax benefits of net operating loss carryforwards existing at the date of the quasi-reorganization have been recognized through a

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

direct addition to paid-in capital, when realization is more likely than not. The net reduction of approximately $1,679,000 in the valuation allowance during the current period resulted primarily from recognition of the expected utilization of net operating loss carryforwards generated prior to the quasi-reorganization and the expiration of investment tax credits.


     As of July 31, 1998, the Company has U.S. net operating loss carryforwards of approximately $77,964,000 and investment tax credit carryforwards of approximately $334,000. Approximately $53,421,000 of net operating loss carryforwards and all of the investment tax credit carryforwards existed prior to the quasi-reorganization. The following schedule sets forth the expiration dates of the U.S. net operating loss and investment tax credit carryforwards:


                                                                               INVESTMENT
                                                                 U.S. NET         TAX
                        FISCAL YEAR                           OPERATING LOSS     CREDIT
                        -----------                           --------------   ----------
                                                               (IN THOUSANDS OF DOLLARS)
1999........................................................     $ 2,209          $315
2000........................................................       9,406            19
2001........................................................      30,032
2003........................................................       4,222
2004........................................................       6,355
2005........................................................       1,198
2006........................................................       1,347
2007........................................................       2,505
2009........................................................       7,994
2010........................................................       2,710
2011........................................................       9,986
                                                                 -------          ----
          Total.............................................     $77,964          $334
                                                                 =======          ====


     Internal Revenue Service regulations restrict the utilization of U.S. net operating loss carryforwards and other tax benefits (such as investment tax credits) for any company in which an "ownership change" (as defined in Section 382 of the Internal Revenue Code) has occurred. The Company has performed the required testing and has concluded that two "ownership changes" have occurred. The first occurred in connection with the issuance of common stock through a public offering made by the Company on January 6, 1992. The utilization of U.S. net operating loss carryforwards existing at the date of the first "ownership change" is limited to approximately $4,041,000 per year. The second "ownership change" occurred on August 30, 1996 as a result of the stock acquisition of Veritas Energy Services Inc. The utilization of U.S. net operating losses incurred between the first and second ownership changes is limited to approximately $8,875,000 per year, which includes the limitation of approximately $4,041,000 from the first ownership change. The second limitation also applies to the limitation from the first ownership change that accumulated during the periods between the first and second ownership changes. During the years ended July 31, 1997 and 1998, the Company utilized approximately $10,983,000 and $8,875,000 of limitation carryover, respectively. As of July 31, 1998, approximately $11,492,000 of unused limitation carryover remained.



     Foreign operations had net operating loss carryforwards of approximately $25,187,000 at July 31, 1998, of which approximately $14,385,000 existed prior to the quasi-reorganization. Approximately $16,677,000 of the total foreign net operating loss carryforwards are related to United Kingdom operations, have an indefinite carryforward period, and are available to offset future profits in the Company's current trade or business. Approximately $13,312,000 of the United Kingdom net operating loss carryforwards existed prior to the quasi-reorganization. Approximately $4,186,000 of the total foreign net operating loss carryforwards are related to Oman operations, were generated after the quasi-reorganization and have a carryforward period of five years.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


     The Company considers the undistributed earnings of its foreign subsidiaries to be permanently reinvested. the Company has not provided deferred U.S. income tax on those earnings, as it is not practicable to estimate the amount of additional tax that might be payable should these earnings be remitted or deemed remitted as dividends or if the Company should sell its stock in the subsidiaries.


7. DEFERRED CREDITS


     In August 1992, the Company entered into agreements with a customer pursuant to which the Company received certain seismic equipment with a fair value of approximately $1,792,000 and was obligated to allow $7,800,000 in discounts at specified rates on future seismic services performed by the Company for such customer. The Company recorded deferred revenue equal to the fair value of seismic equipment at the time the equipment was received. The deferred revenue is amortized as an adjustment to revenues at a rate determined by the ratio of revenues generated by the customer during a reporting period to total revenues estimated to be generated by the customer under the agreements. Revenues are recognized net of discounts allowed as the customer purchases seismic services eligible for the discounts. At July 31, 1998, there was no remaining unrecognized deferred revenue and remaining discounts in the amount of $1,847,000 were available to such customer.



     The Company also has $5,022,000 and $585,000 at July 31, 1997 and 1998, respectively, included in accounts payable-trade relating to deferred credits earned by certain customers in conjunction with their original participation in certain of the Company's multi-client data surveys. These credits may be applied by the customers against future invoiced amounts.


8. COMMITMENTS AND CONTINGENT LIABILITIES

     Total rentals of vessels, equipment and office facilities charged to operations amounted to $28,210,000, $37,332,000 and $57,476,000 for the years ended July 31, 1996, 1997 and 1998, respectively.

     Minimum rentals payable under operating leases, principally for office space and vessel charters with remaining noncancellable terms of at least one year are as follows:

                        FISCAL YEAR                                MINIMUM RENTALS
                        -----------                           -------------------------
                                                              (IN THOUSANDS OF DOLLARS)
1999........................................................           $37,636
2000........................................................            25,214
2001........................................................            13,081
2002........................................................            10,066
2003........................................................             9,988
2004-2013...................................................            27,544


     In connection with the Company's 1999 capital expenditure program, the Company has commitments of approximately $3,000,000 outstanding at July 31, 1998.



     On November 25, 1997, the Company entered into a 96-month charter agreement for a vessel which is being constructed by a shipbuilder for the owner. The charter is noncancellable unless the owner exercises its right to cancel the shipbuilding contract due to late delivery (in excess of 180 days of the scheduled delivery time of May 1999).



     The Company has an employment agreement with a former employee, who was also a director, that contains a non-compete clause for a period of three years ending December 31, 1998 during which time the former employee will receive payments of $12,709 per month plus certain employee benefits.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


     During 1993 the Company purchased occurrence-based workers compensation insurance. The policies for the years ended August 31, 1997 and 1998 were issued under a guaranteed cost program and, accordingly, there were no deductibles. The policy for the year ended August 31, 1996 provided for a maximum deductible of $1,000,000. Management has evaluated the adequacy of the accrual for the liability for incurred but unreported workers compensation claims and has determined that the ultimate resolution of any such claims would not have a material adverse impact on the financial position of the Company.



     The Company has letters of credit in the amount of $4,150,000 at July 31,1998 that will expire upon the completion of certain events relating to specific contracts.


9. EMPLOYEE BENEFITS


     The Company maintains a 401(k) plan in which employees of the Company's majority-owned domestic subsidiaries and certain foreign subsidiaries are eligible to participate. However, employees of foreign subsidiaries who are covered under a foreign deferred compensation plan are not eligible. Employees are permitted to make contributions of up to 10% of their salary to a maximum of $9,500 per year. Generally, the Company will contribute an amount equal to one-half of the employee's contribution of up to $8,000 or 8% of the employee's salary (whichever is less); however, if consolidated pre-tax income for any fiscal year is less than the amount required to be contributed by the Company, the Company may elect to reduce its contribution, but in no event may it reduce the total contribution to less than 25% of the employee contribution. The Company may make additional contributions from its current or cumulative net profits in an amount to be determined by the Board of Directors. The Company's matching contributions to the 401(k) plan were $314,000 in 1996, $426,000 in 1997, and $679,000 in 1998.



     The Company has an employee nonqualified stock option plan under which options are granted to officers and key employees. Options generally vest over a period of time and are exercisable over a ten-year period but may not be exercised earlier than six months after the grant date. The exercise price for each option shall not be less than the lesser of (i) the fair market value of the common stock on the grant date or (ii) the average fair market value of the common stock during the 30 trading days ending on the trading day next preceding the grant date. The Company has authorized 1,158,333 shares of common stock to be issued under the plan.



     The Company also has a stock option plan for non-employee directors (the "Director Plan") under which options are granted to non-employee directors of the Company. The Director Plan provides that every other year each eligible director shall be granted options to purchase 10,000 shares of the Company's common stock. Options vest ratably over four years on the anniversary of the grant date and are exercisable over ten years. The exercise price for each option granted is fair market value, as defined. the Company has authorized 600,000 shares of common stock to be issued under the Director Plan.



     At the date of Combination (see Note 2), options to purchase VES Common Stock ("VES Option") were converted into options to purchase shares of the Company's common stock at an exchange ratio of 0.8 of an option in the Company's common stock per VES Option. All options are immediately exercisable and expire at varying times through November 2005.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

                                                    FOR THE YEAR ENDED JULY 31, 1996
                                               ------------------------------------------
                                                                              WEIGHTED
                                                              WEIGHTED      AVERAGE GRANT
                                               NUMBER OF      AVERAGE         DATE FAIR
                                                SHARES     EXERCISE PRICE       VALUE
                                               ---------   --------------   -------------
Beginning balance............................    877,263       $10.98
Options granted..............................    400,160       $ 6.25          $ 6.25
Options exercised............................   (388,171)      $12.35
Options forfeited............................    (51,412)      $ 7.49
                                               ---------
Ending balance...............................    837,840       $ 8.30
                                               =========
Options exercisable..........................    667,340       $ 9.08
                                               =========

                                                    FOR THE YEAR ENDED JULY 31, 1997
                                               ------------------------------------------
                                                                              WEIGHTED
                                                              WEIGHTED      AVERAGE GRANT
                                               NUMBER OF      AVERAGE         DATE FAIR
                                                SHARES     EXERCISE PRICE       VALUE
                                               ---------   --------------   -------------
Beginning balance............................    837,840       $ 8.30
Options granted..............................    837,241       $19.38          $19.38
Options exercised............................   (360,385)      $ 8.82
Options forfeited............................    (38,332)      $16.30
                                               ---------
Ending balance...............................  1,276,364       $15.18
                                               =========
Options exercisable..........................    467,536       $ 7.93
                                               =========

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

                                                           FOR THE YEAR ENDED JULY 31, 1998
                                              ----------------------------------------------------------
                                                                             WEIGHTED        WEIGHTED
                                                             WEIGHTED      AVERAGE GRANT      AVERAGE
                                              NUMBER OF      AVERAGE         DATE FAIR      CONTRACTUAL
                                               SHARES     EXERCISE PRICE       VALUE       LIFE IN YEARS
                                              ---------   --------------   -------------   -------------
Beginning balance...........................  1,276,364       $15.18
Options granted.............................    133,426       $30.95
Options exercised...........................   (326,733)      $11.94
Options forfeited...........................    (60,518)      $19.78
                                              ---------
Ending balance..............................  1,022,539       $18.00
                                              =========
Options exercisable.........................    366,482       $12.38
                                              =========
Options granted by range of exercise price:
  Exercise price less than market price.....      5,954       $38.30          $39.56
  Exercise price equal to market price......    125,444       $30.32          $30.32
  Exercise price more than market price.....      2,028       $48.31          $47.57
                                              ---------
  Options granted...........................    133,426
                                              =========
Ending balance by range of exercise price:
  $ 5.25 - $ 7.28...........................    196,201       $ 6.45                            6.5
  $13.50 - $20.25...........................    735,618       $18.93                            8.6
  $20.38 - $28.75...........................     33,205       $25.55                            9.0
  $36.06 - $52.81...........................     57,154       $41.17                            9.3
  $55.13 - $56.50...........................        361       $55.95                            9.8
                                              ---------
  Ending balance............................  1,022,539
                                              =========
Options exercisable by range of exercise
  price:
  $ 5.25 - $ 7.28...........................    196,201       $ 6.45
  $13.50 - $20.25...........................    151,436       $17.14
  $20.38 - $28.75...........................      6,280       $25.90
  $36.06 - $52.81...........................     12,475       $40.89
  $55.13 - $56.50...........................         90       $55.95
                                              ---------
  Options exercisable.......................    366,482
                                              =========

     The weighted average fair values of options granted are determined using the Black-Scholes option valuation method assuming no expected dividends. Other assumptions used are as follows:

                                                        FOR THE YEARS ENDED JULY 31,
                                                    ------------------------------------
                                                       1996         1997         1998
                                                    ----------   ----------   ----------
Risk-free interest rate...........................  5.9%         6.6%         6.1%
Expected volatility...............................  48.8%        50.2%        49.6%
Expected life.....................................  8.7 years    10.0 years   10.0 years


     In conjunction with certain employment agreements, the Company issued 10,000 and 13,025 shares of restricted stock with weighted average grant date fair values of $20.25 and $33.66 per share, respectively, during the years ended July 31, 1997 and 1998, respectively, to certain individuals in exchange for services rendered over a three-year period.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


     On November 1, 1997, the Company initiated a compensatory employee stock purchase plan for up to 500,000 shares of common stock. Participation is voluntary and substantially all full-time employees meeting limited eligibility requirements may participate. Contributions are made through payroll deductions and may not be less than 1% or more than 15% of the participant's base pay as defined. The participant's option to purchase common stock is deemed to be granted on the first day and exercised on the last day of the fiscal quarter at a price which is the lower of 85% of the market price on the first or last day of the fiscal quarter. During the year ended July 31, 1998, 52,731 shares of common stock were issued with a weighted average grant date fair value of $35.37 per share.



     On June 9, 1998, the Company initiated a restricted stock plan for up to 50,000 shares. The eligibility of an employee and the terms and amount of the grant are determined by the Board of Directors' Compensation Committee. During the year ended July 31, 1998, 4,400 shares of restricted stock were issued at a weighted average grant date fair value of $43.09 per share which will vest over a three-year period.


     No compensation expense relating to the stock-based compensation plans described above was recognized for the year ended July 31, 1996. Compensation expense was $23,000 and $506,000 for the years ended July 31, 1997 and 1998, respectively. The effect on net income and earnings per share that would have been recorded using the fair value based method is as follows:

                                                           FOR THE YEARS ENDED JULY 31,
                                                           -----------------------------
                                                            1996       1997       1998
                                                           -------   --------   --------
                                                             (IN THOUSANDS OF DOLLARS,
                                                             EXCEPT PER SHARE AMOUNTS)
Net income reported......................................  $1,281    $25,125    $66,958
                                                           ======    =======    =======
Pro forma net income.....................................  $  692    $24,138    $64,498
                                                           ======    =======    =======
Earnings per common share reported.......................  $  .07    $  1.33    $  2.96
                                                           ======    =======    =======
Pro forma earnings per common share......................  $  .04    $  1.28    $  2.85
                                                           ======    =======    =======
Earnings per common share -- assuming dilution
  reported...............................................  $  .07    $  1.30    $  2.87
                                                           ======    =======    =======
Proforma earnings per common share -- assuming
  dilution...............................................  $  .04    $  1.25    $  2.77
                                                           ======    =======    =======

     The effect on net income and earnings per share may not be representative of the effects on future net income and earnings per share because some options vest over several years and additional awards may be granted.


     The Company maintains a contributory defined benefit pension plan (the "Pension Plan") for eligible participating employees in the United Kingdom offices. Monthly contributions by employees are equal to 4% of their salaries with the Company providing an additional contribution in an actuarially determined amount necessary to fund future benefits to be provided under the Pension Plan. Benefits provided are based upon 1/60 of the employee's final pensionable salary (as defined) for each complete year of service up to 2/3 of the employee's final pensionable salary and increase annually at 5%. The Pension Plan also provides for 50% of such actual or expected benefits to be paid to a surviving spouse upon the death of a participant. Pension Plan

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

assets consist mainly of investments in marketable securities which are held and managed by an independent trustee. The net periodic pension costs are as follows:

                                                           FOR THE YEARS ENDED JULY 31,
                                                           ----------------------------
                                                            1996       1997       1998
                                                           ------     ------     ------
                                                            (IN THOUSANDS OF DOLLARS)
Service costs (benefits earned during the period).......   $ 224      $ 238      $ 457
Interest costs on projected benefit obligation..........     292        384        441
Return on assets........................................    (312)      (392)      (695)
Net amortization and deferral...........................       5          5        224
                                                           -----      -----      -----
Net periodic pension costs..............................   $ 209      $ 235      $ 427
                                                           =====      =====      =====

     The funded status of the Pension Plan is as follows:

                                                                       JULY 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
                                                              (IN THOUSANDS OF DOLLARS)
Plan assets at fair value...................................    $ 5,277        $ 6,443
Projected benefit obligation:
  Actuarial present value of accumulated vested benefit
     obligations............................................      4,726          7,400
  Effect of future salary increases.........................        753          1,492
                                                                -------        -------
          Total projected benefit obligation................      5,479          8,892
                                                                -------        -------
Projected benefit obligation in excess of plan assets.......       (202)        (2,449)
Unrecognized prior service cost.............................         49
Unrecognized net loss.......................................                     2,243
                                                                -------        -------
Pension liability...........................................    $  (153)       $  (206)
                                                                =======        =======

     The weighted average assumptions used to determine the projected benefit obligation and the expected long-term rate of return on assets are as follows:

                                                              FOR THE YEARS ENDED JULY 31,
                                                              ----------------------------
                                                               1996       1997       1998
                                                              ------     ------     ------
Discount rate..............................................    8.5%       8.0%       6.5%
Rates of increase in compensation levels...................    6.5%       6.0%       4.5%
Expected long-term rate of return on assets................    9.0%       8.5%       7.0%

10. COMMON AND PREFERRED STOCK

     The board of directors, without any action by the stockholders, may issue up to one million shares of authorized preferred stock, par value, $.01, in one or more series and determine the voting rights, preferences as to dividends and in liquidation and the conversion and other rights of such stock. There are no shares of preferred stock outstanding as of July 31, 1998.


     On May 27, 1997, the board of directors of the Company declared a distribution of one right for each outstanding share of common stock or Exchangeable Stock (see Note 2) to shareholders of record at the close of business on June 12, 1997 and designated 400,000 shares of the authorized preferred stock as a class to be distributed under a shareholder rights agreement. Upon the occurrence of certain events enumerated by the shareholder rights agreement, each right entitles the registered holder to purchase a fraction of a share of the Company's authorized preferred stock or the common stock of an acquiring company. The rights, among other

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998


things, will cause substantial dilution to a person or group that attempts to acquire the Company. The rights expire on May 15, 2007 but may be redeemed earlier.



     In July 1998, the board of directors approved a stock repurchase program under which the Company is authorized to buy up to 1,000,000 shares of its outstanding common stock in open market transactions. At July 31, 1998, the Company had repurchased 50,000 shares at $34.50 per share.


11. WARRANTS


     In conjunction with the cancellation of a previous issue of common and preferred stock and certain other liabilities, the Company authorized 454,545 warrants which may be exercised for 454,545 shares of common stock. The warrants were issued for a term of five years beginning July 5, 1991 at an exercise price of $18.00 per share. The warrants could only be exercised for cash. Warrants for 29,433 shares were exercised on July 5, 1996 and the remaining warrants expired.



     In conjunction with a previously outstanding secured term loan, the Company issued 113,333 warrants exercisable at a price of $6.00 per share. The warrants were exercised in December 1996.



     In conjunction with previously outstanding short-term related party loans, the Company issued warrants to purchase 120,000 common shares for cash at a price of $4.50 per share to the lenders. As of July 31, 1998, all warrants have been exercised.


12. WRITE-OFF/WRITE-DOWN OF ASSETS


     In connection with the Combination, management committed the Company to a plan to upgrade its seismic data processing hardware. Certain equipment was scheduled to be replaced by October 1996. During July 1996, the Company recognized impairment of $3,628,000 relating to the abandonment of the equipment to be replaced.


13. OTHER COSTS AND EXPENSES

     Other costs and expenses consist of the following:

                                                           FOR THE YEARS ENDED JULY 31,
                                                           -----------------------------
                                                            1996      1997        1998
                                                           ------    -------    --------
                                                             (IN THOUSANDS OF DOLLARS)
Net foreign currency exchange (gains) losses.............  $(156)    $   46     $ 2,333
Net loss on disposition of property and equipment........    875      1,151       1,549
Interest income..........................................   (547)      (552)     (4,220)
Other....................................................    374        (15)
                                                           -----     ------     -------
          Total..........................................  $ 546     $  630     $  (338)
                                                           =====     ======     =======

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

14. EARNINGS PER COMMON SHARE

     Earnings per common share and earnings per common share -- assuming dilution are computed as follows:

                                                           FOR THE YEARS ENDED JULY 31,
                                                          ------------------------------
                                                            1996       1997       1998
                                                          --------   --------   --------
                                                                  (IN THOUSANDS,
                                                            EXCEPT PER SHARE AMOUNTS)
Net income..............................................  $ 1,281    $25,125    $66,958
                                                          =======    =======    =======
Weighted average common shares..........................   17,882     18,898     22,594
                                                          =======    =======    =======
Earnings per common share...............................  $   .07    $  1.33    $  2.96
                                                          =======    =======    =======
Weighted average common shares -- assuming dilution:
  Weighted average common shares........................   17,882     18,898     22,594
  Shares issuable from assumed conversion of:
     Options............................................       86        432        721
     Warrants...........................................      127         34
                                                          -------    -------    -------
          Total.........................................   18,095     19,364     23,315
                                                          =======    =======    =======
Earnings per common share -- assuming dilution..........  $   .07    $  1.30    $  2.87
                                                          =======    =======    =======

     Exchangeable Stock issued in the business combination between Digicon and VES is included in both computations. (See Note 2.) Options to purchase 241,489 common shares at exercise prices ranging from $12 7/8 to $13 1/2 expiring through November 2002 and 22,810 common shares at exercise prices ranging from $42 to $56 1/2 expiring through July 2008 have been excluded from the computation assuming dilution for the years ended July 31, 1996, and 1998, respectively, because the options' exercise prices exceeded the average market price of the underlying common shares. There were no anti-dilutive options for the year ended July 31, 1997.

15. RELATED PARTY TRANSACTIONS


     The Company is party to transactions with P.T. Digicon Mega Pratama ("P.T. Digicon"), an 80% owned joint venture (see Note 3), in the normal course of business. During the years ended July 31, 1996, 1997 and 1998, the Company charged P.T. Digicon $1,207,000, $1,429,000 and $368,000, respectively, relating to allocations of corporate administrative expenses and actual expenses incurred by P.T. Digicon for salary cost, insurance and equipment charges. Advances from the Company to P.T. Digicon of $14,784,000 and $13,847,000 at July 31, 1997 and 1998, respectively, have no formal repayment terms and do not bear interest.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

16. GEOGRAPHICAL INFORMATION


     Substantially all of the Company's operations consist of geophysical services. The following tables provide relevant information for the years ended July 31, 1996, 1997 and 1998, grouped by major geographic areas. Intersegment sales between geographic areas are valued at current market prices.


                                                          FOR THE YEAR ENDED JULY 31, 1996
                                          -----------------------------------------------------------------
                                                         REVENUES
                                          --------------------------------------   OPERATING
                                          UNAFFILIATED   INTERSEGMENT               PROFIT     IDENTIFIABLE
                                           CUSTOMERS        SALES        TOTAL      (LOSS)        ASSETS
                                          ------------   ------------   --------   ---------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
Geographic areas:
  Europe................................    $ 37,394       $ 1,532      $ 38,926    $ 8,065      $ 35,463
  Asia Pacific..........................      30,558                      30,558      1,745        23,590
  Latin America.........................      36,346            92        36,438     (1,289)       29,758
  Canada................................      47,423            87        47,510      4,079        30,666
                                            --------       -------      --------    -------      --------
          Totals........................     151,721         1,711       153,432     12,600       119,477
  United States.........................      98,875*           61        98,936*     8,736        77,561
  Eliminations..........................                    (1,772)       (1,772)
                                            --------       -------      --------    -------      --------
          Totals........................     250,596                     250,596     21,336       197,038
Corporate expenses......................                                             (7,255)
Interest................................                                             (5,466)
Merger related costs....................                                             (3,666)
Other...................................                                               (546)
Income taxes............................                                             (2,009)
Investments in 50% or less-owned
  companies and joint ventures..........                                             (1,113)        1,463
Corporate assets........................                                                               91
                                            --------       -------      --------    -------      --------
          Totals........................    $250,596       $            $250,596    $ 1,281      $198,592
                                            ========       =======      ========    =======      ========

---------------

* Includes export sales of $4,774.

     There was no single client that accounted for 10% or more of total revenues during the year ended July 31, 1996. During 1996, operating profit (loss) included write-off/write-down for impairment of assets of $2,091,000 for Europe; $1,127,000 for Asia Pacific and $410,000 for the United States. Depreciation and amortization expense was $5,182,000 for Europe; $1,707,000 for Asia Pacific; $4,655,000 for Latin America; $7,689,000 for Canada and $7,688,000 for the United States. Capital expenditures were $4,088,000 for Europe; $6,795,000 for Asia Pacific; $4,734,000 for Latin America; $3,657,000 for Canada and $13,586,000 for the United States.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

                                                         FOR THE YEAR ENDED JULY 31, 1997
                                         -----------------------------------------------------------------
                                                        REVENUES
                                         --------------------------------------   OPERATING
                                         UNAFFILIATED   INTERSEGMENT               PROFIT     IDENTIFIABLE
                                          CUSTOMERS        SALES        TOTAL      (LOSS)        ASSETS
                                         ------------   ------------   --------   ---------   ------------
                                                             (IN THOUSANDS OF DOLLARS)
Geographic areas:
  Europe...............................    $ 42,798       $  9,982     $ 52,780   $ 14,756      $ 31,880
  Middle East..........................       2,403                       2,403       (603)       12,607
  Asia Pacific.........................      30,203                      30,203      2,661        30,538
  Latin America........................      51,157                      51,157      1,884        29,052
  Canada...............................      52,141          2,698       54,839      2,763        31,924
  Eliminations.........................                     (2,705)      (2,705)
                                           --------       --------     --------   --------      --------
          Totals.......................     178,702          9,975      188,677     21,461       136,001
  United States........................     184,013*           169      184,182*    28,967       166,696
  Eliminations.........................                    (10,144)     (10,144)
                                           --------       --------     --------   --------      --------
          Totals.......................     362,715                     362,715     50,428       302,697
Corporate expenses.....................                                            (11,408)
Interest...............................                                             (7,484)
Merger related costs...................                                               (597)
Other..................................                                               (630)
Income taxes...........................                                             (6,062)
Investments in 50% or less-owned
  companies and joint ventures.........                                                878         2,908
Corporate assets.......................                                                           79,484
                                           --------       --------     --------   --------      --------
          Totals.......................    $362,715       $            $362,715   $ 25,125      $385,089
                                           ========       ========     ========   ========      ========

---------------

* Includes export sales of $4,115.

     There was no single client that accounted for 10% or more of total revenues during the year ended July 31, 1997. During 1997, depreciation and amortization expense was $2,818,000 for Europe; $939,000 for Middle East; $2,996,000 for Asia Pacific; $4,550,000 for Latin America; $8,961,000 for Canada and $20,367,000 for the United States. Capital expenditures were $4,783,000 for Europe; $11,136,000 for Middle East; $6,845,000 for Asia Pacific; $4,883,000 for Latin America; $6,560,000 for Canada and $61,843,000 for the United States.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

                                                         FOR THE YEAR ENDED JULY 31, 1998
                                         -----------------------------------------------------------------
                                                        REVENUES
                                         --------------------------------------   OPERATING
                                         UNAFFILIATED   INTERSEGMENT               PROFIT     IDENTIFIABLE
                                          CUSTOMERS        SALES        TOTAL      (LOSS)        ASSETS
                                         ------------   ------------   --------   ---------   ------------
                                                             (IN THOUSANDS OF DOLLARS)
Geographic areas:
  Europe...............................    $ 51,089       $ 6,819      $ 57,908   $ 18,945      $ 56,699
  Middle East..........................      13,632                      13,632     (3,762)       12,243
  Asia Pacific.........................      42,462                      42,462      7,746        39,328
  Latin America........................      93,494                      93,494      6,302        45,068
  Canada...............................      47,059           112        47,171      1,616        23,581
  Eliminations.........................                       (70)          (70)
                                           --------       -------      --------   --------      --------
          Totals.......................     247,736         6,861       254,597     30,847       176,919
  United States........................     281,223*            4       281,227*    95,095       239,317
  Eliminations.........................                    (6,865)       (6,865)
                                           --------       -------      --------   --------      --------
          Totals.......................     528,959                     528,959    125,942       416,236
Corporate expenses.....................                                            (18,758)
Interest...............................                                             (7,318)
Other..................................                                                338
Income taxes...........................                                            (34,218)
Investments in 50% or less-owned
  companies and joint ventures.........                                                972         2,943
  Corporate assets.....................                                                           59,311
                                           --------       -------      --------   --------      --------
          Totals.......................    $528,959       $            $528,959   $ 66,958      $478,490
                                           ========       =======      ========   ========      ========

---------------

* Includes export sales of $458.

     There was no single client that accounted for 10% or more of total revenues during the year ended July 31, 1998. During 1998, depreciation and amortization expense was $4,062,000 for Europe; $4,415,000 for Middle East; $5,064,000 for Asia Pacific; $5,478,000 for Latin America; $8,541,000 for Canada and $28,561,000 for the United States. Capital expenditures were $34,942,000 for Europe; $3,122,000 for Middle East; $15,071,000 for Asia Pacific; $7,057,000 for Latin America; $5,494,000 for Canada and $33,863,000 for the United States.

                       VERITAS DGC INC. AND SUBSIDIARIES

                FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998

17. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

                                                            FOR THE YEAR ENDED JULY 31, 1997
                                                  -----------------------------------------------------
                                                  1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                  -----------   -----------   -----------   -----------
                                                   (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues........................................    $76,405       $90,691       $86,843      $108,776
Gross profit....................................     18,085        22,709        23,499        26,766
Merger related costs............................        597
Net income......................................      5,168         6,507         6,086         7,364
Earnings per common share*......................        .28           .35           .32           .37
Earnings per common share -- assuming
  dilution*.....................................        .27           .34           .32           .37

                                                            FOR THE YEAR ENDED JULY 31, 1998
                                                  -----------------------------------------------------
                                                  1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                  -----------   -----------   -----------   -----------
                                                   (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues........................................   $142,186      $123,569      $122,810      $140,394
Gross profit....................................     48,933        42,765        47,429        42,936
Net income......................................     21,319        17,677        16,062        11,900
Earnings per common share*......................        .95           .79           .71           .52
Earnings per common share -- assuming
  dilution*.....................................        .94           .76           .69           .51

---------------

* Quarterly per share amounts may not total to annual per share amounts because weighted average common shares for the quarter may vary from weighted average common shares for the year.

  You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information.

  We are not offering the Exchange Notes in any state where the offer is not permitted.

  We do not claim the accuracy of the information in this Prospectus as of any date other than the date stated on the cover.

                               TABLE OF CONTENTS
             ------------------------------------------------------


Prospectus Summary......................     2
Where You Can Find More Information.....     9
Forward-Looking Statements..............     9
Risk Factors............................    11
Use of Proceeds.........................    17
Capitalization..........................    18
Selected Consolidated Financial Data....    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    21
Business................................    25
Management..............................    33
The Exchange Offer......................    35
Description of Notes....................    43
Description of Certain Indebtedness.....    71
Certain U.S. Federal Income Tax
  Considerations........................    72
Plan of Distribution....................    72
Legal Matters...........................    73
Experts.................................    74
Incorporation of Certain Documents by
  Reference.............................    74
Index to Consolidated Financial
  Statements............................   F-1



EXCHANGE OFFER                                               December     , 1998

PROSPECTUS

                                 [VERITAS LOGO]

                                VERITAS DGC INC.

                               Offer to Exchange
                         9 3/4% Senior Notes due 2003,
                                    Series C
                           that have been Registered
                        Under the Securities Act of 1933
                                    for its
                         9 3/4% Senior Notes due 2003,
                                    Series B

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against reasonable expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for reasonable expenses (including attorney's fees), actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorney's fees).

     The statute permits indemnification if the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination of whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the Board of Directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.


     The Certificate of Incorporation and Bylaws of Veritas DGC require Veritas DGC to indemnify its directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements its has entered into with its directors and executive officers. Veritas DGC's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.



     Veritas DGC has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.


ITEM 21. EXHIBITS

     The following is a list of all of the exhibits filed as part of the Registration Statement:

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           4.1           -- Purchase Agreement, dated October 23, 1998, between
                            Veritas DGC Inc. and Warburg Dillon Read LLC.
                            (Incorporated by reference to Exhibit 4.1 to Veritas DGC,
                            Inc.'s Current Report on Form 8-K dated November 12,
                            1998).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           4.2           -- Registration Rights Agreement, dated as of October 28,
                            1998, between Veritas DGC, Inc. and Warburg Dillon Read
                            LLC. (Incorporated by reference to Exhibit 4.2 to Veritas
                            DGC, Inc.'s Current Report on Form 8-K dated November 12,
                            1998).
           4.3           -- Indenture, dated as of October 28, 1998, between Veritas
                            DGC, Inc. and State Street Bank and Trust Company.
                            (Incorporated by reference to Exhibit 4.3 to Veritas DGC,
                            Inc.'s Current Report on Form 8-K dated November 12,
                            1998).
           5.1*          -- Opinion of Porter & Hedges, L.L.P., with respect to the legality of the securities filed herewith.
          12.1*          -- Statement recomputation of ratio of earnings to fixed
                            charges.
          23.1*          -- Consent of PricewaterhouseCoopers LLP.
          23.2*          -- Consent of PricewaterhouseCoopers, Chartered Accountants.
          23.3*          -- Consent of Deloitte & Touche LLP.
          23.4*          -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                            5.1 Opinion).
          24.1*          -- Power of Attorney (included on signature page).
          25.1*          -- Statement of Eligibility of Trustee.
          99.1*          -- Form of Letter of Transmittal.
          99.2*          -- Form of Notice of Guaranteed Delivery.

---------------


* Previously filed


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 9, 1998.


                                            VERITAS DGC INC.

                                            By:     /s/ DAVID B. ROBSON
                                              ----------------------------------
                                                       David B. Robson
                                                    Chairman of the Board,
                                                 Chief Executive Officer and
                                                            Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 9th day of December, 1998.


                      SIGNATURE                                             TITLE
                      ---------                                             -----

                 /s/ DAVID B. ROBSON                    Chairman of the Board, Chief Executive
-----------------------------------------------------     Officer and Director
                   David B. Robson

                /s/ STEPHEN J. LUDLOW                   President, Chief Operating Officer and
-----------------------------------------------------     Director
                  Stephen J. Ludlow

              /s/ LAWRENCE C. FICHTNER                  Executive Vice President, Corporate
-----------------------------------------------------     Communications and Director
                Lawrence C. Fichtner

                 /s/ ANTHONY TRIPODO                    Executive Vice President, Chief Financial
-----------------------------------------------------     Officer and Treasurer (principal financial
                   Anthony Tripodo                        and accounting officer)

               /s/ CLAYTON P. CORMIER                   Director
-----------------------------------------------------
                 Clayton P. Cormier

                 /s/ RALPH M. EESON                     Director
-----------------------------------------------------
                   Ralph M. Eeson

                 /s/ JAMES R. GIBBS                     Director
-----------------------------------------------------
                   James R. Gibbs

                /s/ STEVEN J. GILBERT                   Director
-----------------------------------------------------
                  Steven J. Gilbert

                /s/ BRIAN F. MACNEILL                   Director
-----------------------------------------------------
                  Brian F. MacNeill

               /s/ DOUGLAS B. THOMPSON                  Director
-----------------------------------------------------
                 Douglas B. Thompson

                 /s/ JACK C. THREET                     Director
-----------------------------------------------------
                   Jack C. Threet

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.1            -- Purchase Agreement, dated October 23, 1998, between
                            Veritas DGC Inc. and Warburg Dillon Read LLC.
                            (Incorporated by reference to Exhibit 4.1 to Veritas DGC,
                            Inc.'s Current Report on Form 8-K dated November 12,
                            1998).
          4.2            -- registration rights agreement, dated as of October 28,
                            1998, between Veritas DGC, Inc. and Warburg Dillon Read
                            LLC. (Incorporated by reference to Exhibit 4.2 to Veritas
                            DGC, Inc.'s Current Report on Form 8-K dated November 12,
                            1998).
          4.3            -- Indenture, dated as of October 28, 1998, between Veritas
                            DGC, Inc. and State Street Bank and Trust Company.
                            (Incorporated by reference to Exhibit 4.3 to Veritas DGC,
                            Inc.'s Current Report on Form 8-K dated November 12,
                            1998).
          5.1*           -- Opinion of Porter & Hedges, L.L.P., with respect to the legality of the securities filed herewith.
         12.1*           -- Statement recomputation of ratio of earnings to fixed
                            charges.
         23.1*           -- Consent of PricewaterhouseCoopers LLP.
         23.2*           -- Consent of PricewaterhouseCoopers, Chartered Accountants.
         23.3*           -- Consent of Deloitte & Touche LLP.
         23.4*           -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                            5.1 Opinion).
         24.1*           -- Power of Attorney (included on signature page).
         25.1*           -- Statement of Eligibility of Trustee.
         99.1*           -- Form of Letter of Transmittal.
         99.2*           -- Form of Notice of Guaranteed Delivery.


---------------


* Previously filed